As filed with the Securities and Exchange Commission on January 17, 2007.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CENTERSTATE BANKS OF FLORIDA, INC.

(Name of Registrant as specified in its charter)

Florida	6712	59-3606741
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification Number)

1101 First Street South, Suite 202, Winter Haven, Florida 33880 (863) 293-2600

(Address and telephone number of principal executive offices)

Ernest S. Pinner

Chairman, President and Chief Executive Officer

CenterState Banks of Florida, Inc.

1101 First Street South, Suite 202, Winter Haven, Florida 33880 (863) 293-2600

(Name, address and telephone number of agent for service)

Copy to:

John P. Greeley, Esquire Smith Mackinnon, PA 255 South Orange Avenue, Suite 800 Orlando, Florida 32801 Phone: (407) 843-7300; Facsimile (407) 843-2448	Thomas C. Blank, Esquire Shumaker, Loop & Kendrick, LLP 1000 Jackson Street Toledo, Ohio 43604-5573 Phone: (419) 321-1394; Facsimile (419) 241-6894

Approximate date of commencement of the proposed sale of the securities to the public:    As soon as practicable after this Registration Statement has become effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock $.01 par value	1,333,741 shares	(1)	Not applicable	$4,321,192	$463.00

(1)	The maximum number of full shares issuable upon consummation of the transaction described herein.
(2)	Computed in accordance with Rule 457(f)(2) solely for the purpose of calculating the registration fee by subtracting $11,438,618 (the amount of cash to be paid by the Registrant) from $15,759,810 (the book value as of December 31, 2006 of the 362,923 shares of Valrico Bancorp, Inc. common stock to be acquired).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities or consummate the exchange offer until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or exchange these securities and it is not soliciting an offer to acquire or exchange these securities in any jurisdiction where the offer, sale or exchange is not permitted.

Subject to completion, dated January 17, 2007

VALRICO BANCORP, INC.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Shareholders of Valrico Bancorp, Inc.:

Valrico Bancorp, Inc.’s board of directors has unanimously approved a merger transaction in which Valrico Bancorp will be acquired by CenterState Banks of Florida, Inc. Valrico Bancorp’s board believes this transaction provides Valrico Bancorp with growth and strategic opportunities that would not have been available to Valrico Bancorp on a stand-alone basis. In addition, it provides Valrico Bancorp shareholders with the opportunity to participate as a shareholder in a rapidly growing banking organization. In this proxy statement/prospectus, CenterState Banks of Florida, Inc. is referred to as CenterState Holding Company, and Valrico Bancorp, Inc. is referred to as Valrico Bancorp.

If the merger is completed, for each share of Valrico Bancorp common stock that you own before the merger, you will receive in exchange either (i) 5.25 shares of common stock in CenterState Holding Company, (ii) $105.06 in cash, or (iii) a combination of (i) and (ii). A total of not less than 1,238,475 and not more than 1,333,741 shares of CenterState Holding Company common stock will be issued in the merger. You have the opportunity to elect the number of shares of Valrico Bancorp common stock that are exchanged for cash instead of CenterState Holding Company common stock. However, as a result of the limitation on the number of shares of CenterState Holding Company common stock that will be issued in the merger, the amount of cash you ultimately receive in the merger could be more or less than the amount you elect. Shares of CenterState Holding Company common stock are quoted on the NASDAQ Stock Market under the symbol “CSFL.” Enclosed is an election form that you should complete and return to Valrico Bancorp on or before                     , 2007, on which you can make your stock and cash election.

In order to complete this merger, Valrico Bancorp needs the approval of its shareholders. This document is being furnished to you in connection with the solicitation of proxies by Valrico Bancorp’s board of directors for use at its special meeting of shareholders. Enclosed with this document is a proxy card for completion.

The special meeting of Valrico Bancorp’s shareholders will be held at                     , at         a.m. on                     , 2007. At the special meeting, you will be asked to consider and vote upon the merger agreement.

The board of directors of Valrico Bancorp believe that the merger is in the best interests of its shareholders and encourages them to vote “FOR” approval of the merger agreement. Valrico Bancorp has received from its own financial advisor an opinion to its board of directors that the consideration to be received by the shareholders of Valrico Bancorp under the merger agreement is fair from a financial point of view.

In particular, please see the section titled “Risk Factors” beginning on Page 14.

This proxy statement/prospectus provides you with detailed information about the merger. You can also get information about CenterState Holding Company from documents it has filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

Sincerely,

Jerry L. Ball
President and Chief Executive Officer
Valrico Bancorp, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. These securities are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of any other parties, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

The date of this proxy statement/prospectus is                     , 2007, and it is being mailed or otherwise delivered to shareholders on or about that date.

VALRICO BANCORP, INC.

1815 S.R. 60 East

Valrico, Florida 33594

(813) 689-1231

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                     , 2007

NOTICE IS HEREBY GIVEN that the Special Meeting of Shareholders of Valrico Bancorp, Inc. (“Company”) will be held at the main office of the Company on                     ,                     , 2007, at         p.m. local time, for the following purposes:

1. Approve Agreement and Plan of Merger. To consider and vote upon a proposal to approve the Agreement and Plan of Merger (“Agreement”) by and between the Company and CenterState Banks of Florida, Inc. These transactions include the issuance of CenterState Bank Holding Company common stock and/or the payment of cash consideration to Company shareholders. You will find a copy of the Merger Agreement in Appendix A to this document.

2. Other business. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on                     , 2007 are entitled to notice of, and to vote at, the Special Meeting.

A holder of Company common stock who complies with the provisions of Florida law relating to appraisal rights applicable to the Merger is entitled to assert appraisal rights under the Florida appraisal rights law, a copy of which is attached as Appendix C to this document.

Your attention is directed to the attached Proxy Statement.

Please mark, sign, date and return your enclosed proxy promptly, whether or not you plan to attend the special meeting. Also, please mark, sign, date and return the enclosed election form promptly, whether or not you plan to attend the special meeting.

Your Board of Directors of the Company unanimously recommends that you vote FOR approval of the Agreement.

By Order of the Board of Directors

Valrico, Florida	Jerry L. Ball
, 2007	President and Chief Executive Officer

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED FORM OF PROXY AND ELECTION FORM AND RETURN THEM IN THE ENCLOSED RETURN ENVELOPE IN ORDER TO INSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING. THE AFFIRMATIVE VOTE OF HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF BANK COMMON STOCK IS REQUIRED FOR APPROVAL OF THE AGREEMENT.

i

We have not been authorized to give any information or make any representation about the merger or Valrico Bancorp or CenterState Holding Company that differs from, or adds to, the information in this proxy statement/prospectus or in documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about CenterState Holding Company that is not included or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents relating to CenterState Holding Company that are incorporated by reference in this document through the Securities and Exchange Commission website at “http://www.sec.gov” or by requesting that in writing or by telephone from: CenterState Holding Company, 1101 First Street South, Suite 202, Winter Haven, FL 33880, (863) 293-2600. If you would like to request documents, you must do so by                     , 2007 [5 business days] to receive them before Valrico Bancorp, Inc.’s special shareholders’ meeting. Instructions regarding how to obtain this information are contained on pages 70 to 72 under the caption “WHERE YOU CAN FIND MORE INFORMATION.”

ii

QUESTIONS AND ANSWERS ABOUT THE CENTERSTATE HOLDING

COMPANY/VALRICO BANCORP MERGER

Q:	What am I being asked to vote on?

A:	You are being asked to vote to approve and adopt the merger agreement entered into between CenterState Holding Company and Valrico Bancorp and the merger contemplated by the merger agreement. Valrico Bancorp will be merged into CenterState Holding Company. After the merger is completed, Valrico State Bank will operate as a wholly owned subsidiary of CenterState Holding Company.

Q:	What will I receive in the merger ?

A:	If the merger is completed, for each share of Valrico Bancorp common stock that you own before the merger, you will receive in exchange either in (i) 5.25 shares of common stock in CenterState Holding Company, (ii) $105.06 in cash, or (iii) a combination of (i) and (ii). You have the opportunity to elect the number of shares of Valrico Bancorp common stock that are exchanged for cash instead of CenterState Holding Company common stock. However, as a result of the limitation on the number of shares that CenterState Holding Company common stock that will be issued in the merger, the amount of cash you ultimately receive in the merger could be more or less than the amount you elect.

In this proxy statement/prospectus, we refer to the number of shares of CenterState Holding Company common stock that are issuable for each share of Valrico Bancorp common stock as the “Exchange Ratio.”

Q:	Is there a limitation on the amount of stock that CenterState Holding Company will issue in the Merger?

A:	The total number of shares of Valrico Bancorp common stock to be converted into CenterState Holding Company common stock must not be less than 235,900 shares, nor more than 254,046 shares. Based upon the exchange ratio of 5.25 shares of CenterState Holding Company common stock for each share of Valrico Bancorp common stock, this means that the aggregate amount of stock that CenterState Holding Company is obligated to issue in the merger is at least 1,238,475 shares and no more than 1,333,741 shares of CenterState Holding Company common stock.

Q:	What if the number of Valrico Bancorp shares electing to receive CenterState Holding Company common stock exceeds the maximum number of shares that CenterState Holding Company can issue in the merger?

A:	If the number of Valrico Bancorp shares electing to received CenterState Holding Company common stock exceeds 254,046 shares, then 100% of the shares held by a Valrico Bancorp shareholder who did not submit a timely election form would be converted into the right to receive cash at $105.06 per share. In addition, the number of shares of Valrico Bancorp common stock that would otherwise have been converted into CenterState Holding Company common stock will be reduced on a pro rata basis as needed, and shareholders who elected to receive shares of CenterState Holding Company common stock would receive some amount of cash in lieu of a portion of the shares elected. These allocation procedures are described in great detail beginning on page 25.

Q:	What if the number of Valrico Bancorp shares electing to receive CenterState Holding Company common stock is less than the minimum number of shares that CenterState Holding Company will issue in the merger?

A:

If the number of Valrico Bancorp shares electing to receive shares of CenterState Holding Company common stock is less than 235,900 shares, then the shares of Valrico Bancorp common stock held by a shareholder who did not submit a timely election form or, if less than all, such number of shares held by such holders as is necessary to increase the aggregate number of shares of Valrico common stock requesting CenterState Holding Company common stock to 235,900 shares, allocated on a pro rata basis, will be converted into shares of CenterState Holding Company common stock. In addition, to the extent that the aggregate number of shares of Valrico Bancorp common stock that are to be allocated shares of CenterState Holding Company common stock is still less than 235,900, then the number of shares held by other Valrico Bancorp shareholders which would otherwise be converted to cash will be reduced on a pro rata basis as needed, and these shareholders who elected cash would receive some amount of shares of CenterState Holding Company common stock in lieu of a portion of the cash elected.

Q:	What will happen to Valrico State Bank following the merger?

A:	Immediately following the merger, Valrico State Bank will become a wholly-owned subsidiary of CenterState Holding Company and will continue operating under the name Valrico State Bank.

Q:	Does the Valrico Bancorp Board support the merger ?

A:	Yes. The Valrico Bancorp Board of Directors has unanimously determined that the merger is fair to, and in the best interest of, its shareholders and recommends that shareholders vote for approval and adoption of the merger agreement. The directors and executive officers of Valrico Bancorp have indicated that they intend to vote for the approval of the merger agreement.

Q:	When and where is the special meeting of shareholders?

A:	The Valrico Bancorp special meeting will take place on , 2007, at a.m., local time, at .

Q:	Who can vote at the special meeting of shareholders?

A:	You can vote at the special meetings if you own shares of Valrico Bancorp common stock at the close of business on , 2007. As of the close of business on that date, approximately 362,923 shares of Valrico Bancorp common stock were outstanding.

Q:	What vote is required to approve and adopt the merger agreement?

A:	Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Valrico Bancorp common stock outstanding on the record date. Shareholders will have one vote for each share of Valrico Bancorp common stock owned by them.

Q:	What do I need to do now?

A:	Just indicate on your proxy card how you want to vote. Sign and return the proxy card in the enclosed prepaid return envelope marked “Proxy” as soon as possible, so that your shares may be represented and voted at the special meeting to be held on , 2007.

Also complete the enclosed election form indicating your election for cash and/or shares of CenterState Holding Company common stock that we describe on pages 25 and 26 of this document. Sign and return the election form along with your proxy card in the enclosed prepaid return envelope. Please note, however, that you may not be able to exchange all of your shares for stock and/or cash even if you make a proper election, because the total amount of stock CenterState Holding Company is obligated to issue in the merger is set at the range of amounts discussed previously.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions provided by your broker.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:

Yes. There are three ways in which you may revoke your proxy and change your vote. First, you may send a written notice to the Secretary of Valrico Bancorp, stating that you would like to revoke your proxy.

Second, you may complete and submit a new proxy card. Third, you may attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy.

Q:	Should I send in my Valrico Bancorp stock certificates now?

A:	No. After the merger is completed, CenterState Holding Company will send you written instructions explaining how you should exchange your Valrico Bancorp stock certificates.

Q:	When do you expect the merger to be completed?

A:	We expect the merger to be completed during the second quarter of 2007. We are working towards completing the merger as quickly as possible. To do so, the shareholders of Valrico Bancorp must approve the merger agreement and we must obtain the banking and other regulatory approvals that are necessary to complete the merger.

Q:	Can I exercise dissenters rights in connection with the merger ?

A:	Valrico Bancorp shareholders are entitled to dissenter’s rights in connection with the merger. To exercise your dissenter’s rights, you must comply with the procedures described on page 48 of this proxy statement/prospectus.

Q:	Whom should I call with questions or to obtain additional copies of this proxy statement/prospectus?

A:	Valrico Bancorp shareholders should contact Jerry L. Ball, at Valrico Bancorp, 1815 East State Road 60, Valrico, Florida 33594, telephone (813) 689-1231.

SUMMARY

This brief summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire proxy statement/prospectus and the other documents to which we refer to understand fully the merger. See “Where You Can Find More Information” on page 70 on how to obtain copies of those documents. In addition, the merger agreement is attached as Appendix A to this proxy statement/prospectus. Valrico Bancorp and CenterState Holding Company encourage you to read the merger agreement because it is the legal document that governs the merger.

Information regarding CenterState Holding Company and Valrico Bancorp

CenterState Banks of Florida, Inc.

1101 First Street South, Suite 202

Winter Haven, FL 33880

(863) 293-2600

CenterState Holding Company is a Florida based bank holding company which commenced operations on June 30, 2000. CenterState Holding Company currently conducts its activities through four subsidiary banks: CenterState Bank Central Florida, N.A., a national banking association; CenterState Bank Mid Florida, a Florida banking corporation; CenterState Bank West Florida, N.A., a national banking association; and CenterState Bank of Florida, N.A., a national banking association. As of September 30, 2006, CenterState Holding Company had total consolidated assets of about $1.025 billion, total consolidated deposits of about $846 million, total consolidated loans of about $638 million and total consolidated shareholders’ equity of about $115 million. For additional information regarding CenterState Holding Company, see “Certain Information Concerning CenterState Holding Company” and “Where You Can Find More Information.”

Valrico Bancorp, Inc.

Valrico Bancorp, Inc.

1815 East State Road 60

Valrico, Florida 33594

(813) 689-1231

Valrico Bancorp is a Florida based bank holding company, which owns all of the outstanding shares of Valrico State Bank. Valrico State Bank’s principal office is located in Valrico, Florida and it operates three branch offices in Hillsborough County, Florida. Valrico State Bank also anticipates opening an additional banking office in the first quarter of 2007. At September 30, 2006, Valrico Bancorp had total consolidated assets of about $152 million, total consolidated deposits of about $125 million, total consolidated loans of about $119 million, and total consolidated shareholders’ equity of about $15.5 million. For additional information regarding Valrico Bancorp, see “Business of Valrico Bancorp.”

CenterState Holding Company will own Valrico Bancorp (see page 24)

Valrico Bancorp will be acquired by CenterState Holding Company. Valrico State Bank thus will become a wholly-owned subsidiary of CenterState Holding Company.

Valrico Bank Management will continue following the merger (see page 39).

Following the merger, the directors and officers of Valrico State Bank in office before the merger will continue to serve as the directors and officers of Valrico State Bank after the merger.

What will I receive for Valrico Bancorp common stock?

When the merger is complete, each share of Valrico Bancorp common Stock will be converted into either (1) 5.25 shares of CenterState Holding Company, (2) $105.06 in cash, or (3) a combination of (1) and (2). The total number of shares of Valrico Bancorp common stock to be converted into CenterState Holding Company common stock must not be less than 235,900 shares and no more than 254,046 shares. If the number of Valrico Bancorp common stock shares exceed or are less than these limitations, then the amount of cash and/or shares of CenterState Holding Company common stock that will be received by holders of Valrico Bancorp common stock may be reduced or increased, as the case may be. These allocation procedures are described in detail beginning on page 25 of this proxy statement/prospectus.

Share information and market prices of CenterState Holding Company common stock

CenterState Holding Company common stock is traded on the NASDAQ National Market System. For additional information regarding the market prices of CenterState Holding Company common stock, see pages 50 and 51.

Generally, with the exception of cash received, the merger will be a tax-free transaction for Valrico Bancorp shareholders (see pages 37 to 39)

CenterState Holding Company expects that you will not recognize any gain or loss in the merger for United States federal income tax purposes, except in connection with $105.06 per share cash amount that you receive and also the cash that you receive instead of a fractional share of CenterState Holding Company common stock or as a result of the exercise of dissenters’ rights. Your holding period for the CenterState Holding Company common stock received in the merger, which determines how any gain or loss should be treated for federal income tax purposes upon future sales of CenterState Holding Company common stock, generally will include your holding period for the Valrico Bancorp common stock exchanged in the merger.

This tax treatment may not apply to certain Valrico Bancorp shareholders, including shareholders who are non-U.S. persons or dealers in securities. Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on variables not within CenterState Holding Company’s control. You should consult your own tax advisor for a full understanding of the merger’s tax consequences for you.

The Valrico Bancorp board unanimously recommends that its shareholders approve the merger agreement (see pages 29 and 30)

The Valrico Bancorp board believes that the merger is in its shareholders’ best interests and has unanimously approved the merger agreement. The board of directors recommends that its shareholders vote “FOR” approval of the merger agreement. The directors and executive officers of Valrico Bancorp have indicated that they intend to vote for the approval of the merger agreement.

Valrico Bancorp’s financial advisor says the consideration to be received by Valrico Bancorp shareholders under the merger agreement, is fair to its shareholders from a financial perspective (see pages 30 to 36)

Austin Associates, LLC, the financial advisor to Valrico Bancorp in connection with the merger, has delivered an opinion to the Valrico Bancorp board that the consideration to be received by Valrico Bancorp shareholders under the merger agreement is fair from a financial perspective. A copy of Austin Associates, LLC’s opinion is attached to this proxy statement/prospectus as Appendix B. You should read the opinion in full to understand the assumptions made, matters considered and the limitations of the review undertaken by financial advisors in providing this opinion.

Austin Associates, LLC will receive fees of approximately $400,000, plus reimbursement of its expenses, for its services as financial advisor to Valrico Bancorp in connection with the merger.

Special meeting to be held on                     , 2007 (see pages 22 and 23)

The special meeting of Valrico Bancorp shareholders will be held at         a.m. on                     , 2007. The special meeting will be held at                     . At the special meeting, you will be asked to consider and vote on the merger agreement which provides for the acquisition of Valrico Bancorp by CenterState Holding Company.

Record date set at                     , 2007; Majority vote of outstanding shares is required to approve merger (see pages 22 and 23)

You can vote at the special meeting if you owned Valrico Bancorp common stock at the close of business on                     , 2007. As of that date, there were 362,923 shares of Valrico Bancorp common stock outstanding and entitled to be voted at the Valrico Bancorp special meeting. The affirmative vote of the holders of a majority of the votes entitled to be cast on the merger agreement is required for approval of the Valrico Bancorp shareholders. The directors and executive officers of Valrico Bancorp beneficially owned, as of the record date, and are entitled to vote approximately 163,722 of the outstanding shares of Valrico Bancorp common stock, which represents approximately 45% of the outstanding shares of Valrico Bancorp common stock. The Valrico Bancorp directors and executive officers have agreed that they will vote their shares for approval of the merger agreement.

CenterState Holding Company will pay cash for Valrico Bancorp’s stock options (see page 27)

At the effective time of the merger, the 4,703 outstanding Valrico Bancorp stock options will be terminated in exchange for a cash payment equal to $79.06 per share (representing the $105.06 per share purchase price in the merger less the exercise price of $26.00 per share). The aggregate amount that will be paid for the options is $371,819.18.

Appraisal rights (see page 48 to 50)

As a Valrico Bancorp shareholder, you are entitled to assert appraisal rights in the merger and receive cash in respect of the fair value of your shares of Valrico Bancorp common stock. To do this, you must follow the procedures required by Florida law, including filing a notice with Valrico Bancorp prior to the vote on the merger and not voting in favor of the merger. The procedures to be followed by shareholders with respect to their appraisal rights are summarized under “Approval of the Merger—Appraisal Rights.” A copy of Florida’s statutory provisions regarding appraisal rights is set forth in Appendix C to this Proxy Statement/Prospectus. Failure to follow such provisions will result in the loss of your appraisal rights. The merger agreement may be terminated by CenterState Holding Company if the holders of more than 5% of the outstanding shares of Valrico Bancorp common stock promptly assert their appraisal rights.

CenterState Holding Company will use purchase accounting treatment (see page 47)

CenterState Holding Company will account for the merger as a purchase for financial reporting purposes.

Certain persons have interests in the merger (see pages 39 and 40)

Some of the directors and officers of Valrico Bancorp and CenterState Holding Company have interests in the merger that are different from, or in addition to, their interests as shareholders, as follows:

•	Eight directors of Valrico Bancorp, collectively own 157,422 shares of the common stock of CenterState Holding Company.

•	CenterState Holding Company has agreed that for a period consistent with the statute of limitations after the merger it will indemnify the directors and officers of Valrico Bancorp against all liability arising out of actions or omissions occurring on or prior to the effective date of the merger to the extent authorized by Florida law.

•	The stock options held by David A. Gee, a director of Valrico Bancorp, will be terminated on the closing of the merger in exchange for a cash payment of $371,819.18.

•	Three officers of Valrico Bancorp who have change of control agreements and salary continuation agreements, and two officers who have salary continuation agreements, have agreed to amend those agreements at the closing of the merger transaction to provide for certain payments as discussed further at “Approval of the Merger—Interests of Certain Persons in the Merger” at page 39.

The board of Valrico Bancorp was aware of these interests and took them into account in approving the merger.

CenterState Holding Company common stock issued in the merger will be freely transferable by non-affiliates (see page 47)

CenterState Holding Company common stock issued in the merger will be freely transferable by you unless you are deemed to be an “affiliate” of Valrico Bancorp under applicable federal securities laws. Generally, “affiliates” include directors, certain executive officers and 10% or greater shareholders.

Conditions that must be satisfied for the merger to occur (see pages 43 to 45)

Completion of the merger is subject to various conditions which include:

•	approval and adoption of the merger agreement by Valrico Bancorp shareholders.

•	receipt of all banking and other regulatory consents and approvals necessary to permit completion of the merger.

•	other customary contractual conditions set forth in the merger agreement.

Regulatory approvals CenterState Holding Company must obtain for the merger (see pages 46 and 47)

CenterState Holding Company cannot complete the merger unless it is approved by The Board of Governors of the Federal Reserve System and the State of Florida Office of Financial Regulation. CenterState Holding Company has filed applications with these agencies. CenterState Holding Company cannot be certain that it will obtain the approval from these agencies. However, CenterState Holding Company does not know of any reason why it should not obtain this approval in a timely manner.

Termination of the merger agreement (see pages 45 and 46)

Valrico Bancorp and CenterState Holding Company can mutually agree at any time to abandon the merger and terminate the merger agreement, even if Valrico Bancorp shareholders have approved it. Also, the board of either Valrico Bancorp or CenterState Holding Company can decide, without the consent of the other, to abandon the merger if any of the following occur:

•	the other party breaches the merger agreement in a material way and does not, or cannot, correct the breach in 30 days.

•	the merger has not been completed by July 2, 2007.

•	approval of the merger is not received from the bank regulatory agencies.

•	the merger is not approved by Valrico Bancorp shareholders.

•	a material adverse change to the business of either Valrico Bancorp or CenterState Holding Company occurs.

Generally, the entity seeking to terminate the merger agreement cannot itself be in violation of the merger agreement so as to allow the other party to terminate the agreement.

Valrico Bancorp may terminate the merger agreement in certain circumstances if it decides to enter into a superior acquisition proposal with another potential business combination partner. CenterState Holding Company may terminate the merger agreement if (1) the Board of Directors of Valrico Bancorp withdraws, adversely modifies or fails upon request to reconfirm its recommendation of the merger, (2) the Board of Directors of Valrico Bancorp recommends approval of another acquisition proposal to its shareholders, (3) the Board of Directors of Valrico Bancorp fails to call the special meeting of shareholders, or (4) any person or entity becomes the beneficial owner of 25% or more of the outstanding shares of Valrico Bancorp common stock. In any such event, Valrico Bancorp has agreed to pay CenterState Holding Company a termination fee of $1,500,000.

CenterState Holding Company also can terminate the merger agreement if holders of more than 5% of the outstanding Valrico Bancorp shares have properly asserted dissenters’ rights under Florida law.

Market Prices

The following table sets forth (1) the market value of CenterState Holding Company common stock, (2) the market value of Valrico Bancorp common stock and (3) the price to be paid for each share of Valrico Bancorp common stock on an equivalent per share basis determined as if the completion of the merger occurred on (A) November 13, 2006, the business day immediately preceding the announcement of the execution of the merger agreement and (B) January 2, 2007, the last day for which such information could be calculated prior to the printing and mailing of this proxy statement/prospectus:

	CenterState Holding Company Common Stock (1)	Valrico Bancorp Common Stock (2)	Equivalent Price Per of Valrico Bancorp (3)
November 13, 2006	$21.46	N/A	$112.67
January 2, 2007	$20.90	N/A	$109.73

(1)	Determined on an historical basis with reference to the last sales price as reported on the NASDAQ Stock Market for each particular date.
(2)	There is no established public trading market for the Valrico Bancorp common stock on which a historical market value could be based.
(3)	Determined on an equivalent price per share basis by multiplying the CenterState Holding Company market value on each particular date by the Exchange Ratio of 5.25.

Selected Financial Data of CenterState Holding Company

The table on the following page presents selected historical financial data for CenterState Holding Company and ratios on a historical basis for CenterState Holding Company. This information is based on the consolidated financial statements of CenterState Holding Company that it has presented in its filings with the Securities and Exchange Commission and should be read in conjunction with the information in such consolidated financial statements. This data should be read in conjunction with the audited and unaudited consolidated financial statements of CenterState Holding Company, including the notes to the financial statements, included elsewhere in this proxy statement/prospectus.

FIVE YEAR SUMMARY OF SELECTED FINANCIAL DATA

(Amounts in thousands, except ratios and per share data)

	nine months ended September 30,		Year ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(unaudited)
SUMMARY OF OPERATIONS
Total interest income	$42,849	$28,871	$40,266	$29,088	$25,802	$21,048	$23,513
Total interest expense	(15,368)	(8,282)	(11,722)	(7,874)	(7,532)	(6,892)	(9,826)

Net interest income	27,481	20,589	28,544	21,214	18,270	14,156	13,687
Provision for loan losses	(575)	(795)	(1,065)	(1,270)	(1,243)	(644)	(577)

Net interest income after provision for loan losses	26,906	19,794	27,479	19,944	17,027	13,512	13,110
Non-interest income	4,552	4,067	5,380	4,932	4,687	3,660	3,062
Gain on sale of branches	—	—	—	1,844	—	—	—
Non-interest expense	(21,350)	(16,688)	(22,805)	(19,780)	(17,547)	(13,397)	(12,143)

Income before income taxes	10,108	7,173	10,054	6,940	4,167	3,775	4,029
Income taxes	(3,840)	(2,678)	(3,724)	(2,567)	(1,541)	(1,406)	(1,513)

Net income	$6,268	$4,495	$6,330	$4,373	$2,626	$2,369	$2,516

PER COMMON SHARE DATA:
Basic earnings per share	$0.57	$0.50	$0.68	$0.59	$0.39	$0.42	$0.45
Diluted earnings per share	$0.56	$0.49	$0.66	$0.57	$0.39	$0.41	$0.45
Book value per share	$10.32	$9.19	$9.26	$7.09	$6.23	$5.94	$4.92
Tangible book value per share	$9.14	$8.69	$8.77	$6.45	$5.18	$5.19	$4.77
Dividends per share	$0.11	$0.10	$0.13	$0.12	$0.11	$0.10	$0.09
Actual shares outstanding	11,122,540	10,499,772	10,500,772	8,137,426	6,738,760	6,724,136	5,637,204
Weighted average shares outstanding	10,911,050	8,971,804	9,357,046	7,500,316	6,729,648	5,646,426	5,634,480
Diluted weighted average shares outstanding	11,164,634	9,245,420	9,629,194	7,656,308	6,857,638	5,757,540	5,679,828

BALANCE SHEET DATA:
Assets	$1,024,690	$848,161	$871,521	$753,779	$608,896	$494,800	$341,374
Total loans, net	630,317	498,357	510,167	435,320	409,048	329,666	241,349
Total deposits	845,849	696,121	717,337	659,630	538,235	441,462	307,998
Short-term borrowings	49,605	42,741	42,811	24,627	17,465	10,005	4,598
Corporate debenture	10,000	10,000	10,000	10,000	10,000	—	—
Shareholders’ equity	114,812	96,439	97,241	57,664	41,963	39,915	27,717
Tangible capital	101,700	91,267	92,087	52,438	36,651	34,868	26,883
Goodwill	9,863	4,675	4,675	4,675	4,675	4,308	—
Core deposit intangible (CDI)	3,249	497	479	551	637	739	—
Average total assets	962,963	795,656	808,177	673,669	550,866	374,008	331,768
Average loans, net	584,907	467,269	476,676	415,864	370,029	258,232	224,865
Average interest earnings assets	877,525	733,874	744,298	618,589	503,292	343,541	303,726
Average deposits	792,053	673,638	678,149	584,442	488,952	340,123	298,828
Average interest bearing deposits	595,098	495,240	496,046	445,358	393,528	277,466	248,534
Average interest bearing liabilities	654,065	542,436	544,663	481,468	412,457	281,651	253,561
Average shareholders’ equity	107,546	71,738	78,037	51,340	40,955	28,581	26,785

SELECTED FINANCIAL RATIOS:
Return on average assets	0.87%	0.75%	0.78%	0.65%	0.48%	0.63%	0.76%
Return on average equity	7.77%	8.35%	8.11%	8.52%	6.41%	8.29%	9.39%
Dividend payout	18%	19%	19%	21%	28%	24%	20%
Efficiency (1)	67%	68%	67%	76%	76%	75%	72%
Net interest margin (2)	4.18%	3.74%	3.84%	3.43%	3.63%	4.12%	4.51%
Net interest spread (3)	3.38%	3.21%	3.26%	3.06%	3.30%	3.68%	3.86%

CAPITAL RATIOS:
Tier 1 leverage ratio	11.20%	12.40%	12.35%	8.60%	7.84%	8.54%	7.89%
Risk-based capital
Tier 1	15.80%	18.50%	18.10%	13.40%	11.30%	9.95%	11.51%
Total	16.80%	19.70%	19.23%	14.61%	12.48%	11.16%	12.76%
Average equity to average assets	11.17%	9.02%	9.66%	7.62%	7.43%	7.64%	8.07%

	nine months ended September 30,		Year ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(unaudited)
ASSET QUALITY RATIOS:
Net charge-offs to average loans	0.06%	0.01%	0.05%	0.07%	0.12%	0.13%	0.10%
Allowance to period end loans	1.16%	1.27%	1.26%	1.29%	1.17%	1.22%	1.26%
Allowance for loan losses to non-performing assets	620%	468%	419%	436%	296%	274%	467%
Non-performing assets to total assets	0.12%	0.16%	0.18%	0.17%	0.27%	0.30%	0.19%

OTHER DATA:
Banking locations	30	26	26	25	25	21	16
Full-time equivalent employees	319	273	275	257	254	233	169

Selected Financial Data of Valrico Bancorp

The table below presents selected historical financial data provided by Valrico Bancorp. Valrico Bancorp derived the historical financial data from its unaudited financial statements for nine months ended September 30, 2006 and 2005 and its audited financial statements for the years ended December 31, 2001 through 2005, inclusive.

	Valrico Bancorp
	nine months ended September 30,		Year ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(unaudited)		(dollars in thousands, except per share data)
SUMMARY OF OPERATIONS
Total interest income	$7,805	$6,280	$8,685	$7,391	$6,849	$6,661	$7,203
Total interest expense	(2,362)	(1,114)	(1,627)	(1,294)	(1,598)	(2,157)	(3,208)

Net interest income	5,443	5,166	7,058	6,097	5,251	4,504	3,995
Provision for loan losses	(90)	(90)	(120)	(120)	(150)	(120)	(120)

Net interest income after provision for loan losses	5,353	5,076	6,938	5,977	5,101	4,384	3,875
Non-interest income	651	635	849	1,065	1,180	1,146	1,008
Non-interest expense	(3,654)	(3,477)	(4,812)	(4,626)	(4,152)	(4,266)	(3,768)

Income before income taxes	2,350	2,234	2,975	2,416	2,129	1,264	1,115
Income taxes	31	(846)	(975)	(854)	(690)	(387)	(371)

Net income	$2,381	$1,388	$2,000	$1,562	$1,439	$877	$744

Earnings per share-basic	$7.30	$4.54	$6.55	$4.84	$4.55	$2.86	$2.44
Earnings per share-diluted	$6.52	$3.80	$5.40	$4.03	$3.78	$2.39	$2.04

Comparative Per Share Data

The following table shows information about CenterState Holding Company’s and Valrico Bancorp’s net income per share, dividends per share and book value per share, and similar information reflecting the merger of CenterState Holding Company and Valrico Bancorp and is referred to as “pro forma” information. In presenting the comparative pro forma information for certain time periods we assumed that CenterState Holding Company and Valrico Bancorp had been merged throughout those periods.

The information listed as “pro forma equivalent” was computed by multiplying the pro forma amounts by the exchange ratio of 5.25. This ratio is intended to reflect that each Valrico Bancorp shareholder will receive 5.25 shares of CenterState Holding Company common stock for each share of Valrico Bancorp common stock.

The pro forma and pro forma equivalent information was calculated assuming that Valrico Bancorp shareholders will receive an aggregate of $11.4 million in cash consideration and the remaining Valrico Bancorp shareholders will receive CenterState Holding Company common stock, as provided for in the merger agreement.

The pro forma information, while helpful in illustrating the financial attributes of the combined company under one set of assumptions, does not attempt to predict or suggest future results. Also, the information we have set forth for the nine-month period ended September 30, 2006 is unaudited and does not indicate what the results will be for the full 2006 fiscal year.

The information in the following table is based on the historical financial information of CenterState Holding Company and Valrico Bancorp. See “WHERE YOU CAN FIND MORE INFORMATION” on page 70.

COMPARATIVE PER SHARE DATA

	At and for the nine months ended September 30, 2006		At and for the year ended December 31, 2005
	(dollars are in thousands, except per share data)
	Unaudited
CenterState Holding Company common shares outstanding at end of period:
CenterState Holding Company, before merger		11,122,540		10,500,772
Estimated shares to be issued pursuant to merger		1,333,741		1,333,741

Pro forma shares outstanding, after merger		12,456,281		11,834,513

Consolidated net income:
CenterState Holding Company—historical		$6,268		$6,330
Valrico Bancorp—historical		2,381		2,000
Adjustments for the merger (a)		(555)		(740)

Pro forma combined entity		$8,094		$7,590

Consolidated stockholder’s equity:
CenterState Holding Company—historical		$114,812		$97,241
Valrico Bancorp—historical		15,498		12,227
Issuance of CenterState Holding Company stock (b)		26,808		23,007
Adjustments for the merger (c)		(15,498)		(12,227)

Pro forma combined entity		$141,620		$120,248

	Basic	Diluted	Basic	Diluted
Consolidated earnings per share, basic and diluted:
CenterState Holding Company—historical (d)	$0.57	$0.56	$0.68	$0.66
Valrico Bancorp—historical (e)	$7.30	$6.52	$6.55	$5.40

Pro forma CenterState Holding Company, after merger (f)	$0.66	$0.65	$0.71	$0.69

Dividends per share:
CenterState Holding Company		$0.105		$0.13
Valrico Bancorp (l)		—		$0.16
Pro forma combined (j)		n/a		n/a
Valrico Bancorp pro forma equivalent (k)		$0.551		$0.68

	September 30, 2006		December 31, 2005
	Unaudited
Consolidated book value per share:
CenterState Holding Company—historical (g)		$10.32		$9.26
Valrico Bancorp—historical (h)		$42.70		$39.78
Pro forma CenterState Holding Company, after merger (i)		$11.37		$10.16

(a)	Assumes the merger transaction occurred during the beginning of the period. Estimated merger related cost savings and expenses are summarized below.

	Nine months ended September 30, 2006	Year ended December 31, 2005
	Unaudited
Estimated cost savings	$150	$200
Estimated cost associated with executive employment agreements	(111)	(148)
Estimated opportunity cost related to cash payments	(525)	(700)
Estimated core deposit amortization	(404)	(538)

Subtotal	(890)	(1,186)
Tax effect	335	446

Estimated total merger related adjustments	$(555)	$(740)

(b)	Represents the portion of the purchase price to be paid in CenterState Holding Company stock pursuant to the merger agreement attached hereto as appendix A. This pro forma assumes the merger occurred at the end of the period, and reflects CenterState Holding Company stock value, as reported by NASDAQ, as $20.10 and $17.25 per share, at September 30, 2006 and December 31, 2005, respectively. It also assumes the maximum amount of shares (1,333,741 shares) issues.
(c)	Represents the elimination of stockholders’ equity of Valrico Bancorp ($15,498 and $12,227, at September 30, 2006 and December 31, 2005, respectively).

	Basic	Diluted
(d) Computed using the weighted average shares outstanding as listed below:
Nine months ended September 30, 2006	10,911,050	11,164,634
Year ended December 31, 2005	9,357,046	9,629,194

(e) Computed using the weighted average shares outstanding as listed below:
Nine months ended September 30, 2006	326,192	365,409
Year ended December 31, 2005	305,482	370,095

(f) Computed using the weighted average shares outstanding as listed below:
Nine months ended September 30, 2006	10,911,050	11,164,634
Additional shares assumed issued pursuant to merger	1,333,741	1,333,741

Pro forma after merger	12,244,791	12,498,375

Year ended December 31, 2005	9,357,046	9,629,194
Additional shares assumed issued pursuant to merger	1,333,741	1,333,741

Pro forma after merger	10,690,787	10,962,935

(g) Computed using the shares outstanding as listed below:
At September 30, 2006	11,122,540
At December 31, 2005	10,500,772

(h) Computed using the shares outstanding as listed below:
At September 30, 2006	362,923
At December 31, 2005	307,372

(i) Computed using the shares outstanding as listed below:
At September 30, 2006	11,122,540
Additional shares assumed issued pursuant to merger	1,333,741

Pro forma after merger	12,456,281

At December 31, 2005	10,500,772
Additional shares assumed issued pursuant to merger	1,333,741

Pro forma after merger	11,834,513

(j)	Same as historical since no change in dividend policy is expected as a result of the merger.
(k)	Represents historical dividends declared per share by CenterState Holding Company multiplied by the exchange ratio of 5.25.
(l)	Valrico Bancorp declared a $0.16 per share dividend during September 2006, which was paid during October 2006.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, Valrico Bancorp shareholders should carefully read and consider the following factors in evaluating the proposals to be voted on at the special meeting of shareholders.

Risks Related to CenterState Holding Company’s Business

CenterState Holding Company’s business strategy includes the continuation of significant growth plans, and its financial condition and results of operations could be negatively affected if it fails to grow or fail to manage its growth effectively

CenterState Holding Company intends to continue pursuing a significant growth strategy for its business. CenterState Holding Company’s prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in significant growth stages of development. CenterState Holding Company cannot assure Valrico Bancorp shareholders that CenterState Holding Company will be able to expand its market presence in its existing markets or successfully enter new markets or that any such expansion will not adversely affect its results of operations. Failure to manage its growth effectively could have a material adverse effect on its business, future prospects, financial condition or results of operations, and could adversely affect its ability to successfully implement its business strategy. Also, if CenterState Holding Company’s growth occurs more slowly than anticipated or declines, its operating results could be materially adversely affected.

CenterState Holding Company’s ability to successfully grow will depend on a variety of factors including the continued availability of desirable business opportunities, the competitive responses from other financial institutions in its market areas and its ability to manage its growth. While CenterState Holding Company believes it has the management resources and internal systems in place to successfully manage its future growth, there can be no assurance growth opportunities will be available or growth will be successfully managed.

CenterState Holding Company’s business is subject to the success of the local economies where it operates

CenterState Holding Company’s success significantly depends upon the growth in population, income levels, deposits and housing starts in its primary and secondary markets. If the communities in which CenterState Holding Company operates do not grow or if prevailing economic conditions locally or nationally are unfavorable, CenterState Holding Company’s business may not succeed. Adverse economic conditions in CenterState Holding Company’s specific market area could reduce its growth rate, affect the ability of its customers to repay their loans to it and generally affect its financial condition and results of operations. CenterState Holding Company is less able than a larger institution to spread the risks of unfavorable local economic conditions across a large number of diversified economies. Moreover, CenterState Holding Company cannot give any assurance it will benefit from any market growth or favorable economic conditions in its primary market areas if they do occur.

Any adverse market or economic conditions in the State of Florida may disproportionately increase the risk CenterState Holding Company’s borrowers will be unable to make their loan payments. In addition, the market value of the real estate securing loans as collateral could be adversely affected by unfavorable changes in market and economic conditions. As of September 30, 2006, approximately 81% of CenterState Holding Company’s loans held for investment were secured by real estate. Of this amount, approximately 54% were commercial real estate loans, 35% were residential real estate loans and 11% were construction and development loans. Any sustained period of increased payment delinquencies, foreclosures or losses caused by adverse market or economic conditions in the State of Florida could adversely affect the value of CenterState Holding Company’s assets, its revenues, results of operations and financial condition.

CenterState Holding Company may face risks with respect to future expansion

CenterState Holding Company may acquire other financial institutions or parts of those institutions in the future and it may engage in additional de novo branch expansion. CenterState Holding Company may also consider and enter into new lines of business or offer new products or services. CenterState Holding Company also may receive future inquiries and have discussions with potential acquirors. Acquisitions and mergers involve a number of risks, including:

•	the time and costs associated with identifying and evaluating potential acquisitions and merger partners;

•	the estimates and judgments used to evaluate credit, operations, management and market risks with respect to the target institution may not be accurate;

•	the time and costs of evaluating new markets, hiring experienced local management and opening new offices, and the time lags between these activities and the generation of sufficient assets and deposits to support the costs of the expansion;

•	CenterState Holding Company’s ability to finance an acquisition and possible dilution to its existing shareholders;

•	the diversion of CenterState Holding Company’s management’s attention to the negotiation of a transaction, and the integration of the operations and personnel of the combining businesses;

•	entry into new markets where it lacks experience;

•	the introduction of new products and services into CenterState Holding Company’s business;

•	the incurrence and possible impairment of goodwill associated with an acquisition and possible adverse short-term effects on CenterState Holding Company’s results of operations; and

•	the risk of loss of key employees and customers.

CenterState Holding Company may incur substantial costs to expand, and it can give no assurance such expansion will result in the levels of profits it seeks. There can be no assurance integration efforts for any future mergers or acquisitions will be successful. Also, CenterState Holding Company may issue equity securities, including common stock and securities convertible into shares of its common stock in connection with future acquisitions, which could cause ownership and economic dilution to its shareholders. There is no assurance that, following any future mergers or acquisition, CenterState Holding Company’s integration efforts will be successful or it, after giving effect to the acquisition, will achieve profits comparable to or better than its historical experience.

If the value of real estate in CenterState Holding Company’s core Florida market were to decline materially, a significant portion of its loan portfolio could become under-collateralized, which could have a material adverse effect on it

With most of CenterState Holding Company’s loans concentrated in Central Florida, a decline in local economic conditions could adversely affect the values of its real estate collateral. Consequently, a decline in local economic conditions may have a greater effect on CenterState Holding Company’s earnings and capital than on the earnings and capital of larger financial institutions whose real estate loan portfolios are geographically diverse.

In addition to the financial strength and cash flow characteristics of the borrower in each case, CenterState Holding Company’s subsidiary banks often secure loans with real estate collateral. At September 30, 2006, approximately 81% of the banks’ loans have real estate as a primary or secondary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. If CenterState Holding Company is required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, its earnings and capital could be adversely affected.

An inadequate allowance for loan losses would reduce CenterState Holding Company’s earnings

The risk of credit losses on loans varies with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the value and marketability of the collateral for the loan. Management maintains an allowance for loan losses based upon, among other things, historical experience, an evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. Based upon such factors, management makes various assumptions and judgments about the ultimate collectibility of the loan portfolio and provides an allowance for loan losses based upon a percentage of the outstanding balances and for specific loans when their ultimate collectibility is considered questionable. If management’s assumptions and judgments prove to be incorrect and the allowance for loan losses is inadequate to absorb losses, or if the bank regulatory authorities require CenterState Holding Company to increase the allowance for loan losses as a part of their examination process, its earnings and capital could be significantly and adversely affected.

The building of market share throughout CenterState Holding Company’s de novo branching strategy could cause its expenses to increase faster than revenues

CenterState Holding Company intends to continue to build market share in Central Florida through its de novo branching strategy. CenterState Holding Company opened three new branches during 2006. In addition, CenterState Holding Company expects to open two to three additional branches during 2007 and 2008. There are considerable costs involved in opening branches and new branches generally do not generate sufficient revenues to offset their costs until they have been in operation for at least a year or more. Accordingly, CenterState Holding Company’s new branches can be expected to negatively impact its earnings for some period of time until the branches reach certain economies of scale. CenterState Holding Company’s expenses could be further increased if CenterState Holding Company encounters delays in the opening of any of its new branches. Finally, CenterState Holding Company has no assurance its new branches will be successful even after they have been established.

CenterState Holding Company’s recent results may not be indicative of its future results

CenterState Holding Company may not be able to sustain its historical rate of growth or may not even be able to grow its business at all. In addition, CenterState Holding Company’s recent and rapid growth may distort some of its historical financial ratios and statistics. In the future, CenterState Holding Company may not have the benefit of several recently favorable factors, such as a generally stable interest rate environment, a strong residential mortgage market, or the ability to find suitable expansion opportunities. Various factors, such as economic conditions, regulatory and legislative considerations and competition, may also impede or prohibit its ability to expand its market presence. If CenterState Holding Company experiences a significant decrease in its historical rate of growth, its results of operations and financial condition may be adversely affected due to a high percentage of its operating costs being fixed expenses.

CenterState Holding Company’s continued pace of growth may require it to raise additional capital in the future, but that capital may not be available when it is needed

CenterState Holding Company is required by federal and state regulatory authorities to maintain adequate levels of capital to support its operations. CenterState Holding Company anticipates its capital resources will satisfy its capital requirements for the foreseeable future. CenterState Holding Company may at some point, however, need to raise additional capital to support its continued growth.

CenterState Holding Company’s ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside its control, and on its financial performance. Accordingly, CenterState Holding Company cannot assure Valrico Bancorp shareholders of CenterState Holding Company’s ability to raise additional capital if needed on terms acceptable to it. If CenterState Holding Company cannot raise additional capital when needed, its ability to further expand its operations through internal growth and acquisitions could be materially impaired.

Competition from financial institutions and other financial service providers may adversely affect CenterState Holding Company’s profitability

The banking business is highly competitive and CenterState Holding Company experiences competition in each of its markets from many other financial institutions. CenterState Holding Company competes with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds, and other mutual funds, as well as other super-regional, national and international financial institutions that operate offices in CenterState Holding Company’s primary market areas and elsewhere.

CenterState Holding Company competes with these institutions both in attracting deposits and in making loans. In addition, CenterState Holding Company has to attract its customer base from other existing financial institutions and from new residents. Many of CenterState Holding Company’s competitors are well-established, larger financial institutions. While CenterState Holding Company believes it can and does successfully compete with these other financial institutions in its primary markets, CenterState Holding Company may face a competitive disadvantage as a result of its smaller size, lack of geographic diversification and inability to spread its marketing costs across a broader market. Although CenterState Holding Company competes by concentrating its marketing efforts in its primary markets with local advertisements, personal contacts, and greater flexibility and responsiveness in working with local customers, CenterState Holding Company can give no assurance this strategy will be successful.

CenterState Holding Company is subject to extensive regulation that could limit or restrict its activities

CenterState Holding Company operates in a highly regulated industry and are subject to examination, supervision, and comprehensive regulation by various federal and state agencies. CenterState Holding Company’s compliance with these regulations is costly and restricts certain of its activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits and locations of offices. CenterState Holding Company is also subject to capitalization guidelines established by its regulators, which require it to maintain adequate capital to support its growth.

The laws and regulations applicable to the banking industry could change at any time, and CenterState Holding Company cannot predict the effects of these changes on its business and profitability. Because government regulation greatly affects the business and financial results of all commercial banks and bank holding companies, its cost of compliance could adversely affect its ability to operate profitably.

The Sarbanes-Oxley Act of 2002, and the related rules and regulations promulgated by the Securities and Exchange Commission and Nasdaq that are applicable to CenterState Holding Company, have increased the scope, complexity and cost of corporate governance, reporting and disclosure practices. As a result, CenterState Holding Company may experience greater compliance costs.

CenterState Holding Company’s directors and executive officers own a significant portion of CenterState Holding Company’s common stock

CenterState Holding Company’s 13 directors, as a group, beneficially owned approximately 19% of CenterState Holding Company’s outstanding common stock as of September 30, 2006. As a result of their ownership, the directors and executive officers will have the ability, by voting their shares in concert, to significantly influence the outcome of all matters submitted to CenterState Holding Company’s shareholders for approval, including the election of directors.

CenterState Holding Company is dependent upon the services of its management team

CenterState Holding Company’s future success and profitability is substantially dependent upon the management and banking abilities of its senior executives. CenterState Holding Company believes that its future results will also depend in part upon its attracting and retaining highly skilled and qualified management and sales and marketing personnel. Competition for such personnel is intense, and CenterState Holding Company cannot assure Valrico Bancorp shareholders that CenterState Holding Company will be successful in retaining such personnel. CenterState Holding Company also cannot guarantee that members of its executive management team will remain with it. Changes in key personnel and their responsibilities may be disruptive to CenterState Holding Company’s business and could have a material adverse effect on its business, financial condition and results of operations.

Risks Related to An Investment in CenterState Holding Company’s Common Stock

Future capital needs could result in dilution of shareholder investment

CenterState Holding Company’s board of directors may determine from time to time there is a need to obtain additional capital through the issuance of additional shares of its common stock or other securities. These issuances would dilute the ownership interests of its shareholders and may dilute the per share book value of CenterState Holding Company’s common stock. New investors may also have rights, preferences and privileges senior to CenterState Holding Company’s shareholders which may adversely impact its shareholders.

The trading volume in CenterState Holding Company’s common stock has been low and the sale of substantial amounts of its common stock in the public market could depress the price of its common stock

CenterState Holding Company’s common stock is thinly traded. The average daily trading volume of its shares on The Nasdaq National Market during the first nine months of 2006 was approximately 12,945 shares. Thinly traded stock can be more volatile than stock trading in an active public market. In recent years, the stock market has experienced a high level of price and volume volatility, and market prices for the stock of many companies have experienced wide price fluctuations that have not necessarily been related to their operating performance. Therefore, CenterState Holding Company’s shareholders may not be able to sell their shares at the volumes, prices, or times that they desire.

CenterState Holding Company cannot predict the effect, if any, that future sales of its common stock in the market, or availability of shares of its common stock for sale in the market, will have on the market price of its common stock. CenterState Holding Company therefore can give no assurance sales of substantial amounts of its common stock in the market, or the potential for large amounts of sales in the market, would not cause the price of its common stock to decline or impair its ability to raise capital through sales of its common stock.

CenterState Holding Company’s ability to pay dividends is limited and it may be unable to pay future dividends

CenterState Holding Company’s ability to pay dividends is limited by regulatory restrictions and the need to maintain sufficient consolidated capital. The ability of CenterState Holding Company’s four bank subsidiaries to pay dividends to it is limited by their obligations to maintain sufficient capital and by other general restrictions on their dividends that are applicable to national banks and state banks that are regulated by the FDIC. If CenterState Holding Company does not satisfy these regulatory requirements, it will be unable to pay dividends on its common stock.

Holders of CenterState Holding Company’s junior subordinated debentures have rights that are senior to those of its common stockholders

CenterState Holding Company has supported its continued growth through the issuance of trust preferred securities from a special purpose trust and accompanying junior subordinated debentures. At September 30, 2006, CenterState Holding Company had outstanding trust preferred securities and accompanying junior subordinated debentures totaling $10 million. Payments of the principal and interest on the trust preferred securities of this special purpose trust are conditionally guaranteed by it. Further, the accompanying junior subordinated debentures CenterState Holding Company issued to the special purpose trust are senior to CenterState Holding Company’s shares of common stock. As a result, CenterState Holding Company must make payments on the junior subordinated debentures before any dividends can be paid on its common stock and, in the event of CenterState Holding Company’s bankruptcy, dissolution or liquidation, the holders of the junior subordinated debentures must be satisfied before any distributions can be made on CenterState Holding Company’s common stock. CenterState Holding Company has the right to defer distributions on its junior subordinated debentures (and the related trust preferred securities) for up to five years, during which time no dividends may be paid on its common stock.

FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains statements that plan for or anticipate the future. Forward-looking statements include statements about the future financial condition, results of operations and business of CenterState Holding Company or Valrico Bancorp. These statements may include statements for the period following the consummation of the merger. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. When considering these forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this proxy statement/prospectus. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. In addition to the risks identified below, you should refer to CenterState Holding Company’s public documents for specific risks which could cause actual results to be significantly different from those expressed or implied by those forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the following possibilities:

•	post-merger costs or difficulties related to the combination of the businesses of CenterState Holding Company and Valrico Bancorp are greater than expected.

•	retaining key personnel is more difficult than expected.

•	post-merger income is lower than expected.

•	competitive pressure among financial institutions increases significantly.

•	deposit attrition, customer loss, or revenue loss following the merger are larger than expected.

•	effects of changes in interest rates on interest margins, loan volumes and asset valuations.

•	general economic conditions or conditions in target markets are less favorable than expected.

•	legislation or regulatory changes adversely affect the businesses of CenterState Holding Company or Valrico Bancorp.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements, and the factors that will determine these results are beyond CenterState Holding Company’s ability to control or predict.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/prospectus, in the case of forward-looking statements contained in this proxy statement/prospectus, or the dates of the documents incorporated by reference in this proxy statement/prospectus, in the case of forward-looking statements made in those incorporated documents.

Except to the extent required by applicable law or regulation, CenterState Holding Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that CenterState Holding Company has filed with the SEC under “Where You Can Find More Information” beginning on page 70.

All subsequent written or oral forward-looking statements concerning the merger or the other matters addressed in this proxy statement/prospectus and attributable to CenterState Holding Company or Valrico Bancorp or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

SPECIAL MEETING

This proxy statement/prospectus is being provided to you in connection with the solicitation of proxies by the board of directors of Valrico Bancorp for use at its special meeting of shareholders and at any adjournments or postponements of the special meeting. The special meeting will be held at                     . The special meeting will be held on                     , 2007. At the special meeting, you will be asked to consider and vote to approve the merger agreement which provides for the acquisition of Valrico Bancorp by CenterState Holding Company.

CenterState Holding Company is also providing this proxy statement/prospectus to Valrico Bancorp shareholders as a prospectus in connection with the offer and sale by CenterState Holding Company of its shares of common stock as a result of Valrico Bancorp’s acquisition by CenterState Holding Company.

Your vote is important. Please complete, date and sign the enclosed proxy card and return it in the postage prepaid envelope provided.

Record Date

The close of business on                     , 2007 is the record date for determining the Valrico Bancorp shareholders entitled to receive notice of and to vote at the special meeting. As of the record date, there were 362,923 outstanding shares of Valrico Bancorp common stock held by approximately 250 holders of record. Only holders of record of Valrico Bancorp common stock as of the record date are entitled to notice of and to vote at the special meetings.

Quorum

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares is necessary to constitute a quorum at the special meeting. Abstentions will be counted solely for the purpose of determining whether a quorum is present. Abstentions will not be deemed to be cast either “FOR” or “AGAINST” the merger agreement.

The proposal to approve the merger agreement is a “non-discretionary” item, meaning that brokerage firms may not vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, shares held in street name that have been designated by brokers on proxy cards as not voted with respect to that proposal (“broker non-votes”) will not be counted as votes cast on it.

Proxies

Solicitation. Proxies in the form included in the proxy card accompanying this proxy statement/prospectus are being solicited by the Valrico Bancorp board. Shares represented by properly executed proxies which are received in time and not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, those proxies will be voted “FOR” approval of the merger agreement and in the discretion of the proxies as to any other matter that may come before the special meeting, including a motion to adjourn or postpone the special meeting to another time or place for the purpose of soliciting additional proxies or otherwise. However, no proxy with instructions to vote against approval of the merger agreement will be voted in favor of any adjournment or postponement of the special meeting.

Directors, officers and other employees of Valrico Bancorp may solicit proxies personally, by telephone or facsimile or otherwise. None of these people will receive any special compensation for solicitation activities. Valrico Bancorp will arrange with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and will reimburse these persons for their reasonable out-of-pocket expenses.

Revocability. You may revoke your proxy at any time before its exercise at the special meeting by:

•	giving written notice of revocation to the Secretary of Valrico Bancorp,

•	properly submitting a duly executed proxy bearing a later date, or

•	voting in person at the special meeting.

You should address all written notices of revocation and other communications with respect to revocation of proxies to Valrico Bancorp, 1815 S.R. 60 East, Valrico, Florida 33594, Attention: Jerry L. Ball, President and Chief Executive Officer. A proxy appointment will not be revoked by death or supervening incapacity of the shareholder executing the proxy unless notice of the death or incapacity is filed with Secretary or other person responsible for tabulating votes on behalf of Valrico Bancorp, before the shares are voted.

Vote Required

The affirmative vote of the holders of a majority of the votes entitled to be cast by Valrico Bancorp shareholders on the merger agreement is required for approval. Each share of Valrico Bancorp common stock is entitled to one vote on each matter submitted to the meeting.

As of the record date, the directors and executive officers of CenterState Holding Company did not beneficially own any shares of Valrico Bancorp common stock. The directors and executive officers of Valrico Bancorp owned, as of the record date, and are entitled to vote 163,722 of the outstanding shares of Valrico Bancorp common stock, which represents approximately 45% of the outstanding shares of Valrico Bancorp common stock. The directors and executive officers of CenterState Holding Company and Valrico Bancorp who also own shares of Valrico Bancorp common stock have indicated that they intend to vote those shares for the approval of the merger agreement.

Recommendation of Board of Directors

The Valrico Bancorp board has unanimously approved the merger agreement, believes that the merger is in the best interests of its shareholders and recommend that its shareholders vote “FOR” approval of the merger agreement. See “The Merger—Valrico Bancorp’s Reasons for the Merger.”

APPROVAL OF THE MERGER

The following information concerning the merger is qualified in its entirety by reference to the Agreement and Plan of Merger, which is attached hereto as Appendix A and incorporated herein by reference (the “merger agreement”). The information contained herein with respect to the opinion of the financial advisor to Valrico Bancorp is qualified in its entirety by reference to the opinion of such financial advisor, which is attached hereto as Appendix B and incorporated herein by reference.

The merger agreement contains representations and warranties that CenterState Holding Company and Valrico Bancorp made to each other. These representations and warranties were made as of specific dates, and the assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that CenterState Holding Company and Valrico Bancorp have exchanged in connection with signing the merger agreement. While neither CenterState Holding Company nor Valrico Bancorp believes that the disclosure schedules contain information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, the merger agreement is included with this proxy statement/prospectus only to provide Valrico Bancorp shareholders with information regarding the terms of the merger agreement, and you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure schedules. These disclosure schedules may contain information that has been included in CenterState Holding Company’s or Valrico Bancorp’s prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in each of CenterState Holding Company’s and Valrico Bancorp’s public disclosures. The merger agreement should not be read alone, but should instead be read in conjunction with the other information regarding the companies and the merger that is contained in, or incorporated by reference into, this proxy statement/prospectus.

The Merger

Structure of the Merger. At the effective time of the merger, Valrico Bancorp will be acquired by CenterState Holding Company by merging with CenterState Holding Company. As a result, Valrico State Bank will become a wholly owned subsidiary of CenterState Holding Company immediately after the merger. CenterState Holding Company and Valrico Bancorp intend for the merger to qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

Effective Time of the Merger. The closing of the merger will occur as soon as practicable after the fulfillment or waiver of the conditions described below under “—Conditions to the Completion of the Merger,” unless CenterState Holding Company and Valrico Bancorp agree in writing upon another time or date. The merger will become effective upon the filing of articles of merger with the Florida Secretary of State. The filing of the articles of merger will take place at the time of the closing of the merger.

Merger Consideration. The merger agreement provides that each share of Valrico Bancorp common stock that is outstanding prior to the effective time of the merger will, at the effective time of the merger, be converted into the right to receive either (i) 5.25 shares of CenterState Holding Company common stock (ii) $105.06 in cash, or (iii) a combination of (i) and (ii).

No assurance can be given that the current fair market value of CenterState Holding Company common stock will be equivalent to the fair market value of CenterState Holding Company common stock on the date that stock is received by a Valrico Bancorp shareholder or at any other time. The fair market value of CenterState Holding Company common stock received by a Valrico Bancorp shareholder may be greater or less than the current fair market value of CenterState Holding Company common stock due to numerous market factors.

If Valrico Bancorp changes the number of shares of Valrico Bancorp common stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization or otherwise, the Exchange Ratio will be proportionately adjusted. If CenterState Holding Company changes the number of shares of CenterState Holding Company common stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization, appropriate adjustments will be made in the consideration payable to the Valrico Bancorp shareholders.

Fractional Shares. CenterState Holding Company will not issue any fractional shares of CenterState Holding Company common stock. Instead, Valrico Bancorp shareholders will receive cash without interest for any fractional share interest. The amount of cash received will be determined by multiplying that fraction by $105.06. You will not be entitled to dividends, voting rights or any other shareholder rights with respect to any fractional share interest.

Procedures for Making a Stock and Cash Election. An election form is being delivered with this proxy statement-prospectus to each holder of record of Valrico Bancorp common stock. Each election form permits a holder (or the beneficial owner through appropriate and customary documentation and instructions) of Valrico Bancorp common stock to elect to receive for each share of Valrico Bancorp common stock (i) 5.25 shares of CenterState Holding Company common stock, (ii) $105.06 in cash, or (iii) a combination of (i) and (ii).

Any shares of Valrico Bancorp common stock with respect to which the holder has not made a valid election on or before 5:00 p.m. Eastern Time on                     , 2007, the election deadline, will be converted at the Effective Time into shares of CenterState Holding Company common stock and/or cash based upon the allocation procedures described below.

An election will be properly made only if Valrico Bancorp receives a properly completed election form by the election deadline. Any election form may be revoked or changed by the person submitting such election form at or prior to the election deadline. If an election form is revoked and a replacement election form is not submitted prior to the election deadline, the shares of Valrico Bancorp common stock represented by such election form will be treated like other shares of Valrico Bancorp common stock with respect to which no election has been made. Subject to the terms of the merger agreement and of the election form, Valrico Bancorp will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the election forms, and any good faith decisions of Valrico Bancorp regarding such matters will be binding and conclusive. Neither CenterState Holding Company, Valrico Bancorp, nor the Exchange Agent will be under any obligation to notify any person of any defect in an election form.

If you wish to express your wish as to whether your shares of Valrico Bancorp common stock should be converted into shares of CenterState Holding Company common stock and/or cash, Valrico Bancorp must RECEIVE your election form prior to the election deadline. Please do not send in your stock certificates with your election form. Send your election form with your proxy card.

Within two business days after the election deadline, Valrico Bancorp will deliver to CenterState Holding Company a schedule whereby Valrico Bancorp has calculated the amount of cash and shares of CenterState Holding Company common stock that each Valrico Bancorp shareholder shall be entitled to receive in the merger.

•	If the number of Valrico Bancorp shares electing to receive CenterState Holding Company common stock exceeds 254,046 shares, then:

(1) all shares with respect to which no election was made will be converted into the right to receive a cash payment of $105.06 per share; and

(2) all shares of Valrico Bancorp common stock with respect to which shareholders have elected to receive shares of CenterState Holding Company common stock will be adjusted, on a pro rata basis,

such that the aggregate number of shares of Valrico Bancorp common stock electing stock consideration equals 254,046 shares. The remaining shares held by these holders will receive a cash payment of $105.06 per share for their Valrico Bancorp common stock.

•	If the number of shares of Valrico Bancorp common stock electing to receive shares of CenterState Holding Company common stock is less than 235,900 shares, then:

(1) all shares with respect to which no election was made will be converted into shares of CenterState Holding Company common stock or, if less than all, such number of shares held by such holders as is necessary to increase the aggregate number of shares of Valrico Bancorp common stock receiving shares of CenterState Holding Company common stock to 235,900 shares, allocated on a pro rata basis; and

(2) to the extent that the aggregate number of shares of Valrico Bancorp common stock that are to be converted into shares of CenterState Holding Company common stock is still less than 235,900, then the number of shares to be converted to cash will be reduced on a pro rata basis as needed, and the shareholders who elected cash for such shares will receive some amount of shares of CenterState Holding Company common stock in lieu of a portion of the cash election on the basis of 5.25 shares of CenterState Holding Company common stock for each share of Valrico Bancorp common stock.

Procedure for Surrender of Certificates; Fractional Shares. After the closing of the merger, CenterState Holding Company’s Exchange Agent will send a letter of transmittal, which is to be used to exchange Valrico Bancorp stock certificates for CenterState Holding Company stock certificates, to each former Valrico Bancorp shareowner. The letter of transmittal will contain instructions explaining the procedure for surrendering Valrico Bancorp stock certificates. Valrico Bancorp SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD OR ELECTION FORM.

Valrico Bancorp shareholders who surrender their stock certificates together with a properly completed letter of transmittal will receive stock certificates representing the shares of CenterState Holding Company common stock into which their shares of Valrico Bancorp common stock have been converted in the merger plus the cash portion of the purchase price.

After the merger, each certificate that previously represented shares of Valrico Bancorp common stock will represent only the right to receive the shares of CenterState Holding Company’s common stock and cash into which those shares of Valrico Bancorp common stock have been converted.

CenterState Holding Company will not pay dividends to holders of Valrico Bancorp stock certificates in respect of the shares of CenterState Holding Company common stock into which the Valrico Bancorp shares represented by those certificates have been converted until the Valrico Bancorp stock certificates are surrendered to CenterState Holding Company’s Exchange Agent.

After the merger becomes effective, Valrico Bancorp will not register any further transfers of Valrico Bancorp shares. Any certificates for Valrico Bancorp shares that you present for registration after the effective time of the merger will be exchanged for CenterState Holding Company shares.

CenterState Holding Company will not issue fractional shares in the merger. Instead, CenterState Holding Company shall pay to each of those shareholders otherwise entitled to a fractional share of CenterState Holding Company common stock an amount in cash determined by multiplying the fractional share to which the shareholder would otherwise be entitled by $105.06.

Termination of Valrico Bancorp Stock Options. At the effective time of the merger, the 4,703 options held by Mr. Gee will be terminated in exchange for a cash payment of $371,819.18.

Cancellation of Shares. Each share of Valrico Bancorp common stock held by Valrico Bancorp as treasury stock will be automatically canceled, and CenterState Holding Company will not exchange those shares for any securities of CenterState Holding Company or any other consideration.

Background of the Merger

Since the organization of Valrico State Bank, its board of directors has sought to serve the communities where it did business, which it was believed would enhance shareholder value in the long run. Valrico Bancorp, the bank holding company for Valrico State Bank, was formed to assist with those dual goals. Members of the board of directors of Valrico Bancorp and its management had been approached, from time to time, by representatives of potential acquirors and investment bankers, who suggested that a combination of Valrico Bancorp with another organization would be advantageous.

The board of directors watched with interest the attractive prices being paid for Florida-based banks in late 2005 and early 2006. The board of directors met with Thomas C. Blank of Shumaker, Loop & Kendrick, LLP, legal counsel, in late March 2006 to discuss their duties and obligations to the company’s shareholders and determine whether exploring an affiliation with a larger bank holding company should be considered. Members of the Executive Committee of the Board of Directors of Valrico Bancorp talked with investment banking firms in March and April of 2006 to further explore this issue. On April 28, 2006, members of that committee met with Richard F. Maroney, Jr. of Austin Associates, LLC. During that meeting, Mr. Maroney reviewed the possibility of an affiliation of Valrico Bancorp and delivered his initial confidential analysis in that regard. On May 16, 2006, Mr. Maroney presented an updated confidential analysis to the full board of directors. The analysis provided an overview of potential prices that could be paid for Valrico Bancorp in an affiliation transaction and potential partners for such an affiliation. Mr. Blank attended the meeting and reviewed with the members of the board of directors their fiduciary duties in the affiliation context.

Valrico Bancorp formally engaged Austin Associates to serve as financial advisor on May 23, 2006. Austin Associates began contacting a group of 27 banking organizations in late June 2006 regarding their potential interest in acquiring the company. Fourteen parties expressed an interest in receiving more information and entered into confidentiality agreements with Valrico Bancorp. During July and August 2006, representatives of Austin Associates met with and/or had discussions with senior executives and/or representatives with several of the interested parties. Austin Associates requested that formal indications of interest be submitted by August 3, 2006.

Of the 14 organizations that requested confidential information, two submitted written offers, including CenterState, and one organization submitted a verbal indication of interest, although no specific financial terms were provided. On August 9, 2006, Mr. Maroney, of Austin Associates, met with the board of directors of Valrico and the company’s legal counsel to review and evaluate the status of the process, and the financial and non-financial terms of each proposal. The board determined to continue discussions with the three organizations which had expressed interest in Valrico Bancorp. Representatives of Valrico Bancorp and Austin Associates met with each of the parties to discuss in more detail the potential acquisition of Valrico. CenterState Holding Company, being one of the three parties, submitted a revised written proposal. The second party which had previously submitted a written offer provided a verbal range of consideration, which was below the CenterState offer. While the third party expressed continuing interest, they were unwilling to provide specific financial terms, which resulted in a termination of discussions with this party.

On September 19, 2006, the board of directors of Valrico Bancorp met with their financial and legal advisors to review the status of the process and determined to enter into exclusive negotiations with CenterState. Due diligence investigations were conducted by both parties while the terms of the merger agreement were being negotiated.

On November 8, 2006, the board of Valrico Bancorp held a special meeting to review the terms of the merger agreement. Management of Valrico Bancorp discussed its findings in connection with the due diligence investigation of CenterState Holding Company. Mr. Blank, legal counsel, reviewed with the board of directors the terms of the merger agreement and related matters. Mr. Maroney, of Austin Associates, discussed the financial aspects of the proposed transaction. At the conclusion of his presentation, Mr. Maroney confirmed that it was the opinion of Austin Associates that the consideration to be received by Valrico Bancorp shareholders under the merger agreement was fair, from a financial point of view. Following the discussions at its special meeting, the board of directors of Valrico Bancorp unanimously approved the merger agreement.

Following the approvals by the Valrico Bancorp and CenterState Holding Company boards of directors, Valrico Bancorp and CenterState Holding Company signed the acquisition agreement.

CenterState Holding Company’s Reasons for the Merger

CenterState Holding Company’s board of directors approved the transaction based on the board’s consideration of the following factors:

•	the consideration to be paid in the proposed merger.

•	information concerning the business, financial condition, results of operations and prospects of Valrico Bancorp and CenterState Holding Company.

•	the benefits of a combination of CenterState Holding Company and CenterState arising from the integration of their operations.

•	the ability of Valrico Bancorp to operate as a local community bank in the manner contemplated in CenterState Holding Company’s business strategy.

•	the background and experience of CenterState’s management.

Based on these factors, CenterState Holding Company’s board determined that the transaction is in the best interests of CenterState Holding Company and its shareholders.

Valrico Bancorp’s Reasons for the Merger

The Valrico Bancorp board of directors, with the assistance of its financial advisor, evaluated the financial, market and other considerations bearing on the decision to recommend the merger. The terms of the merger, including the exchange ratio, are a result of arm’s-length negotiations between the representatives of Valrico Bancorp and CenterState Holding Company. In reaching its conclusion that the transaction is in the best interest of Valrico Bancorp and its shareholders, the Valrico Bancorp board of directors carefully considered the following material factors:

•	the consideration to be received in the proposed merger.

•	a comparison of the terms of the proposed merger with comparable transactions.

•	information concerning the business, financial condition, results of operations and prospects of Valrico Bancorp and CenterState Holding Company.

•	competitive factors and trends towards consolidation in the banking industry.

•	the review by the Valrico Bancorp board of directors with its financial advisor of the consideration to be received by Valrico Bancorp shareholders in the merger.

•	the opinion rendered by Austin Associates, LLC to the Valrico Bancorp board of directors that the consideration to be received by the shareholders of Valrico Bancorp under the merger agreement is fair to the Valrico Bancorp shareholders from a financial perspective.

•	that the merger affords an opportunity to minimize the potential displacement of Valrico Bancorp employees due to the lack of overlap in the banking offices of Valrico Bancorp and CenterState Holding Company.

•	alternatives to the merger, including continuing to operate Valrico Bancorp as an independent banking organization.

•	the value to be received by the Valrico Bancorp shareholders in the merger in relation to the historical book value, earnings and dividends per share of Valrico Bancorp common stock.

The Valrico Bancorp board of directors believes that by becoming part of a larger organization with greater resources, Valrico Bancorp will be able to expand more rapidly, serve its customers and communities better and provide a broad array of services that will be competitive in Hillsborough County and the Central Florida area.

While each member of the Valrico Bancorp board of directors individually considered the foregoing and other factors, the board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The Valrico Bancorp board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the merger is in the best interests of Valrico Bancorp’s shareholders.

Valrico Bancorp’s board unanimously recommends that Valrico Bancorp shareholders vote “FOR” the merger agreement.

Opinion of Financial Advisor to Valrico Bancorp

Valrico Bancorp retained Austin Associates on May 23, 2006 to provide financial advisory services in connection with the potential sale of Valrico Bancorp. Valrico Bancorp selected Austin Associates as its financial advisor on the basis of Austin Associates’ prior relationship with Valrico Bancorp, and Austin Associates’ experience and expertise in representing community banks in similar transactions.

Austin Associates acted as financial advisor to Valrico Bancorp in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. At the November 8, 2006 meeting at which the Valrico Bancorp board considered and approved the merger agreement, Austin Associates delivered to the board its oral opinion, subsequently confirmed in writing that, as of such date, the merger consideration was fair to Valrico Bancorp’s shareholders from a financial point of view. Austin Associates has confirmed its November 14, 2006 opinion by delivering to the board a written opinion dated as of the date of this joint proxy statement/prospectus. In rendering its updated opinion, Austin Associates confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion by reviewing the assumptions upon which its analyses were based, performing procedures to update certain of its analyses and reviewing the other factors considered in rendering its opinion. The full text of Austin Associates’ updated opinion is attached as Appendix B to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations of the review undertaken by Austin Associates in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion.

You should consider the following when reading the discussion of Austin Associates’ opinion in this document:

•	The summary of Austin Associates’ opinion set forth in this prospectus/proxy statement is qualified by reference to the full text of the opinion that is attached as Appendix B to this document. You should read the opinion in its entirety for a full discussion of the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by Austin Associates in connection with its opinion.

•	Austin Associates expressed no opinion as to the price at which CenterState’s or Valrico Bancorp’s common stock would actually be trading at any time.

•	Austin Associates’ opinion does not address the relative merits of the merger and the other business strategies considered by Valrico Bancorp’s board, nor does it address the Valrico Bancorp’s board decision to proceed with the merger.

•	Austin Associates’ opinion to Valrico Bancorp’s board rendered in connection with the merger does not constitute a recommendation to any Valrico Bancorp shareholder as to how he or she should vote at the special meeting or how any shareholder should elect between cash or stock of CenterState.

The preparation of a financial fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is, therefore, not readily susceptible to partial analysis or summary description. In connection with rendering its opinion, Austin Associates performed a variety of financial analyses. Austin Associates believes that its analyses and the facts considered in its analyses, without considering all other factors and analyses could create an incomplete or inaccurate view of the analyses and the process underlying the rendering of Austin Associates’ opinion. No limitations were imposed by Valrico Bancorp’s board or its management upon Austin Associates with respect to the investigations made or the procedures followed by Austin Associates in rendering its opinion.

In performing its analyses, Austin Associates made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of CenterState and Valrico Bancorp and may not be realized. Any estimates contained in Austin Associates’ analyses are not necessarily predictive of future results or values, and may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Unless specifically noted, none of the analyses performed by Austin Associates was assigned a greater significance by Austin Associates than any other. The relative importance or weight given to these analyses is not affected by the order of the analyses or the corresponding results. The summaries of financial analyses include information presented in tabular format. The tables should be read together with the text of those summaries.

Austin Associates has relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. Austin Associates did not undertake any independent evaluation or appraisal of the assets and liabilities of CenterState or Valrico Bancorp, nor was it furnished with any appraisals. Austin Associates has not reviewed any individual credit files of CenterState or Valrico Bancorp, and has assumed that CenterState’s and Valrico Bancorp’s allowances are, in the aggregate, adequate to cover losses. Austin Associates’ opinion is based on economic, market and other conditions existing on the date of its opinion.

In rendering its opinion, Austin Associates made the following assumptions:

•	The merger will be accounted for as a purchase in accordance with generally accepted accounting principles;

•	All material governmental, regulatory and other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on Valrico Bancorp, CenterState or on the anticipated benefits of the merger;

•	Valrico Bancorp and CenterState have provided all of the information that might be material to Austin Associates in its review; and

•	Financial projections Austin Associates reviewed were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of Valrico Bancorp and CenterState as to the future operating and financial performance of Valrico Bancorp and CenterState, respectively.

In connection with its opinion, Austin Associates reviewed:

•	The merger agreement;

•	Audited financial statements of CenterState for the three years ended December 31, 2003 through 2005, and unaudited statements for the nine-month period ended September 30, 2006;

•	Audited financial statements of Valrico Bancorp for the three years ended December 31, 2003 through 2005, and unaudited statements for the nine-month period ended September 30, 2006; and

•	Certain publicly available financial statements and other historical financial information of CenterState and Valrico Bancorp that Austin Associates deemed relevant; and

•	Financial and operating information with respect to the business, operations and prospects of CenterState and Valrico Bancorp.

In addition, Austin Associates:

•	Held discussions with members of the senior management of CenterState and Valrico Bancorp regarding the historical and current business operations, financial condition and future prospects of their respective companies;

•	Reviewed the historical market prices and trading activity for the common stock of CenterState and Valrico Bancorp, and compared the market activity of CenterState’s common stock with that of certain publicly traded companies which it deemed to be relevant;

•	Compared the results of operations of CenterState and Valrico Bancorp with those of certain financial institutions which it deemed to be relevant;

•	Compared the financial terms of the merger with the financial terms, to the extent publicly available, of other recent business combinations of financial institutions;

•	Analyzed the pro forma equivalent financial impact of the merger to Valrico Bancorp’s per share results; and

•	Conducted such other studies, analyses, inquiries and examinations as Austin Associates deemed appropriate.

The following is a summary of all material analyses performed by Austin Associates in connection with its opinion provided to the Valrico Bancorp’s board of directors as of November 14, 2006. The summary does not purport to be a complete description of the analyses performed by Austin Associates.

The Process for Soliciting Indications of Interest. After analysis and discussions with Valrico Bancorp, Austin Associates contacted banking organizations based on quality and level of overall financial performance, asset size, stock trading activity and geographic scope of operations. Twenty-seven organizations were contacted, of which 14 organizations executed confidentiality agreements and received a confidential information package detailing the business and operations of Valrico Bancorp. Each organization was requested to submit a specific proposal to acquire Valrico Bancorp. Two written offers were received, along with a verbal indication of interest that did not include a specific pricing structure. Following additional discussion and meetings with the three parties, Valrico Bancorp received a written revised offer from CenterState and a verbal offer from the other party that had previously submitted a written offer. The third company which had previously expressed interest declined to submit a written proposal despite continued interest in Valrico Bancorp. Valrico Bancorp decided to negotiate exclusively with CenterState in part due to the financial terms of their proposal which were deemed to be superior, as well as, the belief that CenterState’s culture was a better fit for the management, employees and customers of Valrico Bancorp.

Summary of Financial Terms of Agreement. Austin Associates reviewed the financial terms of the proposed transaction, including the form of consideration, the exchange ratio for the stock portion of the purchase price, and the resulting value per share to be received by Valrico Bancorp common shareholders pursuant to the proposed merger. The terms of the agreement provide that shareholders of Valrico Bancorp will elect to receive either $105.06 per share in cash or 5.25 shares of CenterState, or a combination thereof, in exchange for each outstanding common share of Valrico Bancorp, subject to proration such that no less than 65 percent and no more than 70 percent of Valrico Bancorp’s outstanding common shares will receive CenterState stock. The agreement also provides that the current outstanding options to purchase Valrico Bancorp shares shall receive cash for the difference between $105.06 per share and the exercise price of the options.

Based on 362,923 common shares of Valrico Bancorp and stock options to acquire 4,703 common shares of Valrico Bancorp with a weighted average exercise price of $26.00, the negotiated value of the transaction was approximately $40.4 million based on CenterState’s closing stock price of $21.46 per share on November 13, 2006. Austin Associates calculated that the value of $40.4 million represented:

•	261 percent of aggregate tangible book value at September 30, 2006;

•	334 percent of adjusted tangible book value at September 30, 2006 (calculated by adjusting Valrico Bancorp’s tangible equity to a 7.0 percent tangible equity to asset ratio and giving dollar-for-dollar credit for excess capital above 7.0 percent);

•	20.2 times core net income of $2.0 million for the last twelve-months (“LTM”) ended September 30, 2006 (Note); and

•	23.0 percent premium over tangible book value as a percent of core deposits as of September 30, 2006.

Note: LTM Core net income of $2.0 million ending September 30, 2006 was computed by Austin Associates by taking Valrico Bancorp State Bank’s reported net income of $2,039,000 and adjusting for securities losses of $81,000 (pre-tax), as well as, net parent company expenses of $110,000 (pre-tax).

Industry Comparative Analysis. In connection with rendering its opinion, Austin Associates compared selected operating results of CenterState to those of 22 other publicly traded banking organizations headquartered in Florida and Georgia having assets between $500 million and $5.0 billion. This peer group consisted of the following companies:

Company Name	Ticker	City	State
Ameris Bancorp	ABCB	Moultrie	GA
Appalachian Bancshares Inc.	APAB	Ellijay	GA
Atlantic Southern Financial	ASFN	Macon	GA
Bancshares of Florida Inc.	BOFL	Naples	FL
Beach Community Bancshares Inc	BCBF	Ft Walton Beach	FL
Capital City Bank Group Inc.	CCBG	Tallahassee	FL
Coast Financial Holdings Inc.	CFHI	Bradenton	FL
Colony Bankcorp Inc.	CBAN	Fitzgerald	GA
Commercial Bankshares Inc.	CLBK	Miami	FL
Crescent Banking Co.	CSNT	Jasper	GA
Fidelity Southern Corp.	LION	Atlanta	GA
Florida Community Banks Inc	FLCM	Immokalee	FL
GB&T Bancshares Inc.	GBTB	Gainesville	GA
Integrity Bancshares Inc.	ITYC	Alpharetta	GA
Omni Financial Services Inc.	OFSI	Atlanta	GA
PAB Bankshares Inc.	PABK	Valdosta	GA
Savannah Bancorp Inc.	SAVB	Savannah	GA
Seacoast Banking Corp. of FL	SBCF	Stuart	FL
Security Bank Corp.	SBKC	Macon	GA
Southeastern Bank Finl Corp.	SBFC	Augusta	GA
TIB Financial Corp.	TIBB	Naples	FL
WGNB Corp.	WGNB	Carrollton	GA

Austin Associates considered this group of financial institutions comparable to CenterState based on financial characteristics. Austin Associates compared selected balance sheet data, asset quality, capitalization, profitability ratios and market statistics. Selected results of this comparison are set forth below:

	CenterState		Median Peer Group
	LTM Sept. 30, 2006	Five-Year Average Ending 2005	LTM Sept. 30, 2006	Five-Year Average Ending 2005
Core Return on Average Assets	0.87%	0.63%	1.20%	0.95%
Core Return on Average Equity	7.73%	7.79%	14.09%	12.06%
Efficiency Ratio	65.61%	72.92%	58.28%	63.60%
Tangible Equity/Tangible Assets	10.05%	7.79%	7.79%	7.93%
Nonperforming Assets/Assets	0.12%	0.22%	0.36%	0.46%

This summary indicates that CenterState performed below the peer group median in financial ratios relative to profitability and efficiency, while performing above the peer in asset quality and in capital levels as of September 30, 2006.

The following presents a summary of the stock trading levels of CenterState compared to this same peer group:

Pricing Data as of September 30, 2006	CenterState	Median Peer Group
Market Price to Core LTM EPS	27.5	18.2
Market Price to Book Value	195%	225%
Market Price to Tangible Book Value	220%	254%
Dividend Yield	0.7%	1.5%

This comparison indicated that CenterState traded above the guideline group’s price to earnings and below the guideline group’s price to book value multiples. CenterState’s dividend yield was below the guideline group’s median.

Comparable Transaction Analysis. Austin Associates compared the financial performance of certain selling institution and the prices paid in selected transactions to Valrico Bancorp’s financial performance and the transaction multiples being paid by CenterState for Valrico Bancorp. Specifically, Austin Associates reviewed certain information relating to selected Florida bank sale transactions. The following highlights the guideline transaction comparison and the criteria used to establish each group of transactions:

	(Note 1) CenterState/ Valrico Bancorp	(Note 2) 2002 - 2006 Florida Transactions Median Results	(Note 3) 2006 Florida Transactions Median Results
Seller’s Financial Performance
Total Assets	$152,125	$230,664	$249,658
Tangible Equity/Tangible Assets	10.19%	7.87%	8.44%
Return on Average Assets	1.28%	1.00%	1.00%
Return on Average Equity	14.93%	12.61%	12.61%
Nonperforming Assets/Assets	0.00%	0.09%	0.13%

Deal Transaction Multiples
Price/Earnings	20.2	28.2	24.8
Price/Tangible Book Value	261%	304%	304%
Price/Adj. Tangible Book Value (4)	334%	350%	343%
Premium/Core Deposits	23.0%	27.6%	28.2%

(1)	Valrico Bancorp’s financial performance based on LTM core net income of $2.0 million ending September 30, 2006.

(2)	Florida Bank Sale Transactions from 1/1/02 - 9/30/06 with Seller’s Assets between $100 and $500 million and YTD ROAA > 0% (29 transactions).
(3)	Based on Florida Bank Sale Transactions from 1/1/06 - 9/30/06 with Seller’s Assets between $100 million and $1 billion and YTD ROAA > 0% (9 transactions).
(4)	All deals adjusted to 7.0 percent tangible equity capital.

Austin Associates concluded from this review that the multiples being paid by CenterState for Valrico Bancorp were comparable to the Florida transaction data over the time period considered.

Contribution Analysis. Austin Associates compared the pro forma ownership interest in CenterState that Valrico Bancorp shareholders would receive, in the aggregate, to the contribution by Valrico Bancorp to certain balance sheet and income statement measures of CenterState on a pro forma basis. The following table compares the range of pro forma ownership of Valrico Bancorp and CenterState shareholders in the combined company, with each company’s respective contribution of various selected measures:

	Valrico Bancorp	CenterState
Relative Ownership (1)	14.6%	85.4%
Actual Pro Forma Ownership (2)	10.7%	89.3%

Income Statement
2005 Core Net Income	22.7%	77.3%
09/30/2006 LTM Core Net Income	19.8%	80.2%

Balance Sheet as of September 30, 2006
Total Assets	12.9%	87.1%
Total Loans	15.8%	84.2%
Total Deposits	12.8%	87.2%
Total Shareholders’ Equity	11.9%	88.1%
Tangible Shareholders’ Equity	13.2%	86.8%

(1)	Ownership percentage shown as if the transaction was an all-stock exchange.
(2)	Ownership calculated based on maximum amount of stock consideration at 70%.

Pro Forma Equivalent Per Share Results. Austin Associates also reviewed the pro forma effect of the proposed transaction to Valrico Bancorp’s LTM earnings per share, tangible book value per share and dividends per share.

Valrico Bancorp recorded fully diluted core earnings per share of $5.44 during the LTM ending September 30, 2006. Giving effect to the merger, the equivalent Valrico Bancorp earnings would have equaled $4.00 per share, before purchase accounting adjustments and other effects of the merger, a decrease of 26.4 percent from actual results.

Valrico Bancorp’s tangible book value per share equaled $42.70 as of September, 2006 and CenterState’s tangible book value measured $9.14 per share. Giving effect to the merger, the equivalent Valrico Bancorp tangible book value would have equaled $43.58, an increase of 2.0 percent from actual results.

Valrico Bancorp’s dividends per share over the LTM ending September 30, 2006 equaled $0.16 per share. The LTM dividend paid by CenterState measured $0.14 per share. Based on the current exchange ratio, equivalent dividends per share to Valrico Bancorp shareholders would have measured $0.74 for the LTM period ending September 30, 2006, representing an increase of 361 percent from actual results.

Summary. The opinion expressed by Austin Associates was based on market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including, but not limited to, changes affecting the securities markets, the results of operations or material changes in the financial condition of either CenterState or Valrico Bancorp could materially affect the assumptions used in preparing this opinion.

Valrico Bancorp has agreed to pay Austin Associates customary fees for its services as financial advisor in connection with the merger. In addition to its fees and regardless of whether the merger is consummated, Valrico Bancorp has agreed to reimburse Austin Associates for its reasonable out-of-pocket expenses, and to indemnify Austin Associates against certain liabilities, including liabilities under securities laws.

Effective Time of the Merger

The merger will be consummated if it is approved by shareholders of Valrico Bancorp and, unless waived, CenterState Holding Company and Valrico Bancorp obtain all required consents and approvals and satisfy the other conditions to the obligations of the parties to consummate the merger. The merger will become effective at the time the Articles of Merger are accepted for filing by the Secretary of State of Florida, or such later time as the parties may agree. CenterState Holding Company and Valrico Bancorp have generally agreed to cause the effective date to occur as soon as practicable after the last of the conditions to the completion of the merger has been satisfied or waived or any other date to which CenterState Holding Company and Valrico Bancorp agree in writing.

CenterState Holding Company and Valrico Bancorp each has the right, acting unilaterally, to terminate the merger agreement if the merger is not completed by July 2, 2007.

Federal Income Tax Consequences

The following section describes the material U.S. federal income tax consequences of the merger to holders who hold shares of Valrico Bancorp common stock as capital assets and is the opinion of Hacker, Johnson & Smith, P.A., tax advisor to CenterState Holding Company. This section does not address state, local or foreign tax consequences of the merger.

This section is based on the federal tax laws that are currently in effect. These laws are subject to change at any time, possibly with retroactive effect. This is not a complete description of all of the consequences of the merger which may apply to your particular circumstances. This section does not address the U.S. federal income tax considerations applicable to certain classes of shareholders, including:

•	financial institutions.

•	insurance companies.

•	tax-exempt organizations.

•	dealers in securities or currencies.

•	traders in securities that elect to mark to market.

•	persons who hold Valrico Bancorp common stock as part of a straddle or conversion transaction.

•	persons who are not for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust;

•	persons who acquired or acquire shares of Valrico Bancorp common stock pursuant to the exercise of employee stock options or otherwise as compensation.

•	persons who do not hold their shares of Valrico Bancorp common stock as a capital asset.

In connection with the preparation of this document, CenterState Holding Company has received an opinion of Hacker, Johnson & Smith,P.A. The opinion states that:

•	the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the U.S. tax code; and

•	each of Valrico Bancorp, successor bank and CenterState Holding Company will be a party to the reorganization within the meaning of Section 368(b) of the U.S. tax code.

This opinion is dated as of the date of this proxy statement/prospectus and will be updated as of the effective date of the merger. This tax opinion is not binding on the Internal Revenue Service. Neither CenterState Holding Company nor Valrico Bancorp has requested or will request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

Valrico Bancorp shareholders who exchange all of their shares of Valrico Bancorp common stock for shares of CenterState Holding Company common stock pursuant to the merger will be subject to the following material U.S. federal income tax consequences:

•	no gain or loss will be recognized by a Valrico Bancorp shareholder, except with respect to any cash payments to be received from CenterState Holding Company in the merger and also with respect to a Valrico Bancorp shareholder who receives cash instead of a fractional share of CenterState Holding Company common stock or in connection with the exercise of dissenters’ rights.

•	the aggregate tax basis of CenterState Holding Company common stock received by a Valrico Bancorp shareholder will be the same as the aggregate tax basis of the Valrico Bancorp common stock exchanged therefor, reduced by any amount of cash received, and increased by any gain recognized on the exchange.

•	the holding period of shares of CenterState Holding Company common stock received by a Valrico Bancorp shareholder will include the holding period for the Valrico Bancorp common stock exchanged in the merger, provided the shares of Valrico Bancorp common stock are held as capital assets at the effectiveness of the merger.

Cash received by a Valrico Bancorp shareholder instead of a fractional share of CenterState Holding Company common stock or in connection with the exercise of dissenters’ rights will be treated as received in redemption of the fractional share interest. The shareholder would generally recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received and the shareholder’s adjusted tax basis in the Valrico Bancorp common stock exchanged therefor. This capital gain or loss would be long-term capital gain or loss if the Valrico Bancorp shareholder’s holding period in the shares of Valrico Bancorp common stock allocable to the fractional share interest is more than one year. Long-term capital gain of a non-corporate person is generally subject to a maximum federal tax rate of 15%. The deductibility of capital losses is subject to limitations for both individuals and corporations.

The tax consequences of the merger may vary depending upon your particular circumstances. You should therefore consult your own tax advisor as to the specific tax consequences of the merger for you, including the application and effect of U.S. federal, state and local, foreign and other tax laws.

Management and Operations after the Merger

CenterState Holding Company will continue to conduct its operations after the merger, and will continue to be governed by the laws of the State of Florida and will operate in accordance with its articles of incorporation and by-laws as in effect immediately prior to the effective time.

Each of the persons serving as directors of CenterState Holding Company before the merger will continue to serve in such capacities following the merger.

The persons serving as directors and officers of Valrico State Bank immediately prior to the merger will continue to serve in such capacities following the merger.

Interests of Certain Persons in the Merger

Some of the directors and officers of Valrico Bancorp and CenterState Holding Company, have interests in the merger in addition to the interests they may have as shareholders generally. These interests are as follows:

•	None of the directors of Valrico Bancorp, own any shares of the common stock of CenterState Holding Company.

•	CenterState Holding Company has agreed that for a period consistent with the statute of limitations after the merger it will indemnify the directors and officers of Valrico Bancorp against all liability arising out of actions or omissions occurring on or prior to the effective date of the merger to the extent authorized by Florida law.

•	The 4,703 options held by Mr. Gee will be terminated as of the closing of the merger in exchange for a cash payment of $371,819.18.

•	Mr. Jerry Ball (President and Chief Executive Officer of Valrico State Bank) and Elizabeth Bravis (Vice President of Valrico State Bank) have agreed to terminate their existing Change in Control Agreements with Valrico Bancorp, and their existing Salary Continuation Agreements with Valrico State Bank, at the closing of the merger. At the closing, Valrico State Bank will establish a deferred compensation account for the benefit of Mr. Ball in the amount of $859,000 (of which $639,000 will be vested, and $220,000 will vest in three installments on each of the first three anniversaries of the closing date, assuming the executive’s employment on each of those dates), and a deferred compensation account for Ms. Bravis in the amount of $180,000 (of which $100,000 will be vested as of the closing and $80,000 will vest on each of the first three anniversaries of the closing date, assuming the executive’s employment on those dates). In addition, at the closing, Valrico State Bank will pay $559,478 and $148,876 to Mr. Ball and Ms. Bravis, respectively. Mr. Donald Weaver (Executive Vice President of Valrico State Bank) has agreed to terminate his Change in Control Agreement with Valrico Bancorp and amend his existing Salary Continuation Agreement, in exchange for a cash payment at closing of $377,443. In addition, his Salary Continuation Agreement will be amended to provide for the payment of $45,422 annually for a 15 year period commencing with his termination of employment for any reason. If he terminates this employment before the second anniversary of the closing of the merger, then he will be entitled to receive the benefits under his current Salary Continuation Agreement with Valrico State Bank (which provides for payments of $40,422 annually for the 15 year period commencing with his termination of employment). In addition, Ms. Susan Radford-Butler (Senior Vice President of Valrico State Bank) and Michael Gottesman (Vice President of Valrico State Bank) have each entered into an amendment to their respective Salary Continuation Agreements which provide for them to receive a lump sum payment at the closing of the merger of $35,000 and $12,000 respectively, and the benefits payable under their respective Salary Continuation Agreements to equal 30% and 20% respectively, of the executive’s base salary as of the closing date for a period of 15 years commencing with the termination of the executive’s employment for any reason after a period of two years subsequent to the Closing Date. Each of the amendments with the foregoing five officers also includes non-competition and non-solicitation of customers and employees for a period of two years following the closing of the merger.

The board of Valrico Bancorp was aware of these interests and took them into account in approving the merger.

Conduct of Business Pending the merger

The merger agreement requires that each of Valrico Bancorp and CenterState Holding Company shall preserve its business organization, goodwill, relationships with depositors, customers and employees, and assets and maintain its rights and franchises and take no action that would adversely affect its ability to perform under the merger agreement. In addition, Valrico Bancorp has agreed that, without the consent of CenterState Holding Company, it will not:

(a) amend its Articles of Incorporation, Bylaws or other governing instruments or those of any of its subsidiaries;

(b) incur additional debt obligations except in the ordinary course of business consistent with past practices or allow any lien to exist on any share of the stock held by itself or any of its subsidiaries;

(c) repurchase, redeem or otherwise acquire or exchange any shares, or any securities convertible into any shares of the stock of itself or any of its subsidiaries or declare or pay any dividend;

(d) except as provided in the merger agreement and as required upon exercise of any Valrico Bancorp stock options, issue, sell, pledge, encumber or enter into any contract to issue, sell, pledge or encumber, or authorize any of the foregoing, any additional shares of Valrico Bancorp common stock or any other capital stock of Valrico Bancorp or any subsidiary, or any stock appreciation rights, options, warrants, conversion or other rights to acquire any such stock;

(e) adjust, split, combine or reclassify any of its capital stock or that of any of its subsidiaries, issue or authorize the issuance of any other securities or sell, lease, mortgage or otherwise encumber any shares of any of its subsidiaries or other asset other than in the ordinary course of business for reasonable and adequate consideration;

(f) acquire any direct or indirect equity interest in any entities, other than in connection with foreclosures in the ordinary course of business;

(g) grant any increase in compensation or benefits of the employees or officers of Valrico Bancorp or any of its subsidiaries, except in accordance with past practices with respect to employees; pay any bonus, except in accordance with past practices and pursuant to the provisions of an existing program or plan; enter into or amend severance agreements or grant any material increases in fees or other compensation to officers and directors;

(h) enter into or amend any employment contract without an unconditional right to terminate without liability;

(i) adopt any new employee benefit plans or make any material changes to any existing employee benefit plans other than as required by law or that is necessary or advisable to maintain the tax qualified status of any such plan;

(j) make any material change in any accounting methods or systems of internal accounting controls, except as appropriate to conform to changes in regulatory accounting requirements or generally accepted accounting principles;

(k) commence any litigation other than in accordance with past practice, settle any litigation involving any liability for material monetary damages or restrictions on the operations of Valrico Bancorp or any of its subsidiaries or, except in the ordinary course of business, modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims;

(l) operate its business otherwise than in the ordinary course, or in a manner not consistent with safe and sound banking practices or applicable law;

(m) fail to file timely any report required to be filed with any regulatory authorities;

(n) make any loan or advance to any holder of 5% or more of Valrico Bancorp common stock, director or officer of Valrico Bancorp or any of its subsidiaries, or any of the members of their immediate families, except for unfunded loan commitments or renewals of existing loans in existence on the date of the merger agreement;

(o) cancel without payment in full, or modify any contract relating to, any loan or other obligation receivable from any holder of 5% or more of Valrico Bancorp common stock, director or officer of Valrico Bancorp or any of its subsidiaries or any members of their immediate families;

(p) enter into any contract for services or otherwise with any of the holders of 5% or more of Valrico Bancorp common stock, or the directors, officers or employees of Valrico Bancorp or any of its subsidiaries or any members of their immediate families;

(q) modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business and for fair consideration;

(r) file any application to relocate or terminate the operations of any of its banking offices or any of its subsidiaries;

(s) except in accordance with applicable law, change its or any of its subsidiaries’ lending, investment, liability management and other material banking policies in any material respect;

(t) intentionally take any action reasonably expected to jeopardize or delay the receipt of any regulatory approval required to consummate the merger;

(u) take any action that would cause the transactions provided for in the merger agreement to be subject to requirements imposed by any anti-takeover laws, and Valrico Bancorp shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions provided for in the merger agreement from any anti-takeover law;

(v) make or renew any loan to any person or entity that owes, or would as a result of such loan or renewal owe, Valrico Bancorp or any of its subsidiaries more than $1.5 million of secured indebtedness or $750,000 of unsecured indebtedness;

(w) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except as consistent with past policies;

(x) acquire any investment securities, or asset-backed securities, (with certain exceptions as described in the merger agreement);

(y) dispose of any real property or interests therein having a book value in excess of or in exchange for consideration in excess of $50,000 (with certain exceptions as described in the merger agreement); or

(z) make any capital expenditures individually in excess of $50,000, or in the aggregate in excess of $100,000.

CenterState Holding Company has agreed that, without the consent of Valrico Bancorp, it will not:

(a) fail to file timely any report required to be filed with any regulatory authorities including the SEC; or

(b) take any action that would cause CenterState Holding Company common stock to cease to be traded on the Nasdaq Stock Market, except for certain exceptions specified in the merger agreement.

Each party has also agreed to give written notice to the other promptly upon becoming aware; of the occurrence of any event which is likely to constitute a Material Adverse Effect within the meaning given to such term in the merger agreement or constitute a material breach of any of its representations, warranties or covenants contained in the merger agreement and to use its reasonable efforts to remedy any such condition or breach.

Valrico Bancorp, has also agreed to not solicit, initiate, discuss or knowingly encourage any acquisition proposal involving Valrico Bancorp and any third party acquiror. Notwithstanding the foregoing Valrico Bancorp may discuss an acquisition proposal with a third party if the Valrico Bancorp board of directors determines in good faith that such acquisition proposal is a “superior proposal,” as compared to the terms of the merger. A superior proposal is generally described as a bona fide written acquisition proposal that the board of directors concludes in good faith to be more favorable from a financial point of view to the Valrico Bancorp shareholders, than the merger.

Conditions to the Completion of the Merger

The respective obligations of CenterState Holding Company and Valrico Bancorp to effect the merger are subject to the satisfaction of the following conditions prior to the Effective Time:

(a) shareholder approval of Valrico Bancorp shall have been received;

(b) all regulatory approvals shall have been received and waiting periods shall have expired, and no such approval shall be conditioned or restricted in a manner which, in the opinion of the board of directors of CenterState Holding Company or Valrico Bancorp, materially adversely impacts the merger so as to render it inadvisable;

(c) all consents necessary to consummate the merger and avoid a material adverse effect on the relevant party shall have been obtained;

(d) no court or regulatory authority shall have taken any action that restricts, prohibits or makes illegal the transactions provided for in the merger agreement, and no action shall have been instituted seeking to restrain the merger which, in the opinion of the board of directors of CenterState Holding Company or Valrico Bancorp, renders its consummation impossible or inadvisable;

(e) the Registration Statement on Form S-4 shall have become effective under the Securities Act of 1933, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been commenced or threatened by the SEC; and

(f) all change in control agreements, salary continuation agreements, severance agreements, and similar compensation agreements between Valrico Bancorp and any individual shall be amended or terminated as of the Effective Time, and each of Jerry L. Ball, Donald M. Weaver, Elizabeth A. Bravis, Michael Gottesman and Susan Radford-Butler shall have entered into amendments to their respective compensation agreements with Valrico Bancorp substantially in the form agreed to as of the date of the merger agreement by such persons, Valrico Bancorp and CenterState Holding Company.

The obligations of CenterState Holding Company to effect the merger are further subject to the satisfaction or waiver of the following conditions:

(a) the representations and warranties of Valrico Bancorp in the merger agreement shall be true, as if made at the Effective Time;

(b) the agreements and covenants of Valrico Bancorp in the merger agreement and agreements provided for therein shall have been performed and complied with by the Effective Time;

(c) Valrico Bancorp shall have delivered to CenterState Holding Company certain certificates of its corporate officers provided for in the merger agreement;

(d) immediately prior to the Effective Time, Valrico Bancorp shall have a minimum net worth (as defined in the merger agreement) of $15 million;

(e) CenterState Holding Company shall have received (1) the audited financial statements of Valrico Bancorp for the year ended December 31, 2006 containing an unqualified opinion thereon by its independent accountants, and (ii) if requested by CenterState Holding Company, a balance sheet only audit of Valrico Bancorp on a consolidated basis as of the end of the calendar month immediately preceding the Effective Time containing an unqualified opinion thereon by its independent accountants;

(f) the charge offs, reserves and accruals as CenterState Holding Company shall reasonably request to conform Valrico Bancorp’s accounting policies to CenterState Holding Company’s accounting policies shall have been made;

(g) CenterState Holding Company shall be satisfied in its sole discretion that Valrico Bancorp has taken all reasonably necessary steps such that the merger will not trigger any “excess parachute payment” (as defined in Section 280G of the Internal Revenue code), that could be disallowed as a deduction or result in the payment of excise taxes under Section 280G or 162(m) of the Code;

(h) no regulatory authority shall have asserted that Valrico Bancorp or any of its subsidiaries is not in material compliance with such regulatory authority, revoked any material permits or issued any order or similar undertaking that restricts or impairs the conduct of Valrico Bancorp’s or any of its subsidiaries’ business;

(i) there shall have been no determination by CenterState Holding Company that any fact, event or condition exists or has occurred that would have a material adverse effect on Valrico Bancorp or the merger or that would render the merger impractical;

(j) Valrico Bancorp shall have obtained the consent or approval of each person required to permit the succession by the surviving bank to any contract obligation, right or interest of Valrico Bancorp;

(k) there shall not be any action taken by any regulatory authority which imposes any material adverse requirement upon CenterState Holding Company unless it is customary in connection with the acquisition of banks under similar circumstances;

(l) Valrico Bancorp shall have delivered a certificate to CenterState Holding Company that Valrico Bancorp is not aware of any claims under its directors’ and officers insurance policy;

(m) subsequent to the execution of the merger agreement, there shall not have been any material increase in overdue or “classified” loans of Valrico Bancorp or any increase in loans to directors and executive officers of Valrico Bancorp and to holders of 5% or more of Valrico Bancorp common stock;

(n) CenterState Holding Company shall have received documentation to effectuate the termination of the Valrico State Bank 401(k) plan; and

(o) no action, proceeding or claim shall have been instituted by any person, and the parties shall not have any knowledge of any threatened action, claim or proceeding by any person against Valrico Bancorp, Valrico State Bank or any of their respective officers or directors.

The obligations of Valrico Bancorp to effect the merger are further subject to the satisfaction or waiver of the following conditions:

(a) the representations and warranties of CenterState Holding Company in the merger agreement shall be true as if made at the Effective Time;

(b) the agreements and covenants of CenterState Holding Company in the merger agreement and agreements provided for therein shall have been performed and complied with by the Effective Time;

(c) CenterState Holding Company shall have delivered to Valrico Bancorp certain certificates of its corporate officers provided for in the merger agreement;

(d) CenterState Holding Company common stock to be issued in the merger shall have been qualified as a Nasdaq National Market System Security as defined by the SEC; and

(e) no regulatory authority shall have asserted that CenterState Holding Company or any of its subsidiaries is not in material compliance with such regulatory authority, revoked any material, permits or issued any order or similar undertaking that restricts or impairs the conduct of CenterState Holding Company’s or any of its subsidiaries’ business.

Waiver and Amendment; Termination; Termination Fee

Prior to the Effective Time, either CenterState Holding Company or Valrico Bancorp may waive any default in performance of any term of the merger agreement, waive or extend the time for the compliance or fulfillment by the other of any and all of its obligations under the merger agreement, waive any or all of the conditions precedent and may, to the extent permitted by law, amend the merger agreement in writing with the approval of the Board of Directors of each of Valrico Bancorp and CenterState Holding Company.

The merger agreement may be terminated at any time prior to the Effective Time, as follows:

(a) by mutual consent of CenterState Holding Company and Valrico Bancorp;

(b) in the event of a breach of a representation, warranty, covenant or agreement by the non-breaching party under certain circumstances;

(c) by either party (provided that such terminating party is not in material breach of any material obligation in the merger agreement), in the event any required regulatory approval is denied or not obtained or the shareholders of Valrico Bancorp fail to approve the merger;

(d) by either party, in the event there is a material adverse effect on the business, operations or financial condition of the other party that is not remedied;

(e) by either party, in the event any of the conditions precedent to the merger cannot be satisfied or fulfilled or the merger is not consummated by July 2, 2007, and such failure was not the fault of the terminating party;

(f) by CenterState Holding Company, if the holders of greater than 5% of the outstanding shares of Valrico Bancorp common stock properly assert their dissenters’ rights under the Florida Dissent Provisions;

(g) by CenterState Holding Company, if (1) the board of directors of Valrico Bancorp withdraws, adversely modifies or fails upon request to reconfirm its recommendation of the merger, (2) the board of directors of Valrico Bancorp recommends approval of another acquisition proposal to the shareholders, (3) the board of directors of Valrico Bancorp fails to call the special meeting of shareholders, or (4) any person or entity becomes the beneficial owner of 25% or more of the outstanding shares of Valrico Bancorp stock; or

(h) by Valrico Bancorp, if the board of directors of Valrico Bancorp shall have authorized an agreement with respect to an acquisition or merger transaction proposal which it considers to be superior to the merger, and after written notice to CenterState Holding Company, CenterState Holding Company does not make an offer that the Valrico Bancorp board determines is as favorable as the third-party proposal.

In the event of the termination of the merger agreement, the merger agreement will become void and have no effect, except that the confidentiality requirements, miscellaneous provisions, and provisions regarding expenses will survive such termination and such termination will not relieve a breaching party from liability for an uncured willful breach of the representation, warranty, covenant or agreement giving rise to the termination. Also, a termination under paragraphs (g) or (h) will require Valrico Bancorp to pay to CenterState Holding Company a termination fee of $1.5 million.

Regulatory Approvals

The merger is conditioned upon receipt of the necessary regulatory approvals. Bank holding companies and banks are regulated extensively under both federal and state law. CenterState Holding Company is subject to regulation by the Federal Reserve. The Bank Holding Company Act requires a bank holding company to obtain the prior approval of the Federal Reserve before it may acquire substantially all of the assets, of any bank or ownership or control of any voting shares of any bank if, after such acquisition, it would own or control, directly or indirectly, more than five percent of the voting shares of any such bank. Accordingly, on December 20, 2006, CenterState Holding Company filed an application with the Federal Reserve requesting approval of the merger in accordance with Section 3 of the Bank Holding Company Act.

Valrico Bancorp is subject to regulation by the Florida Office of Financial Regulation. Under the requirements of Section 658.41 of the Florida Statutes, any proposed organization of an interim bank, and any proposed merger involving a Florida state bank, must be submitted to the Florida Office of Financial Regulation for prior approval. CenterState Holding Company and Valrico Bancorp submitted an application to the Florida Office of Financial Regulation on December 22, 2006 for permission to acquire Valrico State Bank.

As of the date of this proxy statement-prospectus, each of these required regulatory approvals is still pending. The merger cannot be completed in the absence of the required regulatory approvals or waivers. We cannot assure you as to whether or when the required regulatory approvals will be obtained.

Accounting Treatment

CenterState Holding Company expects to account for the merger as a “purchase,” as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes. Under purchase accounting, the assets and liabilities of Valrico Bancorp as of the effective time will be recorded at their respective fair values and added to those of CenterState Holding Company. Any excess of the value of CenterState Holding Company common stock issued for Valrico Bancorp common stock over the fair value of Valrico Bancorp’s net assets will be recognized as goodwill. Financial statements of CenterState Holding Company issued after the effective time will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of Valrico Bancorp.

Resales of CenterState Holding Company Common Stock

All shares of CenterState Holding Company common stock to be issued in the merger will be freely transferable under the Securities Act of 1933, except shares received by “affiliates” of Valrico Bancorp at the time of the special meeting. These affiliates may only sell their shares in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. “Affiliates” would typically include directors, executive officers, and beneficial owners of 10% or more of Valrico Bancorp’s common stock.

This proxy statement/prospectus does not cover resales of CenterState Holding Company common stock to be received by any person who may be deemed to be an affiliate of Valrico Bancorp. Valrico Bancorp has agreed in the merger agreement to use its reasonable best efforts to cause each person who may be deemed to be an “affiliate” of Valrico Bancorp to execute and deliver to CenterState Holding Company an agreement. Under these agreements, Valrico Bancorp’s affiliates have agreed not to offer to sell, transfer or otherwise dispose of any of the shares of CenterState Holding Company common stock issued to them pursuant to the merger except in compliance with Rule 145, or in a transaction that is otherwise exempt from the registration requirements of, or in an offering which is registered under, the Securities Act. CenterState Holding Company may place restrictive legends on certificates representing CenterState Holding Company common stock issued to all persons who are deemed to be “affiliates” of Valrico Bancorp under Rule 145.

Appraisal Rights

The following discussion is not a complete description of the law relating to dissenters’ rights available under Florida law. This description is qualified by the full text of the relevant provisions of Florida law, which are reprinted in their entirety as Appendix C to this proxy statement/prospectus. If you desire to exercise appraisal rights, you should review carefully the provisions of Florida and are urged to consult a legal advisor before electing or attempting to exercise these rights.

Under Florida law, each shareholder of Valrico Bancorp entitled to vote on the Merger who complies with the procedures set forth in Section 607.1301 to 607.1333 of the Florida Business Corporation Act (the “FBCA”) relating to appraisal rights is entitled to receive in cash the fair value of his or her shares of Valrico Bancorp common stock. A Company shareholder must comply strictly with the procedures set forth in Florida law relating to appraisal rights. Failure to follow any such procedures will result in a termination or waiver of his or her appraisal rights.

To perfect appraisal rights, a holder of Valrico Bancorp common stock must not vote in favor of the Merger Agreement and must provide written notice to Valrico Bancorp before the vote is taken at the special meeting indicating that such shareholder intends to demand payment if the Merger is effectuated. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to Valrico Bancorp., 1815 S.R. 60 East, Valrico, Florida 33594, Attention: Secretary. All such notices must be signed in the same manner as the shares are registered on the books of Valrico Bancorp. If a shareholder has not provided written notice of intent to demand fair value before the vote is taken at the special meeting, the shareholder will be deemed to have waived his or her appraisal rights.

Within 10 days after the date the Merger becomes effective, CenterState Holding Company, as successor to Valrico Bancorp in the Merger, will provide each former Company shareholder who has properly provided a notice of intent to demand payment of fair value a written appraisal notice and form, which will indicate CenterState Holding Company’s estimate of the fair value of Valrico Bancorp common stock, as well as a copy of Valrico Bancorp’s financial statements and a copy of Sections 607.1301-607.1333 of the FBCA.

A shareholder asserting appraisal rights must execute and return the form to CenterState Holding Company and deposit the shareholder’s certificates in accordance with the terms of the notice, before the date specified in the appraisal notice, which will not be fewer than 40 or more than 60 days after the appraisal notice and form were sent to the shareholder. A shareholder who deposits shares in accordance with the assertion of appraisal rights has no further rights as a shareholder, but only has the right to receive “fair value” for the shares in accordance with the appraisal procedures, unless the appraisal demand is withdrawn.

A shareholder who does not execute and return the form and deposit his or her certificates by the date set forth in the appraisal notice, will no longer be entitled to appraisal rights, will be bound by the terms of the Merger Agreement, and will receive cash in the amount specified by the Merger Agreement. A shareholder who complies with the requirements and wishes to withdraw from the appraisal process may do so by notifying CenterState Holding Company in writing before the date set forth in the appraisal notice as the due date to execute and return the form. A shareholder who fails to withdraw from the appraisal process may not thereafter withdraw without CenterState Holding Company’s written consent.

A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder, if the record shareholder objects with respect to all shares owned by the beneficial shareholder. A record shareholder must notify CenterState Holding Company in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder may assert appraisal rights as to any shares held on behalf of the shareholder only if the shareholder submits to CenterState Holding Company the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal notice, and does so with respect to all shares that are beneficially owned by the beneficial shareholder.

If a shareholder timely accepts the offer to pay the fair value of the shares as set forth in the appraisal notice, payment will be made within 90 days after CenterState Holding Company receives the form from the shareholder. A shareholder who is dissatisfied with the offer must include in his or her returned form a demand for payment of that shareholder’s estimate of the fair value of the shares plus interest, otherwise the shareholder will be entitled to payment of only the amount offered. Interest is to be calculated at the interest rate on judgments in Florida on the effective date of the Merger. Once CenterState Holding Company has made payment of an agreed upon value, the shareholders will cease to have any interest in the shares.

If CenterState Holding Company and the dissenting shareholder are unable to agree on the fair value of the shares, CenterState Holding Company would be required to file an appraisal action within sixty days after receiving the payment demand in a court of competent jurisdiction in the county in which Valrico Bancorp maintained its registered office, requesting that the fair value of the shares of Valrico Bancorp common stock be determined. If CenterState Holding Company fails to file such proceeding within the sixty-day period, any dissenting shareholder may do so in the name of Valrico Bancorp. All dissenting shareholders, except for those that have agreed upon a value with CenterState Holding Company, are deemed to be parties to the proceeding. In such proceeding, the court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. CenterState Holding Company shall pay each dissenting shareholder the amount found to be due within ten (10) days after final determination of the proceedings. Upon payment of such judgment, the dissenting shareholder will cease to have any interest with respect to his or her Company shares.

The court in any appraisal proceeding will determine the cost and expense of any appraisal proceeding and such costs and expenses will be assessed against CenterState Holding Company. However, all or any part of such cost and expense may be apportioned and assessed against all or some of the dissenting shareholders, in such amount as the court deems equitable, if the court determines that such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court may also assess the fees and expenses of counsel and experts for the respective parties in the amounts the court finds equitable against CenterState Holding Company if the court finds that CenterState Holding Company did not substantially comply with its requirements under Sections 607.1320 and 607.1322 of the FBCA, or, against any party which the court finds acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights provided by the FBCA. In the event CenterState Holding Company fails to make any required payments, the shareholders may sue directly for the amount owed, and to the extent successful, will be entitled to recover all costs and expenses of the suit, including attorney’s fees.

The foregoing does not purport to be a complete statement of the provisions of the FBCA relating to statutory appraisal rights and is qualified in its entirety by reference to the appraisal rights provisions, which are reproduced in full in Exhibit C to this proxy statement and which are incorporated herein by reference.

COMPARATIVE MARKET PRICES AND DIVIDENDS

Valrico Bancorp

Shares of Valrico Bancorp common stock are not actively traded, and such trading activity, as it occurs takes place in privately negotiated transactions. Since January 1, 2004, the only sales of Valrico Bancorp common stock of which Valrico Bancorp had knowledge involved 24 transactions for a total of 31,886 shares at prices ranging between $30.00 and $75.00 per share. The last sale of Valrico Bancorp common stock of which Valrico Bancorp had knowledge was for 400 shares on October 25, 2006 at a price of $75.00 per share. The following sets forth the trading prices for the shares of Valrico Bancorp common stock that have occurred since January 1, 2004 for transactions in which the trading prices are known to management of Valrico Bancorp:

	Price Per Share of Common Stock
	High	Low	Volume Shares
2005
Fourth Quarter	$50.00	$50.00	1,513
Third Quarter	—	—	—
Second Quarter	50.00	50.00	754
First Quarter	39.00	39.00	400

2006
Fourth Quarter	$75.00	$75.00	400
Third Quarter	70.00	70.00	100
Second Quarter	64.00	64.00	544
First Quarter	53.00	43.00	1,280

Valrico Bancorp has paid annual cash dividends of $0.16 per share during each of 2005 and 2006, respectively.

CenterState Holding Company

The shares of CenterState Holding Company common stock are traded on The Nasdaq National Market System under the symbol “CSFL.” The last reported sale price of CenterState Holding Company common stock on November 13, 2006 (the day preceding public announcement of the merger) was $21.46, and on January 2, 2007 was $20.90. The table below sets forth for the period indicated, the high and low sales price of CenterState Holding Company common stock as reported by The Nasdaq National Market and the dividends declared per share on its common stock.

	High	Low	Cash Dividends Declared Per Share
2005
Fourth quarter	$17.48	$16.75	$.035
Third quarter	17.47	16.25	.035
Second quarter	20.43	16.75	.03
First quarter	17.25	14.91	.03

2006
Fourth quarter	$22.26	$19.10	$.035
Third quarter	21.05	18.16	.035
Second quarter	22.74	17.88	.035
First quarter	19.57	17.08	.035

As of September 30, 2006, CenterState Holding Company had 11,122,540 shares of its common stock outstanding.

Dividends are paid at the discretion of CenterState Holding Company’s board of directors. CenterState Holding Company has paid regular quarterly cash dividends on its common stock, and its board of directors presently intends to continue the payment of regular quarterly cash dividends, but the amount and frequency of cash dividends, if any, will be determined by CenterState Holding Company’s board of directors after consideration of its earnings, capital requirements and its financial condition and will depend on cash dividends paid to it by its subsidiary banks. As a result, CenterState Holding Company’s ability to pay future dividends will depend upon the earnings of its subsidiary banks, their financial condition and their need for funds.

Moreover, there are a number of federal and state banking policies and regulations that restrict CenterState Holding Company’s ability to pay dividends. In particular, because each of its subsidiary banks is a depository institution and its deposits are insured by the FDIC, it may not pay dividends or distribute capital assets if it is in default on any assessment due to the FDIC. Also, the subsidiary banks are subject to regulations which impose certain minimum capital requirements that affect the amount of cash available for distribution to CenterState Holding Company. Lastly, under Federal Reserve policy, CenterState Holding Company is required to maintain adequate regulatory capital, is expected to serve as a source of financial strength to its subsidiary banks and to commit resources to support the banks. In addition, federal and state agencies have the authority to prevent it from paying a dividend to its shareholders. These policies and regulations may have the effect of reducing or eliminating the amount of dividends that CenterState Holding Company can declare and pay to its shareholders in the future.

DESCRIPTION OF CENTERSTATE HOLDING COMPANY’S CAPITAL STOCK

CenterState Holding Company’s authorized capital stock consists of 40,000,000 shares of common stock, par value $.01 per share. As of September 30, 2006, there were 11,122,540 shares of CenterState Holding Company’s common stock issued and outstanding. CenterState Holding Company also is authorized to issue up to 5,000,000 shares of preferred stock, none of which are outstanding.

Common Stock

Holders of CenterState Holding Company’s common stock are entitled to receive ratably dividends, if any, declared by CenterState Holding Company’s board of directors out of funds legally available for dividends. In the event of the liquidation, dissolution or winding up of CenterState Holding Company, holders of CenterState Holding Company’s common stock are entitled to share ratably, based on the number of shares held, in the assets, remaining after payment of all the debts and liabilities of CenterState Holding Company.

Holders of common stock are entitled to one vote per share on all matters submitted to the holders of common stock for a vote. Because holders of common stock do not have cumulative voting rights with respect to the election of directors, the holders of a majority of the shares of common stock represented at a meeting can elect all of the directors. Holders of common stock do not have preemptive or other rights to subscribe for or purchase any additional shares of capital stock which CenterState Holding Company may issue or to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

As of the date of this proxy statement/prospectus, no CenterState Holding Company preferred stock was issued or outstanding. The board of directors of CenterState Holding Company is authorized to fix or alter the rights, preferences, privileges and restrictions of any wholly unissued series of preferred stock, including the dividend rights, original issue price, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms thereof, and the number of stock constituting any such series and the designation thereof and to increase or decrease the number of stock of such series subsequent to the issuance of stock of such series but not below the number of stock then outstanding. The board of directors, without shareholder approval, can issue preferred stock with the voting and conversion rights described above, which could adversely affect the voting power of the shareholders of common stock. CenterState Holding Company has no plans at this time to issue any preferred stock. Any such issuance of preferred stock could have the effect of delaying or preventing a change of control.

Anti-Takeover Provisions

General. The Florida Business Corporation Act contains provisions designed to enhance the ability of the board of directors to respond to attempts to acquire control of CenterState Holding Company. These provisions may discourage takeover attempts which have not been approved by the board of directors. This could include takeover attempts that some of CenterState Holding Company’s shareholders deem to be in their best interest. These provisions may adversely affect the price that a potential purchaser would be willing to pay for CenterState Holding Company’s common stock. These provisions may deprive you of the opportunity to obtain a takeover premium for your shares. These provisions could make the removal of CenterState Holding Company’s incumbent management more difficult. These provisions may enable a minority of CenterState Holding Company’s directors and the holders of a minority of CenterState Holding Company’s outstanding voting stock to prevent, discourage or make more difficult a merger, tender offer or proxy contest, even though the transaction may be favorable to the interests of shareholders. These provisions could also potentially adversely affect the market price of the common stock.

The following summarizes the anti-takeover provisions contained in the Florida Business Corporation Act.

Authorized but Unissued Stock. The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of stock may enable CenterState Holding Company’s board of directors to issue shares of stock to persons friendly to existing management. This may have the effect of discouraging attempts to obtain control of CenterState Holding Company.

Evaluation of Acquisition Proposals. The Florida Business Corporation Act expressly permits the board of directors, when evaluating any proposed tender or exchange offer, any merger, consolidation or sale of substantially all of the assets of CenterState Holding Company, or any similar extraordinary transaction, to consider all relevant factors including, without limitation, the social, legal, and economic effects on the employees, customers, suppliers, and other constituencies of CenterState Holding Company and its subsidiaries, on the communities and geographical areas in which they operate. CenterState Holding Company’s board of directors may also consider the amount of consideration being offered in relation to the then current market price for outstanding shares of capital stock and CenterState Holding Company’s then current value in a freely negotiated transaction. CenterState Holding Company’s board of directors believes that these provisions are in the long-term best interests of CenterState Holding Company and its shareholders.

Control Share Acquisitions. CenterState Holding Company is subject to the Florida control share acquisitions statute. This statute is designed to afford shareholders of public corporations in Florida protection against acquisitions in which a person, entity or group seeks to gain voting control. With enumerated exceptions, the statute provides that shares acquired within certain specific ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the public corporation’s disinterested shareholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director. The specific acquisition ranges that trigger the statute are:

•	acquisitions of shares possessing one-fifth or more but less than one-third of all voting power;

•	acquisitions of shares possessing one-third or more but less than a majority of all voting power;

•	or acquisitions of shares possessing a majority of more of all voting power.

Under certain circumstances, the statute permits the acquiring person to call a special shareholders meeting for the purpose of considering the grant of voting rights to the holder of the control shares. The statute also enables a corporation to provide for the redemption under certain circumstances of control shares with no voting rights.

Transactions with Interested Shareholders. CenterState Holding Company is subject to the Florida affiliated transactions statute which generally requires approval by the disinterested directors or supermajority approval by shareholders for certain specified transactions between a corporation and a holder, or its affiliates, of more than 10% of the outstanding shares of the corporation. These provisions could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts. Accordingly, these provisions may discourage attempts to acquire CenterState Holding Company.

Indemnification Provisions

Florida law authorizes a company to indemnify its directors and officers in certain instances against certain liabilities which they may incur by virtue of their relationship with the company. Further, a Florida company is authorized to provide further indemnification or advancement of expenses to any of its directors, officers, employees, or agents, except for acts or omissions which constitute:

•	a violation of the criminal law unless the individual had reasonable cause to believe it was lawful,

•	a transaction in which the individual derived an improper personal benefit,

•	in the case of a director, a circumstance under which certain liability provisions of the Florida Business Corporation Act are applicable related to payment of dividends or other distributions or repurchases of shares in violation of such Act, or

•	willful misconduct or a conscious disregard for the best interest of the company in a proceeding by the company, or a company shareholder.

A Florida company also is authorized to purchase and maintain liability insurance for its directors, officers, employees and agents.

CenterState Holding Company’s bylaws provide that CenterState Holding Company shall indemnify each of its directors and officers to the fullest extent permitted by law, and that the indemnity will include advances for expenses and costs incurred by such director or officer related to any action in regard to which indemnity is permitted. CenterState Holding Company currently maintains liability insurance for its directors and officers. There is no assurance that CenterState Holding Company will continue to maintain such insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling CenterState Holding Company pursuant to the foregoing provisions, CenterState Holding Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

Continental Stock Transfer & Trust Company currently acts as transfer agent and registrar for the shares of CenterState Holding Company common stock.

Limited Liability and Indemnification

Under the Florida Business Corporation Act, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless:

•	the director breached or failed to perform his duties as a director; and

•	a director’s breach of, or failure to perform, those duties constitutes:

•	a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful,

•	a transaction from which the director derived an improper personal benefit, either directly or indirectly,

•	a circumstance under which an unlawful distribution is made,

•	in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct, or

•	in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

Shares Eligible For Future Sale

Upon the completion of the merger, CenterState Holding Company will have approximately 12,457,000 shares of common stock outstanding, assuming Valrico Bancorp shareholders elect the maximum amount of CenterState Holding Company shares permitted pursuant to the terms of the merger agreement, and assuming no Valrico Bancorp shareholder exercises any dissenters rights. Except for shares held by affiliates of CenterState Holding Company and former affiliates of Valrico Bancorp, almost all of CenterState Holding Company’s outstanding shares will be freely tradeable without restriction or registration under the Securities Act of 1933.

CERTAIN DIFFERENCES IN THE RIGHTS OF CENTERSTATE HOLDING

COMPANY SHAREHOLDERS AND VALRICO BANCORP SHAREHOLDERS

Valrico Bancorp shareholders will automatically become a CenterState Holding Company shareholder at the effective time of the merger, unless they properly exercise dissenters rights. The rights as a CenterState Holding Company shareholder will be determined by CenterState Holding Company’s articles of incorporation, CenterState Holding Company’s bylaws and Florida law. The following is a summary of the material differences in the rights of shareholders of CenterState Holding Company and Valrico Bancorp. This summary is necessarily general and is not a complete discussion of, and is qualified by, the more detailed provisions of Florida law, Valrico Bancorp’s articles of incorporation, CenterState Holding Company’s articles of incorporation and the bylaws of each corporation.

Authorized Capital

CenterState Holding Company. CenterState Holding Company is authorized to issue 40,000,000 shares of common stock with par value of $.01 per share and 5,000,000 shares of preferred stock. As of September 30, 2006, there were 11,122,540 shares of CenterState Holding Company common stock outstanding and no shares of preferred stock were outstanding.

Valrico Bancorp. Valrico Bancorp is authorized to issue 1,000,000 shares of common stock, no par value. As of the record date, 362,923 shares of Valrico Bancorp common stock were outstanding.

Amendment of Articles of Incorporation

CenterState Holding Company. The Florida Business Corporation Act (“FBCA”) generally requires most amendments to a Florida corporations articles of incorporation be adopted by the affirmative vote of a majority of the shares entitled to vote thereon upon recommendation of the Board of Directors, subject to amendments in certain minor respects which do not require stockholder action. Unless the FBCA requires a greater vote, amendments may be adopted by a majority of the shares entitled to vote, a quorum being present. The FBCA also permits the Board of Directors to amend or repeal the bylaws unless otherwise required by the FBCA or the stockholders. The stockholders entitled to vote have concurrent power to amend or repeal the bylaws.

Valrico Bancorp. The foregoing provision of the FBCA are similar to the provisions that govern amendments to Valrico Bancorp’s articles of incorporation.

Notice of Meetings of Shareholders

CenterState Holding Company. The CenterState Holding Company bylaws provide that CenterState Holding Company must notify its shareholders between 10 and 60 days before any annual or special meeting of the date, time and place of the meeting. CenterState Holding Company must briefly describe the purpose or purposes of a special meeting.

Valrico Bancorp. The Valrico Bancorp bylaws contain shareholder meeting notice requirements which are substantially the same as those contained in CenterState Holding Company’s bylaws.

Special Meetings of Shareholders

CenterState Holding Company. A special meeting of the shareholders of CenterState Holding Company maybe held when directed by the chairman, president, the board of directors, or when requested in writing by the holders of not less than one-third of all the shares entitled to vote at such meetings.

Valrico Bancorp. Valrico Bancorp’s bylaws contain provisions regarding special meetings which are substantially the same as the provisions contained in CenterState Holding Company’s bylaws.

Record Date

CenterState Holding Company. CenterState Holding Company’s board of directors must fix a record date in order to determine who the shareholders of the corporation are for purposes of determining such things as the receipt of dividends or voting rights. This record date must not be more than 70 days in advance of the relevant determination or meeting of shareholders.

Valrico Bancorp. Valrico Bancorp’s bylaws contain provisions regarding the establishment of record dates which are substantially the same as the provisions contained in CenterState Holding Company’s bylaws.

Removal of Directors

CenterState Holding Company. A director of CenterState Holding Company may be removed with or without cause by a vote of the holders of a majority of the shares entitled to vote at an election of directors.

Valrico Bancorp. A Valrico Bancorp director similarly may be removed with or without cause by a vote of holders of a majority of the shares entitled to vote at the election of directors.

Indemnification

CenterState Holding Company. CenterState Holding Company’s bylaws provide that CenterState Holding Company shall indemnify and hold harmless all of its directors, officers, employees and agents, and former directors, officers, employees and agents from and against all liabilities and obligations, including attorneys’ fees, incurred in connection with any actions taken or failed to be taken by such director, officer, employee and agent in their capacity as such to the fullest extent possible under law. In any event, it is mandatory for a Florida corporation to indemnify a director, officer, employee or agent against expenses actually and reasonably incurred in successfully defending an action, provided the person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation.

Valrico Bancorp. Valrico Bancorp’s bylaws contain indemnification provisions which are substantially the same as those set forth in the bylaws of CenterState Holding Company. Likewise, Valrico Bancorp is required to indemnify a director, officer, employer, agent against expenses actually and reasonably incurred in successfully defending an action, provided the person acted in good faith and in a manner reasonably believed to be in or not opposed to, the best interest of the corporation.

Shareholder Inspection Rights; Shareholder Lists

CenterState Holding Company. Under Florida law, upon written notice of a demand to inspect corporate records, a stockholder is entitled to inspect corporate books and records. Except for certain categories of records, including the current articles of incorporation and bylaws, list of names and business addresses of current officers and directors, and minutes of shareholder meetings and communications directed to stockholders generally, the demand must be made in good faith with a proper purpose, and must state with reasonable particularity the purpose and the records desired to be inspected, and the records must relate directly to the purpose.

Valrico Bancorp. The inspection rights provided under Florida law are also available to the shareholders of Valrico Bancorp.

CERTAIN INFORMATION CONCERNING CENTERSTATE HOLDING COMPANY

CenterState Holding Company was incorporated under the laws of the State of Florida on September 20, 1999. CenterState Holding Company is a registered bank holding company under the Bank Holding Company Act of 1956. CenterState Holding Company owns CenterState Bank Central Florida, National Association, a national banking association; CenterState Bank Mid Florida, a Florida banking corporation; CenterState Bank West Florida, N.A., a national banking association; and CenterState Bank of Florida, National Association, a national banking association.

CenterState Holding Company provides a range of consumer and commercial banking services to individuals, businesses and industries. The basic services offered by CenterState Holding Company include: demand interest-bearing and noninterest-bearing accounts, money market deposit accounts, time deposits, safe deposit services, cash management, direct deposits, notary services, money orders, night depository, travelers’ checks, cashier’s checks, domestic collections, savings bonds, bank drafts, automated teller services, drive-in tellers, and banking by mail. In addition, CenterState Holding Company makes secured and unsecured commercial and real estate loans and issues stand-by letters of credit. CenterState Holding Company provides automated teller machine (ATM) cards, thereby permitting customers to utilize the convenience of larger ATM networks. CenterState Holding Company also offers internet banking services to its customers. In addition to the foregoing services, the offices of CenterState Holding Company provide customers with extended banking hours. CenterState Holding Company does not have trust powers and, accordingly, no trust services are provided. CenterState Holding Company also offers other financial products to its customers, including mutual funds, annuities and other products, through its “Infinex Financial Group” relationship.

The revenues of CenterState Holding Company are primarily derived from interest on, and fees received in connection with, real estate and other loans, and from interest and dividends from investment securities and short-term investments. The principal sources of funds for CenterState Holding Company’s lending activities are its deposits, repayment of loans, and the sale and maturity of investment securities. The principal expenses of CenterState Holding Company are the interest paid on deposits, and operating and general administrative expenses.

As is the case with banking institutions generally, CenterState Holding Company’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Board of Governors of the Federal Reserve System and the OCC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. CenterState Holding Company faces strong competition in the attraction of deposits (its primary source of lendable funds) and in the origination of loans.

At September 30, 2006, CenterState Holding Company’s primary assets were its ownership of stock of each of the four banks. At September 30, 2006, CenterState had total consolidated assets of approximately $1.025 billion, total consolidated deposits of approximately $846 million, total consolidated loans of approximately $638 million, and total consolidated stockholders’ equity of approximately $115 million.

Additional Information

Additional information relating to executive compensation, various benefit plans, voting securities and the principal holders of voting securities, relationships and related transactions and other related matters as to CenterState Holding Company is incorporated by reference or set forth in CenterState Holding Company’s Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated into this document by reference. See “WHERE YOU CAN FIND MORE INFORMATION.”.

BUSINESS OF VALRICO BANCORP

General

Valrico Bancorp was organized as a Florida banking corporation in January 1995, and owns 100% of its subsidiary, Valrico State Bank. Valrico State Bank was organized as a Florida banking corporation in June 1989. Valrico Bancorp provides a range of consumer and commercial banking services to individuals, businesses and industries. The basic services offered by Valrico Bancorp include: demand interest bearing, NOW accounts, money market deposit accounts, savings accounts, time deposits, safe deposit services, cash management, direct deposits, notary services, money orders, night depository, travelers’ checks, cashier’s checks, domestic collections, savings bonds, bank drafts, drive-in tellers, and banking by mail. In addition, Valrico Bancorp makes commercial real estate, single family real estate, construction, mobile home, commercial, and consumer loans and issues stand-by letters of credit. Valrico Bancorp provides automated teller machine (“ATM”) cards, as a part of the HONOR ATM network, thereby permitting customers to utilize the convenience of larger ATM networks. Valrico Bancorp does not have trust powers and, accordingly, no trust services are provided.

The revenues of Valrico Bancorp are primarily derived from interest on, and fees received in connection with, real estate and other loans, and from interest and dividends from investment and mortgage-backed securities, and short-term investments. The principal sources of funds for Valrico Bancorp’s lending activities are its deposits, repayment of loans, and the sale and maturity of investment securities. The principal expenses of Valrico Bancorp are the interest paid on deposits, and operating and general administrative expenses.

As is the case with banking institutions generally, Valrico Bancorp’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve, the FDIC and the Florida Office of Financial Regulation. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. Valrico Bancorp faces strong competition in the attraction of deposits (its primary source of lendable funds) and in the origination of loans.

Lending Activities

Valrico Bancorp offers a range of lending services, including real estate, consumer and commercial loans, to individuals and small businesses and other organizations that are located in or conduct a substantial portion of their business in the Bank’s market area. Valrico Bancorp’s total loans at September 30, 2006 and December 31, 2005 were $119 million, or 79% of total assets, and $119 million, or 78% of total assets, respectively. The interest rates charged on loans vary with the degree of risk, maturity, and amount of the loan, and are further subject to competitive pressures, money market rates, availability of funds, and government regulations. Valrico Bancorp has no foreign loans or loans for highly leveraged transactions.

Valrico Bancorp’s loans are concentrated in the following areas: commercial real estate loans, residential real estate loans, construction loans, commercial loans, consumer/other loans. At September 30, 2006, 67.1%, 9.6%, 17.1%, 4.2%, and 2.0% and at December 31, 2005, 66.1%, 10.5%, 15.5%, 5.7% and 2.2% of Valrico Bancorp’s loan portfolio consisted of commercial real estate, residential real estate, construction, commercial, consumer/other loans, respectively. In excess of 98% of Valrico Bancorp’s loans at September 30, 2006 and December 31, 2005, respectively, were made on a secured basis. As of September 30, 2006 and December 31, 2005, approximately 93.9% and 92.1% of the loan portfolio, respectively, consisted of loans secured by mortgages on real estate.

Valrico Bancorp’s commercial loans include loans to individuals and small-to-medium sized businesses located primarily in Hillsborough County and surrounding areas for working capital, equipment purchases, and various other business purposes. A majority of Valrico Bancorp’s commercial loans are secured by equipment or similar assets, but these loans may also be made on an unsecured basis. Commercial loans may be made at variable- or fixed-interest rates. Commercial lines of credit are typically granted on a one-year basis, with loan covenants and monetary thresholds. Other commercial loans with terms or amortization schedules of longer than one year will normally carry interest rates which vary with the prime lending rate and will become payable in full and are generally refinanced in three to five years.

Valrico Bancorp’s real estate loans are secured by mortgages and consist primarily of loans to individuals and businesses for the purchase, improvement of or investment in real estate and for the construction of single-family residential units or the development of single-family residential building lots. These real estate loans may be made at fixed- or variable-interest rates. Valrico Bancorp generally does not make fixed-interest rate commercial real estate loans for terms exceeding five years. Loans in excess of five years generally have adjustable interest rates. Valrico Bancorp’s residential real estate loans generally are repayable in monthly installments based on up to a 30-year amortization schedule with variable-interest rates.

Valrico Bancorp’s consumer loan portfolio consists primarily of loans to individuals for various consumer purposes, but includes some business purpose loans which are payable on an installment basis. The majority of these loans are for terms of less than five years and are secured by liens on various personal assets of the borrowers, but consumer loans may also be made on an unsecured basis. Consumer loans are made at fixed- and variable-interest rates, and are often based on up to a five-year amortization schedule.

Valrico Bancorp has a policy and practice that loans to its executive officers, directors or shareholders owning more than 10% of Valrico Bancorp common stock, must be approved, in advance, by a majority of the entire board of directors with the interested party abstaining from the vote. Any loans to executive officers, directors and principal shareholders must be made on substantially the same terms, including interest rates and collateral, as those existing at the time for comparable transactions with persons who are not affiliated with the bank. Loans to executive officers, directors and principal shareholders also must not involve more than the normal risk of repayment or present other unfavorable features. The Bank may pay an overdraft on an account of a director, provided the payment is in accordance with a written, preauthorized, interest bearing extension of credit specifying a method of repayment or a written preauthorized transfer of funds from another account. As to transactions, other than loans, with directors and principal shareholders, Valrico Bancorp requires that any such transaction be on terms and under circumstances that are substantially the same, or at least as favorable to the Bank, as those prevailing at the time for comparable transactions involving other parties who are not affiliated with the Bank. If there are no comparable prevailing transactions, then the transaction with the director or principal shareholder must be on terms and under circumstances that in good faith would be offered and would apply to others who are not affiliated with the Bank. From time to time, Valrico Bancorp has had loans to its directors and executive officers, and other transactions with its directors. Valrico Bancorp management believes that such loans and transactions were in compliance with the foregoing policies.

Deposit Activities

Deposits are the major source of Valrico Bancorp’s funds for lending and other investment activities. Valrico Bancorp considers the majority of its regular savings, demand, NOW and money market deposit accounts to be core deposits. These accounts comprised 65.2% and 70.1% of Valrico Bancorp’s total deposits at September 30, 2006 and December 31, 2005, respectively. Approximately 34.8% and 29.9% of Valrico Bancorp’s deposits at September 30, 2006 and December 31, 2005 were certificates of deposit. Generally, Valrico Bancorp attempts to maintain the rates paid on its deposits at a competitive level. Time deposits of $100,000 and over made up 12.8% and 11.6% of Valrico Bancorp’s total deposits at September 30, 2006 and December 31, 2005, respectively. The majority of the deposits of Valrico Bancorp are generated from Lake County. Valrico Bancorp does not accept brokered deposits.

Employees

At September 30, 2006, Valrico Bancorp employed 45 full-time and 11 part-time employees. The employees are not represented by a collective bargaining unit. Valrico Bancorp consider relations with its employees to be good.

Properties

The main office of Valrico Bancorp is located at 1815 S.R. 60 East, Valrico, Florida 33594, which is owned by Valrico Bancorp. Valrico State Bank also operates branch offices at 10101 Bloomingdale Avenue, Riverview, Florida 33569; and 305 South Wheeler Street, Plant City, Florida 33566; and 102 West Robertson Street, Brandon, Florida 33511. The Riverview and Plant City banking offices are owned by Valrico State Bank, and it leases its Brandon office. Valrico State Bank also anticipates opening an additional banking office in the first quarter of 2007 at the corner of Osprey Ridge and Fishhawk Boulevard in Lithia, Florida 33547.

Litigation

In the ordinary course of operations, Valrico Bancorp is a party to various legal proceedings. Management does not believe there is any proceeding against Valrico Bancorp which, if determined adversely, would have a material adverse effect on the financial condition or results of operations of Valrico Bancorp.

Management

Board of Directors. The Board of Directors of Valrico Bancorp currently consists of eight directors, each of whom holds office until the next annual meeting of Valrico Bancorp shareholders. The following table sets forth certain information with respect to the directors of Valrico Bancorp.

Name	Principal Occupation and Business Experience During Past Five Years
LeVaughn Amerson	Director; President and Owner, Akin and Porter Produce of Plant City, Inc.

Jerry L. Ball	Director; President and CEO of Valrico State Bank; EVP and Cashier of Valrico State Bank prior to being elected President in 1997.

C. Dennis Carlton	Director, Vice Chairman; President, Owner, Mid-State Realty Co., Inc.

David Gee	Director; Sheriff, Hillsborough County Sheriff’s Office

Gregory L. Henderson, M.D.	Director; Ophthalmologist, President, PRG d.b.a. Brandon Cataract Center & Eye Clinic

Douglas A. Holmberg	Director; President, Owner; Holmberg Citrus Nursery, Inc., Hillsborough Wholesale Nursery, Inc. & Pleasant View Wholesale Nursery, Inc.

Charles E. Jennings, Jr.	Director; Insurance Executive, Owner, Jennings & Associates Insurance, Inc.

John E. McLean III	Chairman of the Board, Director; Citrus Grower, Owner, President, J.B. McLean & Sons

Executive Officers. The following sets forth information regarding the executive officers of Valrico Bancorp. The officers of Valrico Bancorp serve at the pleasure of the Board of Directors.

Name	Principal Occupation and Business Experience During Past Five Years
Jerry L. Ball	President and Chief Executive Officer of Valrico Bancorp and Valrico State Bank
Donald M. Weaver	Executive Vice President of Valrico Bancorp and Valrico State Bank

Stock Options

Valrico Bancorp has outstanding options exercisable for 4,703 shares of Valrico Bancorp common stock. These options are held by Mr. Gee and will be terminated as of the Effective Time in exchange for a payment of $371,819.18 (representing the cash purchase price of $105.06 in the merger less the exercise price of $26.00 per share). There are no other stock options outstanding.

Management and Principal Stock Ownership

Directors and Officers

The following table sets forth the beneficial ownership of outstanding shares of Valrico Bancorp common stock as of the date of this proxy statement by Valrico Bancorp’s current directors, and by current directors and executive officers as a group. Except as set forth below, management of Valrico Bancorp is not aware of any individual or group that owns in excess of 5% of the outstanding shares of Valrico Bancorp.

Name of Individual (and address of 5% Owner)	Amount/Nature of Beneficial Ownership (1)		Percent of Class
LeVaughn Amerson	33,703	(1)	9.3%

Jerry L. Ball	8,000	(7)	2.2%

C. Dennis Carlton	31,378	(2)	8.6%

David Gee	0	(8)	0.0%

Gregory L. Henderson, M.D.	25,203	(3)	6.9%

Douglas A. Holmberg	33,910	(4)	9.3%

Charles E. Jennings, Jr.	12,369	(5)	3.4%

John E. McLean III	12,859	(6)	3.5%

All directors and executive officers as a group (9 persons)	163,722		45.1%

Other 5% Shareholders

Valrico Bancorp Employer Ownership Plan	21,066		5.8%

(1)	Information related to beneficial ownership is based upon the information available to Valrico Bancorp.
1.	Includes 33,703 shares owned jointly with his spouse.
2.	Includes 31,228 shares which Mr. Carlton owns individually and 50 shares each owned in trust for Mr. Carlton’s three children (a total of 150 shares) of which Mr. Carlton is sole trustee.
3.	Includes 24,703 shares which Dr. Henderson owns individually, and 125 shares each owned by a trust set up for Dr. Henderson’s four (4) children (a total of 500 shares) of which Dr. Henderson is sole trustee.
4.	Includes 33,910 shares which Mr. Holmberg owns individually.
5.	Includes 5,000 shares held in a Valrico State Bank Self-Directed IRA for the sole benefit of Mr. Jennings and 7,369 shares of which Mr. Jennings owns individually.
6.	Includes 11,689 shares Mr. McLean owns as joint tenant with his wife and daughter and 1,170 shares owned by Mr. McLean in trust for his grandchildren for which Mr. McLean is sole trustee.
7.	Includes 8,000 shares which Mr. Ball owns jointly with his spouse.
8.	Does not include 4,703 shares of options which are not exercisable.

SUPERVISION AND REGULATION

General

CenterState Holding Company and Valrico Bancorp are subject to an extensive body of state and federal banking laws and regulations which impose specific requirements and restrictions on, and provide for general regulatory oversight with respect to, virtually all aspects of our operations. CenterState Holding Company and Valrico Bancorp are also affected by government monetary policy and by regulatory measures affecting the banking industry in general. The actions of the Federal Reserve System affect the money supply, and in general, the lending abilities of banks by increasing or decreasing the costs and availability of funds to the banks. Additionally, the Federal Reserve System regulates the availability of bank credit in order to combat recession and curb inflationary pressures in the economy by open market operations in United States government securities, changes in the discount rate on bank borrowings, and changes in the reserve requirements against bank deposits.

The following is a brief summary of some of the statutes, rules and regulations which affect CenterState Holding Company and Valrico Bancorp. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of all applicable statutes or regulations. Any change in applicable laws or regulations may have a material adverse effect on the business and prospects of CenterState Holding Company and Valrico Bancorp.

Holding Company Regulations

CenterState Holding Company and Valrico Bancorp are each bank holding companies within the meaning of the Federal Bank Holding Company Act of 1956 and the Florida Interstate Banking Act. They are registered as a bank holding company with the Federal Reserve System and is required to file annual reports and other information regarding its business operations and those of any subsidiary. They are also subject to the supervision of, and to periodic inspections by, the Federal Reserve.

The Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

•	acquiring all or substantially all of the assets of a bank;

•	acquiring direct or indirect ownership or control of more than five percent of the voting shares of any bank; or

•	merging or consolidating with another bank holding company.

Except as authorized by the Gramm-Leach-Bliley Act of 1999, a bank holding company is generally prohibited by the Bank Holding Company Act from engaging in, or acquiring direct or indirect control of more than five percent of the voting shares of any company engaged in any business other than the business of banking or managing and controlling banks. Some of the activities the Federal Reserve has determined by regulation to be proper incidents to the business of banking, and thus permissible for bank holding companies, include:

•	making or servicing loans and certain types of leases and related activities;

•	engaging in certain insurance and discount brokerage activities;

•	underwriting and dealing in government securities and certain other securities and financial instruments;

•	providing certain data processing and data transmission services;

•	acting in certain circumstances as a fiduciary or investment or financial advisor;

•	management consulting and counseling activities;

•	issuing and selling retail monetary instruments such as money orders, savings bonds and travelers’ checks;

•	operating trust companies and non-bank depository institutions such as savings associations; and

•	making investments in corporations or projects designed primarily to promote community welfare.

In determining whether an activity is so closely related to banking as to be permissible for bank holding companies, the Federal Reserve is required to consider whether the performance of the particular activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition and gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests and unsound banking practices. Generally, bank holding companies are required to obtain prior approval of the Federal Reserve to engage in any new activity not previously approved by the Federal Reserve. Despite prior approval, the Federal Reserve may order a bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that the holding company’s continued ownership, activity or control constitutes a serious risk to the financial safety, soundness or stability of any of its bank subsidiaries.

The Bank Holding Company Act and the Federal Change in Bank Control Act, together with regulations promulgated by the Federal Reserve, require that, depending on the particular circumstances, either the Federal Reserve’s approval must be obtained or notice must be furnished to the Federal Reserve and not disapproved prior to any person or company acquiring control of a bank holding company, subject to certain exemptions. Control is conclusively presumed to exist when an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities and either the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction.

The Federal Reserve, pursuant to regulation and published policy statements, has maintained that a bank holding company must serve as a source of financial strength to its subsidiary banks. In adhering to the Federal Reserve’s policy, a bank holding company may be required to provide financial support to a subsidiary bank at a time when, absent such Federal Reserve policy, it might not be deemed advisable to provide such assistance. Under the Bank Holding Company Act, the Federal Reserve may also require a bank holding company to terminate any activity or relinquish control of a non-bank subsidiary, other than a non-bank subsidiary of a bank, upon the Federal Reserves determination that the activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or non-bank subsidiary if the agency determines that divestiture may aid the depository institution’s financial condition.

Bank Regulation

Valrico State Bank is a state bank organized under the laws of Florida. It is subject to the supervision of the Florida Office of Financial Regulation and the FDIC. The three national bank subsidiaries of CenterState Holding Company are subject to the supervision of the Office of the Comptroller of the Currency and its state bank subsidiary is under the supervision of the Florida Office of Financial Regulation and the FDIC. The deposits of the CenterState Holding Company subsidiary banks and Valrico State Bank are insured by the FDIC up to the maximum amount per depositor. For this protection, the banks must pay a semi-annual statutory assessment and comply with the rules and regulations of the banking agencies. The banking agencies regulate and monitor all areas of a bank’s operations, including:

•	security devices and procedures;

•	adequacy of capitalization and loss reserves;

•	loans;

•	investments;

•	borrowings;

•	deposits;

•	mergers;

•	issuance of securities;

•	payment of dividends;

•	interest rates payable on deposits;

•	interest rates or fees chargeable on loans;

•	establishment of branches;

•	corporate reorganizations;

•	maintenance of books and records; and

•	adequacy of staff training to carry out safe lending and deposit gathering practices.

In addition, banks are prohibited from engaging in tie-in arrangements in connection with any extension of credit, or the offer of any property or service. The regulatory requirements to which banks are subject also set forth various conditions regarding the eligibility and qualifications of their officers and directors.

Capital Adequacy Requirements

Both bank holding companies and banks are subject to regulatory capital requirements imposed by the Federal Reserve, the OCC, and the FDIC which vary based on differences in risk profiles. The capital adequacy guidelines issued by the Federal Reserve are applied to bank holding companies on a consolidated basis with the banks owned by the holding company. The OCC’s and the FDIC’s risk-based capital guidelines apply directly to banks regardless of whether they are subsidiaries of a bank holding company. The agencies’ requirements, which are substantially similar, provide that banking organizations must have capital (as defined in the rules) equivalent to 8% of risk-weighted assets. The risk weights assigned to assets are based primarily on credit risks. Depending upon the riskiness of a particular asset, it is assigned to a risk category. For example, securities with an unconditional guarantee by the United States government are assigned to the lowest risk category. The aggregate amount of assets assigned to each risk category is multiplied by the risk weight assigned to that category to determine the weighted values, which are added together to determine total risk-weighted assets.

The banking agencies have also adopted minimum capital leverage ratios to be used in tandem with the risk-based guidelines in assessing the overall capital adequacy of banks and bank holding companies. The guidelines define a two-tier capital framework. Tier I capital consists of common and qualifying preferred shareholder’s equity, less goodwill and other adjustments. Tier 2 capital consists of mandatory convertible, subordinated, and other qualifying term debt, preferred stock not qualifying for Tier 1, and a limited allowance for credit losses up to a designated percentage of Risk-Weighted assets. Under these guidelines, institutions must maintain a specified minimum ratio of “qualifying” capital to risk-weighted assets. At least 50% of an institution’s qualifying capital must be “core” or “Tier 1” capital, and the balance may be “supplementary” or “Tier 2” capital. The guidelines imposed on the banks include a minimum leverage ratio standard of capital adequacy. The leverage standard requires top-rated institutions to maintain a minimum Tier 1 capital to assets ratio of 3%, with institutions receiving less than the highest rating required to maintain a ratio of 4% or greater, based upon their particular circumstances and risk profiles.

Federal bank regulatory authorities have adopted regulations revising the risk-based capital guidelines to further ensure that the guidelines take adequate account of interest rate risk. Interest rate risk is the adverse effect that changes in market interest rates may have on a bank’s financial condition and is inherent to the business of banking. Under the regulations, when evaluating a bank’s capital adequacy, the revised capital standards now explicitly include a bank’s exposure to declines in the economic value of its capital due to changes in interest rates. The exposure of a banks economic value generally represents the change in the present value of its assets, less the change in the value of its liabilities, plus the change in the value of its interest rate off-balance sheet contracts.

The foregoing capital guidelines could affect CenterState Holding Company, its subsidiary banks and Valrico Bancorp in several ways. If the banks grow rapidly, their respective capital bases may become insufficient to support continued growth, making an additional capital infusion necessary. The capital guidelines could also impact the banks’ ability to pay dividends. Rapid growth, poor loan portfolio performance or poor earnings performance, or a combination of these factors, could change each bank’s capital position in a relatively short period of time. Failure to meet these capital requirements would require the banks to develop and file with the banking agencies a plan describing the means and a schedule for achieving the minimum capital requirements. In addition, CenterState Holding Company and Valrico Bancorp would not be able to receive regulatory approval of any application that required consideration of capital adequacy, such as a branch or merger application, unless it could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time.

Dividends

The ability of CenterState Holding Company to pay cash dividends depends entirely upon the amount of dividends paid by its bank subsidiaries. Additionally, the Florida Business Corporation Act provides that a Florida corporation may only pay dividends if the dividend payment would not render the corporation insolvent or unable to meet its obligations as they come due.

The bank regulatory agencies have the general authority to limit the dividends paid by banks if such payment may be deemed to constitute an unsafe and unsound practice. CenterState Holding Company’s national bank subsidiaries may not pay dividends from their paid-in surplus. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds a total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. In the case of CenterState Holding Company’s state subsidiary bank, it may declare a dividend of so much of its aggregate net profits for the current year combined with its retained earnings (if any) for the preceding two years as the board deems to be appropriate and, with the approval of the Florida Office of Financial Regulation, may declare a dividend from retained earnings for prior years. No dividends may be paid at a time when the bank’s net income from the preceding two years is a loss or which would cause the capital accounts of the bank to fall below the minimum amount required by law, regulation, order or any written agreement with the bank regulatory agencies.

Other Laws

State usury laws and federal laws concerning interest rates limit the amount of interest and various other charges collected or contracted by a bank. The lending operations of CenterState Holding Company, its subsidiary banks and Valrico State Bank are subject to federal laws applicable to credit transactions, such as the:

•	Federal Reserve Act governing disclosures of credit terms to consumer borrowers.

•	Community Reinvestment Act requiring financial institutions to meet their obligations to provide for the total credit needs of the communities they serve, including investing their assets in loans to low and moderate income borrowers.

•	Home Mortgage Disclosure Act requiring financial institutions to provide information to enable public officials to determine whether a financial institution is fulfilling its obligations to meet the housing needs of the community it serves.

•	Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed or other prohibitive factors in extending credit.

•	Fair Credit Reporting Act governing the manner in which consumer debts may be collected by collection agencies.

•	the rules and regulations of various federal agencies charged with the responsibility of implementing such federal laws.

The deposit and certain other operations of CenterState Holding Company, its subsidiary banks and Valrico State Bank are also subject to provisions of the following laws:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records.

•	Title V of the Gramm-Leach-Bliley Act of 1999 regarding disclosure of customers’ nonpublic personal information which requires financial institutions to publish their policies concerning disclosure of such information and give customers the opportunity to opt out of unwanted disclosure.

•	Electronic Funds Transfer Act and Regulation E, issued by the Federal Reserve to implement that act, which govern automatic deposits to, and withdrawals from, deposit accounts and rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Interstate Banking and Branching

Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, eligible bank holding companies in any state are permitted, with Federal Reserve approval, to acquire banking organizations in any other state. As such, all regional compacts and substantially all then-existing regional limitations on interstate acquisitions of banking organizations have been eliminated. The Interstate Banking and Branching Efficiency Act also removed substantially all of the then-existing prohibitions on interstate branching by banks. The authority of a bank to establish and operate branches within a state continues to be subject to applicable state branching laws. Subject to these laws, a bank operating in any state may now establish one or more branches within any other state without the establishment of a separate banking structure within the other state through the merger with an existing bank in that state. Under current Florida law, Florida banks may open branch offices throughout Florida with the prior approval of the Florida Office of Financial Regulation and the FDIC. The prior approval of the OCC is required before the subsidiary banks of CenterState Holding Company may open branches. In addition, with prior regulatory approval, CenterState Holding Company and Valrico Bancorp will be able to acquire existing banking operations in other states.

Financial Modernization

The Gramm-Leach-Bliley Act of 1999 modernized of the federal bank regulatory framework by allowing the consolidation of banking institutions with other types of financial services firms, subject to various restrictions and requirements. In general, the Gramm-Leach-Bliley Act repealed most of the federal statutory barriers which separated commercial banking firms from insurance and securities firms and authorized the consolidation of such firms in a “financial services holding company.” CenterState Holding Company’s subsidiary banks and Valrico Bancorp provide their customers with a range of financial products and services, including various insurance products and securities brokerage services, through cooperative arrangements with third-party vendors.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Proposals of shareholders of CenterState Holding Company intended to be presented at the 2007 annual meeting of CenterState Holding Company shareholders had to have been received by CenterState Holding Company at its principal executive office on or before December 1, 2006, in order to be considered for inclusion in CenterState Holding Company’s proxy statement and form of proxy relating to the 2006 annual meeting of shareholders.

LEGAL MATTERS

The validity of the CenterState Holding Company common stock to be issued in the merger will be passed upon by Smith Mackinnon, PA, Orlando, Florida. Certain legal matters in connection with the merger will be passed upon for Valrico Bancorp by Shumaker, Loop & Kendrick, LLP.

EXPERTS

The consolidated financial statements of CenterState Banks of Florida, Inc. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

OTHER MATTERS

As of the date of this proxy statement/prospectus, Valrico Bancorp’s board does not know of any matters that will be presented for consideration by its shareholders at the special meetings other than as described in this proxy statement/prospectus. However, the proposed proxy will be deemed to confer authority to the individuals named on the proxy to vote the shares represented by the proxy as to any matters that fall within the purposes outlined in the Notices of Special Meeting as determined by a majority of Valrico Bancorp’s board, including any adjournments or postponements. Nonetheless, a proxy which is voted against the proposal to approve the merger will not be voted in favor of any adjournment or postponement.

WHERE YOU CAN FIND MORE INFORMATION

CenterState Holding Company files reports, proxy statements, and other information with the SEC. You can read and copy these reports, proxy statements, and other information concerning CenterState Holding Company at the SEC’s Public Reference Room at 100 F Street, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You can review CenterState Holding Company’s electronically filed reports, proxy and information statements from commercial document retrieval services and at the internet worldwide website maintained by the SEC at http://www.sec.gov. In addition, CenterState Holding Company common stock is traded on the Nasdaq Stock Market. Reports, proxy statements and other information should also be available for inspection at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 70006.

CenterState Holding Company has filed a registration statement on Form S-4 with the SEC to register the common stock that CenterState Holding Company will issue in the merger. As permitted by the rules and regulations of the SEC, this proxy statement/prospectus does not contain all of the information that you can find in the registration statement and its exhibits. For further information about CenterState Holding Company and its common stock, you should refer to the registration statement and its exhibits. You can obtain the full registration statement from the SEC as indicated above.

The SEC allows CenterState Holding Company to “incorporate by reference” the information it files with the SEC. This permits CenterState Holding Company to disclose important information to you by referring to these filed documents. The information incorporated by reference is an important part of this proxy statement/prospectus, and information that CenterState Holding Company files later with the SEC will automatically update and supersede this information. CenterState Holding Company incorporates by reference:

•	its Annual Report on Form 10-K for the year ended December 31, 2005,

•	its Quarterly Reports on Form 10-Q for the periods ended September 30, 2006, June 30, 2006, and March 31, 2006,

•	its description of the current management and Board of Directors contained in CenterState Holding Company’s Proxy Statement for its 2006 Annual Meeting filed on March 13, 2006,

•	its Current Reports on Form 8-K filed on January 4, 2006, January 11, 2006, January 20, 2006, February 3, 2006, April 3, 2006, April 10, 2006, April 25, 2006 (two Form 8-Ks), May 22, 2006, June 30, 2006, July 12, 2006, July 13, 2006, July 24, 2006, August 1, 2006, October 23, 2006, and November 14, 2006.

•	any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) under the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and prior to the special meeting.

You may obtain any of the documents incorporated by reference by CenterState Holding Company from the SEC or the SEC’s Internet website as described above. Documents incorporated by reference are available from CenterState Holding Company without charge. Valrico Bancorp shareholders may obtain documents incorporated by reference in this proxy statement/prospectus relating to CenterState Holding Company by requesting them in writing or by telephone at the following address:

James J. Antal
Senior Vice President and Chief Financial Officer
CenterState Banks of Florida, Inc.
1101 First Street South, Suite 202
Winter Haven, FL 33880
(863) 293-2600

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated                     , 2007. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this prosy statement/prospectus to shareholders nor the issuance of CenterState Holding Company common stock in the merger creates any implication to the contrary.

Appendix A

AGREEMENT AND PLAN OF MERGER

by and between

VALRICO BANCORP, INC.

and

CENTERSTATE BANKS OF FLORIDA, INC.

Dated as of

November 14, 2006

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 14, 2006, by and between VALRICO BANCORP, INC. (“VBI”), a corporation organized and existing under the laws of the State of Florida, with its principal office located in Valrico, Florida, and CENTERSTATE BANKS OF FLORIDA, INC. (“CBF”), a corporation organized and existing under the laws of the State of Florida, with its principal office located in Winter Haven, Florida.

Preamble

The Boards of Directors of VBI and CBF are of the opinion that the transactions described herein are in the best interests of the parties and their respective stockholders. This Agreement provides for the merger (the “Merger”) of VBI with and into CBF. At the Effective Time of such Merger, the outstanding shares of the capital stock of VBI shall be converted into the right to receive shares of the common stock of CBF and/or cash (as provided herein). The Merger is subject to the approvals of the stockholders of VBI, the Florida Department of Financial Services and the Federal Reserve Board, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that, for federal income tax purposes, the merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the IRC.

Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1  Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, VBI shall be merged with and into CBF in accordance with the provisions of Section 607.1107 of the FBCA and with the effect provided in the applicable provisions of the FBCA. CBF shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Florida. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the CBF Board and the VBI Board.

1.2  Time and Place of Closing. The place of Closing shall be at the offices of CBF, Winter Haven, Florida, or such other place as may be mutually agreed upon by the Parties. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers of each Party, the Closing will take place at 9:00 A.M. Eastern Standard Time on the first business day of the month immediately subsequent to the month in which the closing conditions set forth in Article 9 below have been satisfied (or waived pursuant to Section 11.4 of this Agreement).

1.3  Effective Time. The Merger and other transactions provided for in this Agreement shall become effective: (a) on the date and at the time that the Articles of Merger reflecting the Merger shall be accepted for filing by the Secretary of State of Florida, or (b) on such date and at such time subsequent to the date and time established pursuant to subsection 1.3(a) above as may be specified by the Parties in the Articles of Merger (such time is hereinafter referred to as the “Effective Time”). Unless CBF and VBI otherwise mutually agree in writing, the Parties shall use their commercially reasonable efforts to cause the Effective Time to occur on the date of Closing.

1.4  Director Agreements. Concurrently with the execution of this Agreement and as a material condition hereto, each member of the VBI Board and Board of Directors of VBI Bank has executed and delivered a Stockholders Agreement in the form attached as Exhibit A hereto and a Non-Competition Agreement Related to the Sale of Goodwill in the form attached as Exhibit B hereto (collectively the “Director Agreements”).

ARTICLE 2

EFFECT OF MERGER

2.1  Articles of Incorporation. The Articles of Incorporation of CBF in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation immediately following the Effective Time.

2.2  Bylaws. The Bylaws of CBF in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation immediately following the Effective Time, until otherwise amended or repealed.

2.3  Officers and Directors. The incumbent officers and directors of CBF immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation.

ARTICLE 3

CONVERSION OF CONSTITUENTS’ CAPITAL SHARES

3.1  Manner of Converting Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any further action on the part of CBF, VBI or the holders of any shares thereof, the shares of the constituent corporations shall be converted as follows:

(a) each share of CBF Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

(b) Subject to the potential adjustment provided for in Section 3.2 below, each share of VBI Common Stock (excluding shares held by any VBI Company, other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by stockholders who perfect their dissenters’ rights of appraisal as provided in Section 3.4 of this Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive shares of CBF Common Stock and/or cash as set forth in this Section 3.1.

(c) Holders of VBI Common Stock may elect to receive shares of CBF Common Stock or cash in exchange for their shares of VBI Common Stock. The total number of shares of VBI Common Stock to be converted into CBF Common Stock (the “Stock Consideration pursuant to this Agreement (the “Stock Conversion Number”) shall not be less than 235,900 shares (65% times 362,923 total VBI common shares outstanding) nor more than 254,046 shares (70% times 362,923 total VBI common shares outstanding). All shares of VBI Common Stock not exchanged for CBF Common Stock shall be exchanged for $105.06 in cash per share (the “Cash Consideration”).

(d) At the election of holders of VBI Common Stock, each share of VBI Common Stock may be exchanged for 5.25 shares of Centerstate Common Stock (the “Exchange Ratio”), subject to the election restrictions set forth above and below.

(e) An Election Form, in such form as CBF and VBI mutually agree (“Election Form”), will be included in, and sent with the Proxy Statement/Prospectus, which shall be mailed to each holder of record of VBI Common Stock entitled to vote at VBI Stockholders’ Meeting, permitting such holder, subject to the allocation and election procedure set forth herein:

(i) to specify the number of shares of VBI Common Stock owned by such holder with respect to which the holder desires to receive Cash Consideration (a “Cash Election”) in accordance with the provisions stated herein;

(ii) to specify the number of shares of VBI Common Stock owned by such holder with respect to which such holder desires to receive Stock Consideration (a “Stock Election”), or;

(iii) to indicate that such record holder has no preference as to the receipt of Stock Consideration or Cash Consideration for such shares (a “Non-Election”).

Holders of record of shares of VBI Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of VBI Common Stock held by each representative for a particular beneficial owner.

Any shares of VBI Common Stock with respect to which the holder thereof shall not, as of the Election Deadline (defined below), have made an election by submission to VBI of an effective, properly completed Election Form shall be deemed Non-Election shares. Any Dissenting Shares shall be deemed shares subject to an all Cash Election.

Any holder of VBI Common Stock shall have the right to change his or her election to a Cash Election or Stock Election at any time prior to the Election Deadline (as defined in subparagraph 3.1(f) below) by submitting a new Election Form to VBI.

(f) The term “Election Deadline” shall mean the same deadline for return of the proxy card relating to the shareholder vote pursuant to the proposed Merger at the VBI Stockholders’ Meeting. An election shall have been properly made only if VBI shall have actually received a properly completed Election Form by the Election Deadline. Subject to the terms of this Definitive Agreement and of the Election Form, CBF and the Exchange Agent shall have discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of VBI regarding such matters shall be binding and conclusive. Neither CBF nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(g) As soon as practicable, but in no event more than two (2) business days after the Election Deadline, VBI shall deliver to CBF a schedule (the “Exchange Schedule”), certified by VBI’s corporate secretary, whereby VBI has calculated the amount of cash and CBF Common Stock that each VBI shareholder shall be entitled to receive, listed by VBI stock certificate number, pursuant to the provisons of Article 3 hereof. Such Exchange Schedule shall be reviewed by CBF within five (5) business days after receipt by CBF.

(h) The “Stock Election Number” means the aggregate number of shares of VBI Common Stock with respect to which Stock Elections have been made. The “Cash Election Number” means the aggregate number of shares of VBI Common Stock with respect to which Cash Elections have been made.

(i) If the Stock Election Number exceeds 254,046, then:

(i) all Non-Election shares of each holder of VBI Common Stock shall be converted into the right to receive the Cash Consideration, and,

(ii) All Stock Election shares of each holder of VBI Common Stock will be adjusted, on a pro-rata basis, such that the aggregate number of shares of VBI Common Stock electing stock consideration equals

254,046. Such adjustment (the “Adjusted Stock Election”) shall be determined as follows: the number of Adjusted Stock Election shares that each holder of VBI Common Stock who properly elected Stock Consideration will be entitled to receive shall equal the product obtained by multiplying (x) the number of Stock Election shares held by such holder by (y) a fraction, the numerator of which is 254,046 and the denominator of which is the Stock Election Number. The Adjusted Stock Election shares shall then be converted into the right to receive shares of CBF Common Stock determined by multiplying the number of Adjusted Stock Election shares by 5.25, with any fractional shares being converted into cash at the rate of $105.06 for each whole share of VBI Common Stock. The remaining number of such holder’s Stock Election shares shall be converted into the right to receive the Cash Consideration.

(j) If the Stock Election Number is less than 235,900, then;

(i) all Non-Election shares of each holder of VBI Common Stock or, if less than all, such number of Non-Election shares as necessary to reduce the aggregate number of shares of VBI Common Stock receiving Cash Consideration to 127,023 (allocated on a prorata basis), shall be converted into the right to receive the Stock Consideration; and

(ii) to the extent that the aggregate number of shares of VBI Common Stock that are to be allocated Stock Consideration after the conversion (noted in subparagraph (j)(i) hereof) of Non-Election shares still is less than 235,900; then the Cash Election shares of each holder of VBI Common Stock, will be adjusted such that the aggregate number of shares of VBI Common Stock electing Stock Consideration equals 235,900. Such adjustment (the “Adjusted Cash Election”) shall be determined as follows: the number of Adjusted Cash Election shares that each holder of VBI Common Stock will be entitled to exercise shall equal the product obtained by multiplying (X) the number of Cash Election shares held by such holder by (Y) a fraction, the numerator of which is 127,023 and the denominator of which is the Cash Election Number. The Adjusted Cash Election shares are then converted into the right to receive Cash Consideration by multiplying the Adjusted Cash Election shares by $105.06. The remaining number of such holder’s Stock Election shares shall be converted into the right to receive the Stock Consideration.

(k) If the Stock Election Number is higher than 235,900 and lower than 254,046, then, all holders who have submitted a proper and timely Election Form shall be converted into the right to receive Stock Consideration and/or Cash Consideration as they have properly elected. In such event, all Non-Election Shareholders shall be converted into the right to receive the Cash Consideration only.

(l) All outstanding and unexercised options to purchase shares of VBI Common Stock pursuant to the VBI Stock Option Plans (a “VBI Option”) will cease to represent an option to purchase VBI Common Stock at the Effective Time and will be converted automatically into the right to receive a cash payment at the Effective Time equal to $79.06 per share represented by such VBI Option, or $371,819.18 in the aggregate.

3.2  Anti-Dilution Provisions. In the event CBF changes the number of shares of CBF Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted as needed to preserve the relative economic benefit to the Parties.

3.3  Shares Held by VBI. Each of the shares of VBI Common Stock held by any VBI Company, other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

3.4  Dissenting Stockholders. Any holder of shares of VBI Common Stock who perfects his dissenter’s rights of appraisal in accordance with and as contemplated by Section 607.1320 of the FBCA (the “Dissenter Provisions”) shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of the FBCA and surrendered to the Surviving Corporation the certificate or certificates representing the shares for which payment is being made; provided, further, nothing contained in this Section 3.4 shall in any way limit the right of CBF to terminate this Agreement and abandon the Merger pursuant to subsection 10.1(i) below. If any dissenting stockholder gives notice to VBI, VBI will promptly give CBF notice thereof, and CBF will have the right to participate in all negotiations and proceedings with respect to any such demands. VBI will not, except with the prior written consent of CBF, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. In the event that after the Effective Time a dissenting stockholder of VBI fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, the Surviving Corporation shall issue and deliver the consideration to which such holder of shares of VBI Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of VBI Common Stock held by him.

3.5  Fractional Shares. No certificates or scrip representing fractional shares of CBF Common Stock shall be issued upon the surrender of certificates for exchange; no dividend or distribution with respect to CBF Common Stock shall be payable on or with respect to any fractional share; and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of CBF. In lieu of any such fractional share, CBF shall pay to each former stockholder of VBI who otherwise would be entitled to receive a fractional share of CBF Common Stock an amount in cash (without interest) determined by multiplying (a) $105.06 by (b) the fraction of a share of CBF Common Stock to which such holder would otherwise be entitled.

ARTICLE 4

EXCHANGE OF SHARES

4.1  Exchange Procedures. As soon as practicable, but in no event more than two (2) business days after CBF confirms and accepts the Exchange Schedule from VBI, CBF shall deliver the Exchange Schedule to the Exchange Agent and cause the Exchange Agent to promptly after the Effective Time, mail to the former stockholders of VBI appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of VBI Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After completion of the allocation procedure set forth in Section 3.1(c)(5) and upon surrender of a certificate or certificates for exchange and cancellation to the Exchange Agent (such shares to be free and clear of all liens, claims and encumbrances), together with a properly executed letter of transmittal, the holder of such certificate or certificates shall be entitled to receive in exchange therefore: (a) a certificate representing that number of whole shares of CBF Common Stock which such holder of VBI Common Stock became entitled to receive pursuant to the provisions of Article 3 hereof and (b) a check representing the aggregate cash consideration, if any, which such holder has the right to receive pursuant to the provisions of Article 3 hereof and the Exchange Schedule, and the VBI Common Stock certificate or certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Cash Consideration, any cash in lieu of fractional shares, or any unpaid dividends and distributions, if any, payable to holders of certificates for VBI Common Stock. Subject to provision for lost shares as set forth in Section 4.4 hereof, the Surviving Corporation shall not be obligated to deliver the consideration to which any former holder of VBI Common Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing the shares of VBI Common Stock for exchange as provided in this Section 4.1. The certificate or certificates for VBI Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation, CBF nor the Exchange Agent shall be liable to a holder of VBI Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

4.2  Rights of Former VBI Stockholders. At the Effective Time, the stock transfer books of VBI shall be closed as to holders of VBI Common Stock immediately prior to the Effective Time, and no transfer of VBI Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of VBI Common Stock (“VBI Certificate”), other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenter’s rights of appraisal have been perfected as provided in Section 3.4 of this Agreement, shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Section 3.1 of this Agreement in exchange therefor. To the extent permitted by Law, former stockholders of record of VBI Common Stock shall be entitled to vote after the Effective Time at any meeting of CBF stockholders the number of whole shares of CBF Common Stock into which their respective shares of VBI Common Stock (excluding Cash Election Shares) are converted, regardless of whether such holders have exchanged their VBI Certificates for certificates representing CBF Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by CBF on the CBF Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement. Notwithstanding the preceding sentence, any person holding any VBI Certificate at or after the Effective Time (the “Cutoff”) shall not be entitled to receive any dividend or other distribution payable after the Cutoff to holders of CBF Common Stock, which dividend or other distribution is attributable to such person’s CBF Common Stock represented by said VBI Certificate held after the Cutoff, until such person surrenders said VBI Certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such VBI Certificate, both the CBF Common Stock certificate (together with all such undelivered dividends or other distributions, without interest) and any undelivered cash payments (without interest) shall be delivered and paid with respect to each share represented by such VBI Certificate. No holder of shares of VBI Common Stock shall be entitled to receive any dividends or distributions declared or made with respect to the CBF Common Stock with a record date before the Effective Time of the Merger.

4.3  Identity of Recipient of CBF Common Stock. In the event that the delivery of the consideration provided for in this Agreement is to be made to a person other than the person in whose name any certificate representing shares of VBI Common Stock surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the satisfaction of CBF that such tax has been paid or is not applicable.

4.4  Lost or Stolen Certificates. If any holder of VBI Common Stock convertible into the right to receive shares of CBF Common Stock is unable to deliver the VBI Certificate that represents VBI Common Stock, the Exchange Agent, in the absence of actual notice that any such shares have been acquired by a bona fide purchaser, shall deliver to such holder the shares of CBF Common Stock to which the holder is entitled for such shares upon presentation of the following: (a) evidence to the reasonable satisfaction of CBF that any such VBI Certificate has been lost, wrongfully taken or destroyed; (b) such security or indemnity as may be reasonably requested by CBF to indemnify and hold CBF and the Exchange Agent harmless; and (c) evidence satisfactory to CBF that such person is the owner of the shares theretofore represented by each VBI Certificate claimed by the holder to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present such VBI Certificate for exchange pursuant to this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF VBI

VBI hereby represents and warrants to CBF as follows:

5.1  Corporate Organization, Standing and Power.

(a) VBI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. VBI is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI. VBI has delivered to CBF complete and correct copies of its Articles of Incorporation and Bylaws and the articles of incorporation, bylaws and other, similar governing instruments of each of its Subsidiaries, in each case as amended through the date hereof.

(b) Valrico Capital Trust (the “Trust”) (i) has been duly created and is validly existing and in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. 3801, et seq. (the “Statutory Trust Act”), and (ii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.

5.2  Authority; No Breach By Agreement.

(a) VBI has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of VBI, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of VBI Common Stock. Subject to such requisite stockholder approval and required regulatory consents, this Agreement represents a legal, valid and binding obligation of VBI, enforceable against VBI in accordance with its terms.

(b) Except as set forth on Schedule 5.2(b), neither the execution and delivery of this Agreement by VBI, nor the consummation by VBI of the transactions provided for herein, nor compliance by VBI with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of VBI’s Articles of Incorporation or Bylaws or the Articles or Certificates of Incorporation or Bylaws of any VBI Company, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any VBI Company under, any Contract or Permit of any VBI Company (including, without limitation, under the Indenture, the Declaration of Trust, or any agreements entered into in connection therewith), where failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such VBI Company, or, (iii) subject to receipt of the requisite Consents and approvals referred to in this Agreement, violate or conflict with any Law or Order applicable to any VBI Company or any of their respective Assets.

(c) Except as set forth on Schedule 5.2(c), other than (i) in connection or compliance with the provisions of the Securities Laws and applicable state corporate and securities Laws, (ii) Consents required from Regulatory Authorities, (iii) the approval by the stockholders of VBI of the Merger and the transactions provided for in this Agreement, (iv) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and (v) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the VBI Company at issue, no notice to, filing with or Consent of, any Person or public body or authority is necessary for the consummation by VBI of the Merger and the other transactions provided for in this Agreement.

5.3  Capital Stock.

(a) The authorized capital stock of VBI consists solely of 1,000,000 shares of VBI Common Stock, of which 362,923 shares are issued and outstanding (none of which is held in the treasury of VBI). All of the issued and outstanding shares of VBI Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the shares of capital stock, options, or other securities of VBI has been issued in violation of the Securities Laws or any preemptive rights of the current or past stockholders of VBI. Pursuant to the terms of the VBI Stock Option Plans, there are currently outstanding options with the right to purchase a total of 4,703 shares of VBI Common Stock, as more fully set forth in Schedule 5.3 attached hereto.

(b) Except as set forth in Section 5.3(a) of this Agreement, there are no shares of capital stock or other equity securities of VBI outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of VBI or contracts, commitments, understandings or arrangements by which VBI is or may be bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock. VBI has no liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock.

5.4  VBI Subsidiaries.

(a) The VBI Subsidiaries include the Trust and VBI Bank, which is a Florida, FDIC-insured, non-member banking corporation, duly organized, validly existing and in good standing under the Laws of the State of Florida. Each of the VBI Subsidiaries has the corporate power and authority necessary for it to own, lease and operate its Assets and to incur its Liabilities and to carry on its business as now conducted. Each VBI Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI.

(b) The authorized and issued and outstanding capital stock of each VBI Subsidiary, including without limitation the Trust and VBI Bank, is set forth on Schedule 5.4(b). VBI or VBI Bank owns all of the issued and outstanding shares of capital stock of each VBI Subsidiary (except for the Trust, as to which VBI owns all of the issued and outstanding Common Securities) as defined in the Placement Agreement relating to such Trust). None of the shares of capital stock or other securities of any VBI Subsidiary has been issued in violation of the Securities Laws or any preemptive rights. No equity securities of any VBI Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any VBI Subsidiary is bound to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock or by which any VBI Company is or may be bound to transfer any shares of the capital stock of any VBI Subsidiary. There are no Contracts relating to the rights of any VBI Company to vote or to dispose of any shares of the capital stock of any VBI Subsidiary. All of the shares of capital stock of each VBI Subsidiary held by a VBI Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated and organized and are owned by the VBI Company free and clear of any Lien. No VBI Subsidiary has any liability for dividends declared or accrued, but unpaid, with respect to any of its capital stock. For purposes of this Section 5.4(b), references to “capital stock” shall be deemed to include membership interests with respect to any VBI Company that is a limited liability company.

(c) The minute books of VBI, VBI Bank and each VBI Subsidiary contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof), since January 1, 1998 (or since such entity’s formation, if later), provided that specific resolutions and minutes in respect of the proposed affiliation of VBI with CBF or other entities have not been included in such materials provided to CBF.

(d) None of the VBI Companies has or is currently engaged in any activities that are not permissible under the BHC Act for a bank holding company.

(e) No VBI Company and no employee or agent thereof is registered or required to be registered as an investment adviser or broker/dealer under the Securities Laws. All activities with respect to the solicitation, offer, marketing and/or sale of securities under “networking” or similar arrangements: (i) are and have at all times been conducted in accordance with all applicable Laws, including without limitation the Securities Laws and all state and federal banking laws and regulations, and (ii) satisfy the definition of a “Third Party Brokerage Arrangement” under Section 201 of the Gramm-Leach-Bliley Act and regulations promulgated thereunder. There has been no misrepresentation or omission of a material fact by any VBI Company and/or their respective agents in connection with the solicitation, marketing or sale of any securities, and each customer has been provided with any and all disclosure materials as required by applicable Law.

5.5  Financial Statements. (a) VBI previously has provided to CBF copies of all VBI Financial Statements and VBI Call Reports for periods ended prior to the date hereof, and VBI will deliver to CBF promptly copies of all VBI Financial Statements and VBI Call Reports prepared subsequent to the date hereof. The VBI Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the VBI Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with applicable legal and accounting principles and reflect only actual transactions, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the VBI Companies as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity and cash flows of the VBI Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end audit adjustments that are not material). The VBI Call Reports have been prepared in material compliance with (A) the rules and regulations of the respective federal or state banking regulator with which they were filed, and (B) regulatory accounting principles, which principles have been consistently applied during the periods involved, except as otherwise noted therein.

5.6  Absence of Undisclosed Liabilities. No VBI Company has any Liabilities that have or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI, except Liabilities accrued or reserved against in the consolidated balance sheets of VBI as of September 30, 2006, included in the VBI Financial Statements or reflected in the notes thereto, except as set forth on Schedule 5.6. No VBI Company has incurred or paid any Liability since September 30, 2006, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI.

5.7  Absence of Certain Changes or Events. Except as set forth on Schedule 5.7, since December 31, 2005 (i) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI or its Subsidiaries, including without limitation any change in the administrative or supervisory standing or rating of VBI or VBI Bank with any Regulatory Authority, (ii) the VBI Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of VBI provided in Article 7 of this Agreement, and (iii) to VBI’s Knowledge, no fact or condition exists which VBI believes will cause a Material Adverse Effect on VBI or its Subsidiaries in the future, subject to changes in general economic or industry conditions.

5.8  Tax Matters.

(a) All Tax returns required to be filed by or on behalf of any of the VBI Companies have been timely filed or requests for extensions have been timely filed, granted and have not expired, and all returns filed are complete and accurate in all material respects. All Taxes shown as due on filed returns have been paid. There is no audit examination, deficiency, refund Litigation or matter in controversy pending, or to the Knowledge of VBI or VBI Bank, threatened, with respect to any Taxes that might result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on VBI, except as reserved against in the VBI Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been fully paid.

(b) None of the VBI Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

(c) Adequate provision for any Taxes due or to become due for any of the VBI Companies for the period or periods through and including the date of the respective VBI Financial Statements has been made and is reflected on such VBI Financial Statements.

(d) Any and all deferred Taxes of the VBI Companies have been provided for in accordance with GAAP.

(e) None of the VBI Companies is responsible for the Taxes of any other Person other than the VBI Companies under Treasury Regulation 1.1502-6 or any similar provision of federal or state Law.

(f) Except as set forth on Schedule 5.8(f), none of the VBI Companies has made any payment, is obligated to make any payment or is a party to any Contract that could obligate it to make any payment that would be disallowed as a deduction under Section 280G or 162(m) of the IRC.

(g) There has not been an ownership change, as defined in Section 382(g) of the IRC, that occurred during or after any taxable period in which VBI, VBI Bank or any VBI Subsidiaries incurred an operating loss that carries over to any taxable period ending after the fiscal year of VBI immediately preceding the date of this Agreement.

(h) (i) Proper and accurate amounts have been withheld by the VBI Companies from their employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local Laws and proper due diligence steps have been taken in connection with back up withholding, (ii) federal, state and local returns have been filed by the VBI Companies for all periods for which returns were due with respect to withholding, Social Security and unemployment taxes or charges due to any federal, state or local taxing authority and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefore have been included by VBI in the VBI Financial Statements.

(i) VBI has delivered or made available to CBF correct and complete copies of all Tax returns filed by VBI and each VBI Subsidiary for each fiscal year ended on and after December 31, 2000.

5.9  Loan Portfolio; Documentation and Reports.

(a) (i) Except as disclosed in Schedule 5.9(a)(i), none of the VBI Companies is a creditor as to any written or oral loan agreement, note or borrowing arrangement, including without limitation leases, credit enhancements, commitments and interest-bearing assets (the “Loans”), other than Loans the unpaid principal balance of which does not exceed $25,000 per Loan or $50,000 in the aggregate, under the terms of which the obligor is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest or in default of any other material provisions.

(ii) Except as otherwise set forth in Schedule 5.9(a)(ii), none of the VBI Companies is a creditor as to any Loan, including without limitation any loan guaranty, to any director, executive officer or 5% stockholder thereof, or to the Knowledge of VBI or VBI Bank, any Person controlling, controlled by or under common control with any of the foregoing.

(iii) All of the Loans held by any of the VBI Companies are in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms, are not subject to any defenses, setoffs or counterclaims, except as may be provided by bankruptcy, insolvency or similar Laws or by general principles of equity, and were solicited, originated and exist in material compliance with all applicable Laws and VBI loan policies, except for deviations from such policies that (a) have been approved by current management of VBI, in the case of Loans with an outstanding principal balance that exceeds $25,000, or (b) in the judgment of VBI management, will not adversely affect the ultimate collectibility of such Loan.

(iv) Except as set forth in Schedule 5.9(a)(iv), none of the VBI Companies holds any Loans in the original principal amount in excess of $25,000 per Loan or $50,000 in the aggregate that have been classified by any bank examiner, whether regulatory or internal, or, in the exercise of reasonable diligence by VBI, VBI Bank or any Regulatory Authority, should have been classified, as “other loans Specifically Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Watch List,” “Criticized,” “Credit Risk Assets,” “concerned loans” or words of similar import.

(v) The allowance for possible loan or credit losses (the “VBI Allowance”) shown on the consolidated balance sheets of VBI included in the most recent VBI Financial Statements dated prior to the date of this Agreement was, and the VBI Allowance shown on the consolidated balance sheets of VBI included in the VBI Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the VBI Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the VBI Companies as of the dates thereof. The reserve for losses with respect to other real estate owned (“OREO Reserve”) shown on the most recent Financial Statements and VBI Call Reports were, and the OREO Reserve to be shown on the Financial Statements and VBI Call Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the other real estate owned portfolio of VBI and VBI Bank as of the dates thereof. The reserve for losses in respect of litigation (“Litigation Reserve”) shown on the most recent Financial Statements and VBI Call Reports and the Litigation Reserve to be shown on the Financial Statements and VBI Call Reports as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to or arising out of all pending or threatened litigation applicable to VBI, VBI Bank and the VBI Subsidiaries as of the dates thereof. Each such reserve described above has been established in accordance with applicable accounting principles and regulatory requirements and guidelines.

(b) The documentation relating to each Loan made by any VBI Company and to all security interests, mortgages and other liens with respect to all collateral for loans is adequate for the enforcement of the material terms of such Loan, security interest, mortgage or other lien, except for inadequacies in such documentation which will not, individually or in the aggregate, have a Material Adverse Effect on VBI.

5.10  Assets; Insurance. The VBI Companies have marketable title, free and clear of all Liens, to all of their respective Assets. One of the VBI Companies has good and marketable fee simple title to the real property described in Schedule 5.10(a) and has an enforceable leasehold interest in the real property described in Schedule 5.10(b), if any, free and clear of all Liens. All tangible real and personal properties and Assets used in the businesses of the VBI Companies are usable in the ordinary course of business consistent with VBI’s past practices. All Assets that are material to VBI’s business on a consolidated basis, held under leases or subleases by any of the VBI Companies are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect and there is not under any such Contract any Default or claim of Default by VBI or VBI Bank or, to the Knowledge of VBI or VBI Bank, by any other party to the Contract. Schedules 5.10(a) and 5.10(b) identify each parcel of real estate or interest therein owned, leased or subleased by any of the VBI Companies or in which any VBI Company has any ownership or leasehold interest. If applicable, Schedule 5.10(b) also lists or otherwise describes each and every written or oral lease or sublease under which any VBI Company is the lessee of any real property and which relates in any manner to the operation of the businesses of any VBI Company. None of the VBI Companies has violated, or is currently in violation of, any Law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Schedules 5.10(a) and 5.10(b), including without limitation any Law relating to zoning, building, occupancy, environmental or comparable matter which individually or in the aggregate would have a Material Adverse Effect on VBI. As to each parcel of real property owned or used by any VBI Company, no VBI Company has received notice of any pending or, to the Knowledge of each of the VBI Companies, threatened condemnation proceedings, litigation proceedings or mechanic’s or materialmen’s liens.

The Assets of the VBI Companies include all assets required to operate the business of the VBI Companies as now conducted. In the reasonable opinion of the VBI Companies, the policies of fire, theft, liability and other insurance maintained with respect to the Assets or businesses of the VBI Companies provide adequate coverage against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the VBI Companies is a named insured are reasonably sufficient. Schedule 5.10(c) contains a list of all such policies and bonds maintained by any of the VBI Companies, and VBI has provided true and correct copies of each such policy to CBF. Except as set forth on Schedule 5.10(c), no claims have been made under such policies or bonds since January 1, 2004, and no VBI Company has Knowledge of any fact or condition presently existing that might form the basis of any such claim.

5.11  Environmental Matters.

(a) Each VBI Company, its Participation Facilities and, to VBI’s Knowledge its Loan Properties, are, and have been, in compliance with all Environmental Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI.

(b) There is no Litigation pending or, to the Knowledge of VBI and VBI Bank, threatened before any court, governmental agency or authority or other forum in which any VBI Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any VBI Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI.

(c) There is no Litigation pending or, to the Knowledge of VBI and VBI Bank, threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or VBI with respect to such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI.

(d) To the Knowledge of VBI and VBI Bank, there is no reasonable basis for any Litigation of a type described in subsections 5.11(b) or 5.11(c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI.

(e) During the period of (i) any VBI Company’s ownership or operation of any of its respective current properties, (ii) any VBI Company’s participation in the management of any Participation Facility or (iii) any VBI Company’s holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties as to subparagraphs (e)(i) and (e)(ii) and, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties referenced in subparagraph (e)(iii), except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI. Prior to the period of (i) any VBI Company’s ownership or operation of any of its respective current properties, (ii) any VBI Company’s participation in the management of any Participation Facility, or (iii) any VBI Company’s holding of a security interest in a Loan Property, to the Knowledge of VBI and VBI Bank, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI.

5.12  Compliance with Laws. VBI is duly registered as a bank holding company under the BHC Act. Each VBI Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI, and there has occurred no Default under any such Permit except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI. Each of the VBI Companies:

(a) is and has been in compliance with all Laws, Orders and Permits applicable to its business or employees, agents or representatives conducting its business except where such noncompliance is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI.; and

(b) has received no notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any VBI Company is not, or suggesting that any VBI Company may not be, in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, (iii) requiring any VBI Company, or suggesting that any VBI Company may be required, to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner the operations of any VBI Company, including without limitation any restrictions on the payment of dividends, or that in any manner relates to such entity’s capital adequacy, credit or reserve policies or management or business.

Without limiting the foregoing, VBI Bank is and has been in compliance with the Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (the “USA Patriot Act”), the trade sanctions administered and enforced by the Department of Treasury’s Office of Foreign Assets Controls, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, all other applicable fair lending Laws and other Laws relating to discrimination except where such noncompliance is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI. VBI Bank has systems and procedures in place such that any material violation of any of the foregoing would reasonably be expected to have been detected by VBI Bank.

5.13  Labor Relations; Employees.

(a) No VBI Company is the subject of any Litigation asserting that it or any other VBI Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other VBI Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any VBI Company, pending or threatened, nor to its Knowledge, is there any activity involving any VBI Company’s employees seeking to certify a collective bargaining unit or engaging in any other organization activity. Each VBI Company is and has been in compliance with all Employment Laws, except for violations that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI.

(b) Schedule 5.13(b) contains a true and complete list showing the names and current annual salaries of all current executive officers of each of the VBI Companies and lists for each such person the amounts paid, payable or expected to be paid as salary, bonus payments and other compensation for 2004, 2005 and 2006. Schedule 5.13(b) also sets forth the name and offices held by each officer and director of each of the VBI Companies.

5.14  Employee Benefit Plans.

(a) Schedule 5.14(a) lists, and VBI has delivered or made available to CBF prior to the execution of this Agreement copies of, all pension, retirement, profit-sharing, salary continuation and split dollar agreements, deferred compensation, director deferred fee agreements, director retirement agreement, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, all other employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any VBI Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the “VBI Benefit Plans”). Any of the VBI Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “VBI ERISA Plan.” Each VBI ERISA Plan which is also a “defined benefit plan” (as defined in Section 414(j) of the IRC) is referred to herein as an “VBI Pension Plan”. No VBI Pension Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

(b) All VBI Benefit Plans and the administration thereof are in compliance with the applicable terms of ERISA, the IRC and any other applicable Laws, the breach or violation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI. Each VBI ERISA Plan which is intended to be qualified under Section 401(a) of the IRC has received a favorable determination letter or opinion letter, as applicable, from the Internal Revenue Service, and VBI is not aware of any circumstances that could result in revocation of any such favorable determination letter/opinion letter. No VBI Company has engaged in a transaction with respect to any VBI Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any VBI Company to a tax or penalty imposed by either Section 4975 of the IRC or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI. There are no actions, suits, arbitrations or claims, including any investigations or audits by the Internal Revenue Service or any other governmental authority, pending (other than routine claims for benefits) or threatened against, any VBI Benefit Plan or any VBI Company with regard to any VBI Benefit Plan, any trust which is a part of any VBI Benefit Plan, and there are no such actions, suits, arbitrations or claims related to any VBI Benefit Plan threatened or pending against any trustee, fiduciary, custodian, administrator or other person or entity holding or controlling assets of any VBI Benefit Plan, and no basis to anticipate any such action, suit, arbitration, claim, investigation or audit exists.

(c) There is no VBI ERISA Plan which is a defined benefit pension plan subject to Section 412 of the IRC.

(d) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any VBI Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No VBI Company has incurred any withdrawal Liability with respect to a multi-employer plan under Subtitle D of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on VBI. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any VBI Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

(e) Except for obligations under change in control agreements and salary continuation plans previously disclosed to CBF, no VBI Company has any obligations for retiree health and life benefits under any of the VBI Benefit Plans, and there are no restrictions on the rights of such VBI Company to amend or terminate any such plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on VBI.

(f) Except as set forth on Schedule 5.14(f), neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or employee of any VBI Company under any VBI Benefit Plan, employment contract or otherwise, (ii) increase any benefits otherwise payable under any VBI Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(g) With respect to all VBI Benefit Plans (whether or not subject to ERISA and whether or not qualified under Section 401(a) of the IRC), all contributions due (including any contributions to any trust account or payments due under any insurance policy) previously declared or otherwise required by Law or contract to have been made and any employer contributions (including any contributions to any trust account or payments due under any insurance policy) accrued but unpaid as of the date hereof will be paid by the time required by Law or contract. All contributions made or required to be made under any VBI Benefit Plan have been made and such contributions meet the requirements for deductibility under the IRC, and all contributions which are required and which have not been made have been properly recorded on the books of VBI.

5.15  Material Contracts. Except as set forth on Schedule 5.15, none of the VBI Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under any of the following (whether written or oral, express or implied): (i) any employment, severance, termination, consulting or retirement Contract with any Person; (ii) any Contract relating to the borrowing of money by any VBI Company or the guarantee by any VBI Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables and Contracts relating to borrowings or guarantees made and letters of credit); (iii) any Contract relating to indemnification or defense of any director, officer or employee of any of the VBI Companies or any other Person; (iv) any Contract with any labor union; (v) any Contract relating to the disposition or acquisition of any interest in any business enterprise; (vi) any Contract relating to the extension of credit to, provision of services for, sale, lease or license of Assets to, engagement of services from, or purchase, lease or license of Assets from, any 5% stockholder, director or officer of any of the VBI Companies, any member of the immediate family of the foregoing or, to the Knowledge of VBI, any related interest (as defined in Regulation O promulgated by the FRB) (“Related Interest”) of any of the foregoing; (vii) any Contract (A) which limits the freedom of any of the VBI Companies to compete in any line of business or with any Person or (B) which limits the freedom of any other Person to compete in any line of business with any VBI Company; (viii) any Contract providing a power of attorney or similar authorization given by any of the VBI Companies, except as issued in the ordinary course of business with respect to routine matters; or (ix) any Contract (other than deposit agreements and certificates of deposits issued to customers entered into in the ordinary course of business and letters of credit) that involves the payment by any of the VBI Companies of amounts aggregating $5,000 or more in any twelve-month period (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the “VBI Contracts”). VBI has delivered or made available to CBF correct and complete copies of all VBI Contracts. Each of the VBI Contracts is in full force and effect, and none of the VBI Companies is in Default under any VBI Contract. All of the indebtedness of any VBI Company for money borrowed is prepayable at any time by such VBI Company without penalty or premium, except as set forth in Schedule 5.15.

5.16  Legal Proceedings. Except as set forth on Schedule 5.16, there is no Litigation instituted or pending, or, to the Knowledge of VBI or VBI Bank, threatened (or unasserted but considered probable of assertion) against any VBI Company, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding, pending or, to the Knowledge of VBI or VBI Bank, threatened against any VBI Company. No VBI Company has any Knowledge of any fact or condition presently existing that might give rise to any Order, litigation, investigation or proceeding which, if determined adversely to any VBI Company, would have a Material Adverse Effect on such VBI Company or would materially restrict the right of any VBI Company to carry on its businesses as presently conducted.

5.17  Reports. Since its formation, each VBI Company has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with the Regulatory Authorities, and any applicable state securities or banking authorities and all other material reports and statements required to be filed by it, and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by Regulatory Authorities in the regular course of the business of the VBI Companies, to the Knowledge of any VBI Company, no Regulatory Authority has initiated any proceeding or, to the Knowledge of any VBI Company, investigation into the business or operations of any VBI Company. There is no unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement or lien or any examinations of any VBI Company. As of their respective dates, each of such reports, registrations, statements and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws, including without limitation all Securities Laws. As of its respective date, each of such reports, registrations, statements and documents did not, in any material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Other than the VBI Call Reports, the financial information and reports contained in each of such reports, registrations, statements and documents (including the related notes, where applicable), (a) has been prepared in all material respects in accordance with GAAP, which principles have been consistently applied during the periods involved, except as otherwise noted therein, (b) fairly presents the financial position of the VBI Companies as of the respective dates thereof, and (c) fairly presents the results of operations of the VBI Companies for the respective periods therein set forth.

5.18  Statements True and Correct. Neither this Agreement nor any statement, certificate, instrument or other writing furnished or to be furnished by any VBI Company or any Affiliate thereof to CBF pursuant to this Agreement, including the Exhibits and Schedules hereto, or any other document, agreement or instrument referred to herein, contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any VBI Company or any Affiliate thereof for inclusion in the documents to be prepared by CBF in connection with the transactions provided for in this Agreement, including without limitation (i) documents to be filed with the SEC, including without limitation the Registration Statement on Form S-4 of CBF registering the shares of CBF Common Stock to be offered to the holders of VBI Common Stock, and all amendments thereto (as amended, the “S-4 Registration Statement”) and the Proxy Statement and Prospectus in the form contained in the S-4 Registration Statement, and all amendments and supplements thereto (as amended and supplemented, the “Proxy Statement/Prospectus”), (ii) filings pursuant to any state securities and blue sky Laws, and (iii) filings made in connection with the obtaining of Consents from Regulatory Authorities, in the case of the S-4 Registration Statement, at the time the S-4 Registration Statement is declared effective pursuant to the 1933 Act, in the case of the Proxy Statement/Prospectus, at the time of the mailing thereof and at the time of the meeting of stockholders to which the Proxy Statement/Prospectus relates, and in the case of any other documents, the time such documents are filed with a Regulatory Authority and/or at the time they are distributed to stockholders of CBF or VBI, contains or will contain any untrue statement of a material fact or fails to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any VBI Company is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

5.19  Tax and Regulatory Matters. No VBI Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions provided for herein, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the IRC, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in subsection 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such subsection 9.1(b).

5.20  Offices. The headquarters of each VBI Company and each other office, branch or facility maintained and operated by each VBI Company (including without limitation representative and loan production offices and operations centers) and the locations thereof are listed on Schedule 5.20. None of the VBI Companies maintains any other office or branch or conducts business at any other location, or has applied for or received permission to open any additional office or branch or to operate at any other location, except as set forth on Schedule 5.20.

5.21  Data Processing Systems. The electronic data processing systems and similar systems utilized in processing the work of each of the VBI Companies, including both hardware and software, (a) are supplied by a third party provider; (b) satisfactorily perform the data processing function for which they are presently being used; and (c) are wholly within the possession and control of one of the VBI Companies or its third party provider such that physical access to all software, documentation, passwords, access codes, backups, disks and other data storage devices and similar items readily can be made accessible to and delivered into the possession of CBF or CBF’s third party provider.

5.22  Intellectual Property. Each of the VBI Companies owns or possesses valid and binding licenses and other rights to use without additional payment all material patents, copyrights, trade secrets, trade names, service marks, trademarks, computer software and other intellectual property used in its business; and none of the VBI Companies has received any notice of conflict with respect thereto that asserts the rights of others. The VBI Companies have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing. Schedule 5.22 lists all of the trademarks, trade names, licenses and other intellectual property used to conduct the businesses of the VBI Companies. Each of the VBI Companies has taken reasonable precautions to safeguard its trade secrets from disclosure to third-parties.

5.23  Administration of Trust Accounts. VBI Bank does not possess and does not exercise trust powers.

5.24  Advisory Fees. VBI has retained Austin Associates, LLC (the “VBI Financial Advisor”) to serve as its financial advisor. Attached as Schedule 5.24 is a true and accurate copy of the engagement letter entered into by and between VBI and the VBI Financial Advisor, which sets forth the fee (the “Advisory Fee”) to be paid to the VBI Financial Advisor in connection with the Merger. Other than the VBI Financial Advisor and the Advisory Fee, neither VBI nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions provided for in this Agreement.

5.25  Regulatory Approvals. VBI knows of no reason why all requisite regulatory approvals regarding the Merger should not or cannot be obtained.

5.26  [Intentionally Omitted]

5.27  Repurchase Agreements; Derivatives Contracts. With respect to all agreements currently outstanding pursuant to which any VBI Company has purchased securities subject to an agreement to resell, such VBI Company has a valid, perfected first lien or security interest in the securities or other collateral securing such agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. With respect to all agreements currently outstanding pursuant to which any VBI Company has sold securities subject to an agreement to repurchase, no VBI Company has pledged collateral in excess of the amount of the debt secured thereby. No VBI Company has pledged collateral in excess of the amount required under any interest rate swap or other similar agreement currently outstanding. No VBI Company is a party to, nor has any VBI Company agreed to enter into any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract or agreement, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof).

5.28  Antitakeover Provisions. Each VBI Company has taken all actions required to exempt such VBI Company, this Agreement and the Merger from any provisions of an antitakeover nature contained in their organizational documents or the provisions of any federal or state “antitakeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations (“Takeover Laws”).

5.29  Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable in all material respects to those made available to other nonaffiliated similarly situated customers of VBI Bank at the time such deposits were entered into, (b) the loans listed on Schedule 5.9(a)(ii), (c) the agreements designated on Schedule 5.15, (d) obligations under employee benefit plans of the VBI Companies set forth in Schedule 5.14(a) and (e) any items described on Schedule 5.29, there are no contracts with or commitments to present stockholders who own more than 5% of the VBI Common Stock, directors, officers or employees (or their Related Interests) involving the expenditure of more than $1,000 as to any one individual (including any business directly or indirectly controlled by any such person), or more than $5,000 for all such contracts for commitments in the aggregate for all such individuals.

5.30  Deposits. Except as set forth on Schedule 5.30, none of the deposits of VBI Bank are “brokered” deposits or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, limitations applicable to public deposits, escrow limitations and similar actions taken in the ordinary course of business), and no portion of deposits of VBI Bank represents a deposit of any Affiliate of VBI.

5.31  Accounting Controls. In the reasonable opinion of management of VBI, each of the VBI Companies has devised and maintained systems of internal accounting control sufficient to provide reasonable assurances that: (a) all material transactions are executed in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers of the applicable VBI Company; and (b) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP with respect to the applicable VBI Company or any other criteria applicable to such financial statements, and to maintain proper accountability for items therein, and (c) access to the material properties and assets of each of the VBI Companies is permitted only in accordance with general or specific authorization of the Board of Directors and the duly authorized executive officers.

5.32  Deposit Insurance. The deposit accounts of VBI Bank are insured by the FDIC in accordance with the provisions of the Federal Deposit Insurance Act (the “Act”). VBI Bank has paid all regular premiums and special assessments and filed all reports required under the Act.

5.33  Registration Obligations. Neither of VBI or VBI Bank is under any obligation, contingent or otherwise, which will survive the Merger to register its securities under the 1933 Act or any state securities laws.

5.34  Financing Documents. Neither the Placement Agent nor any holder of Capital Securities (as defined in the Placement Agreement) under the Placement Agreement has (i) initiated any action for breach of representations or warranties by VBI and/or the Trust contained in the Placement Agreement, or (ii) made any claim for indemnification against VBI and/or the Trust under the Placement Agreement.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF CBF

CBF hereby represents and warrants to VBI as follows:

6.1  Organization, Standing and Power. CBF is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets and to incur its Liabilities. CBF is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBF.

6.2  Authority; No Breach By Agreement.

(a) CBF has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions provided for herein. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for herein, including the Merger, have been, or prior to the Effective Time will be, duly and validly authorized by all necessary corporate action on the part of CBF. Subject to required regulatory consents, this Agreement represents a legal, valid and binding obligation of CBF, enforceable against CBF in accordance with its terms.

(b) Neither the execution and delivery of this Agreement by CBF, nor the consummation by CBF of the transactions provided for herein, nor compliance by CBF with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of CBF’s Restated Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any CBF Company under, any Contract or Permit of any CBF Company, where failure to obtain such Consent is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBF, or, (iii) subject to receipt of the requisite approvals referred to in subsection 9.1(b) of this Agreement, violate any Law or Order applicable to any CBF Company or any of their respective Assets.

(c) Other than (i) in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, (ii) Consents required from Regulatory Authorities, (iii) notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and (iv) Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBF, no notice to, filing with or Consent of, any public body or authority is necessary for the consummation by CBF of the Merger and the other transactions provided for in this Agreement.

6.3  Capital Stock. The authorized capital stock of CBF, as of the date of this Agreement, consists of (i) 40,000,000 shares of CBF Common Stock, of which 11,122,540 shares are issued and outstanding, and (ii) 5,000,000 shares of preferred stock, $.01 par value per share, none of which is issued and outstanding. All of the issued and outstanding shares of CBF Common Stock are, and all of the shares of CBF Common Stock to be issued in exchange for shares of VBI Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the FBCA. None of the outstanding shares of CBF Common Stock has been, and none of the shares of CBF Common Stock to be issued in exchange for shares of VBI Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of CBF.

6.4  Reports and Financial Statements. Since January 1, 2004, or the date of organization or acquisition if later, each CBF Company has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities. As of their respective dates, each of such reports and documents, including the CBF Financial Statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws, including without limitation Securities Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The CBF Financial Statements included in such reports (as of the dates thereof and for the periods covered thereby) (i) are or if dated after the date of this Agreement, will be, in accordance with the books and records of the CBF Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with applicable legal and accounting principles and reflect only actual transactions and (ii) present, or will present, fairly the consolidated financial position of the CBF Companies as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows of the CBF Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal year-end adjustments that are not material).

6.5  Absence of Undisclosed Liabilities. No CBF Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBF, except Liabilities accrued or reserved against in the consolidated balance sheets of CBF as of September 30, 2006, included in the CBF Financial Statements or reflected in the notes thereto. No CBF Company has incurred or paid any Liability since September 30, 2006, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBF.

6.6  Absence of Certain Changes or Events. Since September 30, 2006: (i) there have been no events, changes or occurrences that have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBF, (ii) the CBF Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of CBF provided in Article 7 of this Agreement, and (iii) to CBF’s Knowledge, no fact or condition exists which CBF believes will cause a Material Adverse Effect on CBF in the future, subject to changes in general economic or industry conditions.

6.7  Compliance with Laws. CBF is duly registered as a bank holding company under the BHC Act. Each CBF Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBF, and there has occurred no Default under any such Permit. None of the CBF Companies:

(a) is in material violation of any Laws, Orders or Permits applicable to its business or employees conducting its business; or

(b) has received any notification or communication from any agency or department of federal, state or local government or any Regulatory Authority or the staff thereof (i) asserting that any CBF Company is not in compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any CBF Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any board resolution or similar undertaking, that restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or the payment of dividends.

6.8  Legal Proceedings. Except as set forth on Schedule 6.8, there is no Litigation instituted or pending, or, to the Knowledge of CBF, threatened (or unasserted but considered probable of assertion) against any CBF Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBF, nor are there any Orders of any Regulatory Authorities, other governmental authorities or arbitrators outstanding against any CBF Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBF.

6.9  Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any CBF Company or any Affiliate thereof to VBI pursuant to this Agreement, including the Exhibits or Schedules hereto, or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any CBF Company or any Affiliate thereof for inclusion in the Proxy Statement/Prospectus to be mailed to VBI’s stockholders in connection with the VBI Stockholders’ Meeting, and any other documents to be filed by an CBF Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions provided for herein, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed to the stockholders of VBI, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any CBF Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions provided for herein will comply as to form in all material respects with the provisions of applicable Law.

6.10  Tax and Regulatory Matters. No CBF Company or any Affiliate thereof has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the IRC, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in subsection 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such subsection.

6.11  Regulatory Approvals. CBF knows of no reason why all requisite regulatory approvals regarding the Merger should not or cannot be obtained.

ARTICLE 7

CONDUCT OF BUSINESS PENDING CONSUMMATION

7.1  Covenants of Both Parties.

(a) Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly provided for herein, each Party, until the earlier of the Effective Date or the termination of this Agreement, shall and shall cause each of its Subsidiaries to (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) preserve intact its business organization, goodwill, relationships with depositors, customers and employees, and Assets and maintain its rights and franchises, and (iii) take no action, except as required by applicable Law, which would (A) adversely affect the ability of any Party to obtain any Consents required for the transactions provided for herein without imposition of a condition or restriction of the type referred to in the last sentences of subsections 9.1(b) or 9.1(c) of this Agreement or (B) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

(b) During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, each of CBF and VBI shall cause its Designated Representative (and, if necessary, representatives of any of its Subsidiaries) to confer on a regular and frequent basis with the Designated Representative of the other Party hereto and to report on the general status of its and its Subsidiaries’ ongoing operations. Each of CBF and VBI shall permit the other Party hereto to make such investigation of its business or properties and its Subsidiaries and of their respective financial and legal conditions as the investigating Party may reasonably request. Each of CBF and VBI shall promptly notify the other Party hereto concerning (a) any material change in the normal course of its or any of its Subsidiaries’ businesses or in the operation of their respective properties or in their respective conditions; (b) any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of any material Litigation involving it or any of its Subsidiaries; and (c) the occurrence or impending occurrence of any event or circumstance that would cause or constitute a breach of any of the representations, warranties or covenants contained herein; and each of CBF and VBI shall, and shall cause each of their respective Subsidiaries to, use its commercially reasonable efforts to prevent or promptly respond to same.

7.2  Covenants of VBI. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, VBI covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of CBF, which consent shall not be unreasonably withheld, except for in connection with the actions referenced in sub-sections (ii), (iv) or (v), in which case such consent may be withheld for any reason or no reason:

(i) amend the Articles of Incorporation, Bylaws or other governing instruments of any VBI Company; or

(ii) incur any additional debt obligation or other obligation for borrowed money except in the ordinary course of the business of VBI Subsidiaries consistent with past practices (which shall include, for VBI Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit, advances from the FRB or the Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government or agency securities and issuances of letters of credit), or impose, or suffer the imposition, on any share of stock held by any VBI Company of any Lien or permit any such Lien to exist; or

(iii) repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any VBI Company, or declare or pay any dividend or make any other distribution in respect of VBI’s capital stock; or

(iv) except for this Agreement or as required upon exercise of any of the VBI Options, issue, sell, pledge, encumber, enter into any Contract to issue, sell, pledge, or encumber, authorize the issuance of, or otherwise permit to become outstanding, any additional shares of VBI Common Stock or any other capital stock of any VBI Company, or any stock appreciation rights, or any option, warrant, conversion or other right to acquire any such stock, or any security convertible into any shares of such stock; or

(v) adjust, split, combine or reclassify any capital stock of any VBI Company or issue or authorize the issuance of any other securities with respect to or in substitution for shares of its capital stock or sell, lease, mortgage or otherwise encumber any shares of capital stock of any VBI Subsidiary or any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

(vi) acquire any direct or indirect equity interest in any Person, other than in connection with (a) foreclosures in the ordinary course of business and (b) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or

(vii) grant any increase in compensation or benefits to the directors, officers or employees of any VBI Company, except in accordance with past practices; pay any bonus except in accordance with past practices and pursuant to the provisions of an applicable program or plan adopted by the VBI Board prior to the date of this Agreement; or except as provided in this Agreement, enter into or amend any severance or change in control agreements with directors, officers or employees of any VBI Company; or

(viii) enter into or amend any employment Contract between any VBI Company and any Person (unless such amendment is required by Law) that the VBI Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

(ix) adopt any new employee benefit plan of any VBI Company or make any material change in or to any existing employee benefit plans of any VBI Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

(x) make any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

(xi) (a) commence any Litigation other than in accordance with past practice, (b) settle any Litigation involving any Liability of any VBI Company for material money damages or restrictions upon the operations of any VBI Company, or, (c) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims; or

(xii) enter into any material transaction or course of conduct not in the ordinary course of business, or not consistent with safe and sound banking practices, or not consistent with applicable Laws; or

(xiii) fail to file timely any report required to be filed by it with any Regulatory Authority; or

(xiv) make any Loan or advance to any 5% stockholder, director or officer of VBI or any of the VBI Subsidiaries, or any member of the immediate family of the foregoing, or any Related Interest (to the Knowledge of VBI or any of its Subsidiaries) of any of the foregoing, except for advances under unfunded loan commitments in existence on the date of this Agreement and specifically described on Schedule 7.2(xiv) or renewals of any Loan or advance outstanding as of the date of this Agreement on terms and conditions substantially similar to the original Loan or advance; or

(xv) cancel without payment in full, or modify in any material respect any Contract relating to, any loan or other obligation receivable from any 5% stockholder, director or officer of any VBI Company or any member of the immediate family of the foregoing, or any Related Interest (to the Knowledge of VBI or any of its Subsidiaries) of any of the foregoing; or

(xvi) enter into any Contract for services or otherwise with any of the 5% stockholders, directors, officers or employees of any VBI Company or any member of the immediate family of the foregoing, or any Related Interest (Known to VBI or any of its Subsidiaries) of any of the foregoing; or

(xvii) modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims, except in the ordinary course of business and for fair consideration; or

(xviii) file any application to relocate or terminate the operations of any banking office; or

(xix) except in accordance with applicable Law, change its or any of its Subsidiaries’ lending, investment, liability management and other material banking policies in any material respect; or

(xx) intentionally take any action that would reasonably be expected to jeopardize or delay the receipt of any of the regulatory approvals required in order to consummate the transactions provided for in this Agreement; or

(xxi) take any action that would cause the transactions provided for in this Agreement to be subject to requirements imposed by any Takeover Law, and VBI shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions provided for in this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect; or

(xxii) make or renew any Loan to any Person (including, in the case of an individual, his or her immediate family) who or that (directly or indirectly as though a Related Interest or otherwise) owes, or would as a result of such Loan or renewal owe, any VBI Company more than an aggregate of $1.5 million of secured indebtedness or more than $750,000 of unsecured indebtedness; or

(xxiii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with VBI and VBI Bank’s past policies; or

(xxiv) purchase or otherwise acquire any investment securities for its own account having an average remaining life to maturity greater than five years (except for municipal bonds of any maturity after consultation by a Designated Representative of VBI with a Designated Representative of CBF), or any asset-backed security, other than those issued or guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or Home Loan Mortgage Corporation; or

(xxv) except for residential real property owned by and reflected on the books of VBI or VBI Bank as of the date hereof, the sale of which will not result in a material loss, sell, transfer, convey or otherwise dispose of any real property (including “other real estate owned”) or interests therein having a book value in excess of or in exchange for consideration in excess of $50,000; or

(xxvi) except for expenditures incurred for VBI’s proposed Fishhawk branch office, make or commit to make any capital expenditures individually in excess of $50,000, or in the aggregate in excess of $100,000.

7.3  Covenants of CBF. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, CBF covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president or chief financial officer of VBI, which consent shall not be unreasonably withheld:

(a) fail to file timely any report required to be filed by it with Regulatory Authorities, including the SEC; or

(b) take any action that would cause the CBF Common Stock to cease to be traded on the NASDAQ or another national securities exchange; provided, however, that any action or transaction in which the CBF Common Stock is converted into cash or another marketable security that is traded on a national securities exchange shall not be deemed a violation of this Section 7.3(b).

7.4  Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries that (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (b) would cause or constitute a material breach of any of its representations, warranties or covenants contained herein, and to use its commercially reasonable efforts to prevent or promptly to remedy the same.

7.5  Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time, and VBI shall deliver to CBF copies of all such reports filed by VBI or its Subsidiaries promptly after the same are filed.

7.6  Acquisition Proposals.

(a) VBI shall not, nor shall it permit any of its Subsidiaries to, nor shall it or its Subsidiaries authorize or permit any of their respective officers, directors, employees, representatives or agents to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal which constitutes, any Acquisition Proposal, (ii) enter into any letter of intent or agreement related to any Acquisition Proposal other than a confidentiality agreement (each, an “Acquisition Agreement”) or (iii) participate in any discussions or negotiations regarding, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or that would reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the VBI Stockholders’ Meeting, and without any breach of the terms of this Section 7.6(a), VBI receives an Acquisition Proposal from any Person that in the good faith judgment of the VBI Board is, or is reasonably likely to lead to the delivery of, a Superior Proposal, VBI may (x) furnish information (including non-public information) with respect to VBI to any such Person pursuant to a confidentiality agreement containing confidentiality provisions no more favorable to such Person than those in the confidentiality agreement between CBF and VBI, and (y) participate in negotiations with such Person regarding such Acquisition Proposal, if the VBI Board determines in good faith, after consultation with counsel, that failure to do so would likely result in a violation of its fiduciary duties under applicable Law

(b) Except as set forth in Section 10.1(k), neither the VBI Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to CBF, the approval or recommendation by the VBI Board or such committee of the Merger or this Agreement; (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) authorize or permit VBI or any of its Subsidiaries to enter into any Acquisition Agreement.

(c) VBI agrees that it and its Subsidiaries shall, and VBI shall direct its and its Subsidiaries’ respective officers, directors, employees, representatives and agents to, immediately cease and cause to be terminated any activities, discussions or negotiations with any Persons with respect to any Acquisition Proposal. VBI agrees that it will notify CBF promptly (but no later than 24 hours) if, to VBI’s Knowledge, any Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations relating to an Acquisition Proposal are sought to be initiated or continued with, VBI, its Subsidiaries, or their officers, directors, employees, representatives or agents. The notice shall indicate the name of the Person making such Acquisition Proposal or taking such action and the material terms and conditions of any proposals or offers, and thereafter VBI shall keep CBF informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. VBI also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with any Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

7.7  NASDAQ Qualification. CBF shall, prior to the Effective Time, take commercially reasonable steps to ensure that all CBF Common Stock to be issued in the Merger is designated as a NASDAQ “national market system security” within the meaning of Rule 11Aa2-1 of the SEC.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1 Regulatory Matters.

(a) CBF shall prepare and file the S-4 Registration Statement with the SEC after the date hereof. CBF shall use its commercially reasonable efforts to have the S-4 Registration Statement declared effective under the 1933 Act as promptly as practicable after such filing. Once the S-4 Registration Statement has been declared effective by the SEC, VBI shall mail the Proxy Statement/Prospectus to its stockholders simultaneously with delivery of notice of the meeting of stockholders called to approve the Merger. CBF shall also use its commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transaction provided for in this Agreement, and VBI shall furnish all information concerning VBI and the holders of VBI Common Stock as may be requested in connection with any such action. If at any time prior to the Effective Time of the Merger any event shall occur which should be set forth in an amendment of, or a supplement to, the Proxy Statement/Prospectus, VBI will promptly inform CBF and cooperate and assist CBF in preparing such amendment or supplement and mailing the same to the stockholders of VBI. Subject to Section 10.1(k) of this Agreement, the VBI Board shall recommend that the holders of VBI Common Stock vote for and adopt the Merger provided for in the Proxy Statement/Prospectus and this Agreement.

(b) The Parties shall cooperate with each other and use their commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all Consents of all third parties and Regulatory Authorities which are necessary or advisable to consummate the transactions provided for in this Agreement. CBF and VBI shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to CBF or VBI, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Regulatory Authority in connection with the transactions provided for in this Agreement. In exercising the foregoing right, each of the Parties hereto shall act reasonably and as promptly as practicable. The Parties hereto agree that they will consult with each other with respect to the obtaining of all Permits and Consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions provided for in this Agreement, and each Party will keep the other apprised of the status of matters relating to completion of the transactions provided for in this Agreement.

(c) CBF and VBI shall, upon request, furnish each other all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters that may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of CBF, VBI or any of their Subsidiaries to any Regulatory Authority in connection with the Merger and the other transactions provided for in this Agreement.

(d) CBF will indemnify and hold harmless VBI and its officers, directors and employees from and against any and all actions, causes of actions, losses, damages, expenses or Liabilities to which any such entity, or any director, officer, employee or controlling person thereof, may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse VBI, and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in liability, insofar as such losses, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Proxy Statement/Prospectus or any application, notice, petition, or filing with any Regulatory Authority or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by any CBF Company.

(e) VBI will indemnify and hold harmless CBF and its officers, directors and employees from and against any and all actions, causes of actions, losses, damages, expenses or Liabilities to which any such entity, or any director, officer, employee or controlling person thereof, may become subject under applicable Laws (including the 1933 Act and the 1934 Act) and rules and regulations thereunder and will reimburse CBF, and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred in connection with investigating or defending any actions, whether or not resulting in liability, insofar as such losses, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Proxy Statement/Prospectus or any application, notice, petition, or filing with any Regulatory Authority or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statement therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing in connection therewith by any VBI Company.

8.2  Access to Information.

(a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, upon reasonable notice and subject to applicable Laws relating to the exchange of information, CBF and VBI shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other access to all its properties, books, contracts, commitments and records and, during such period, each of CBF and VBI shall, and shall cause each of their respective Subsidiaries to, make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Securities Laws or federal or state banking Laws (other than reports or documents which such Party is not permitted to disclose under applicable Law, in which case such Party shall notify the other Party of the nondisclosure and the nature of such information) and (ii) also other information concerning its business, properties and personnel as the other party may reasonably request.

(b) All information furnished by CBF to VBI or its representatives pursuant hereto shall be treated as the sole property of CBF and, if the Merger shall not occur, VBI and its representatives shall return to CBF all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. VBI shall, and shall use its commercially reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue after the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in VBI’s possession prior to the disclosure thereof by CBF; (y) was then generally known to the public; or (z) was disclosed to VBI by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.

(c) All information furnished by VBI or its Subsidiaries to CBF or its representatives pursuant hereto shall be treated as the sole property of VBI and, if the Merger shall not occur, CBF and its representatives shall return to VBI all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. CBF shall, and shall use its commercially reasonable efforts to cause its representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue after the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in CBF’s possession prior to the disclosure thereof by VBI or any of its Subsidiaries; (y) was then generally known to the public; or (z) was disclosed to CBF by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by Law.

(d) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

8.3  Efforts to Consummate. Subject to the terms and conditions of this Agreement, each of VBI and CBF shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions provided for in this Agreement, including without limitation obtaining of all of the Consents and satisfying the conditions contained in Article 9 hereof.

8.4  VBI Stockholders’ Meeting. VBI shall call a meeting of its stockholders (the “VBI Stockholders’ Meeting”) to be held as soon as reasonably practicable after the date the S-4 Registration Statement is declared effective by the SEC for the purpose of voting upon this Agreement and such other related matters as it deems appropriate. In connection with the VBI Stockholders’ Meeting, (a) VBI shall prepare with the assistance of CBF a notice of meeting; (b) CBF shall furnish all information concerning it that VBI may reasonably request in connection with conducting the VBI Stockholders’ Meeting; (c) CBF shall prepare and furnish to VBI, for printing, copying and for distribution to VBI’s stockholders at VBI’s expense, the form of the Proxy Statement/Prospectus; (d) VBI shall furnish all information concerning it that CBF may reasonably request in connection with preparing the Proxy Statement/Prospectus; (e) subject to Section 10.1(k) of this Agreement, the VBI Board shall recommend to its stockholders the approval of this Agreement; and (f) VBI shall use its best efforts to obtain its stockholders’ approval. The Parties will consult with one another on the form and content of the Proxy Statement/Prospectus (including the presentation of draft copies of such proxy materials to the other) prior to filing with the SEC and delivery to VBI’s stockholders. VBI will use its commercially reasonable efforts to deliver notice of the Stockholders’ Meeting and the Proxy Statement/Prospectus as soon as practicable after the S-4 Registration Statement has been declared effective by the SEC.

8.5  Certificate of Objections. As soon as practicable (but in no event more than three (3) business days) after the VBI Stockholders’ Meeting, VBI shall deliver to CBF a certificate of the Secretary of VBI containing the names of the stockholders of VBI that both (a) gave written notice prior to the taking of the vote on this Agreement at the VBI Stockholders’ Meeting that they dissent from the Merger, and (b) voted against approval of this Agreement or abstained from voting with respect to the approval of this Agreement (“Certificate of Objections”). The Certificate of Objections shall include the number of shares of VBI Common Stock held by each such stockholder and the mailing address of each such stockholder.

8.6  Publicity. Neither CBF nor VBI shall, or shall permit any of their respective Subsidiaries or affiliates to issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public disclosure concerning, the transactions provided for in this Agreement without the consent of the other Party, which consent will not be unreasonably withheld; provided, however, that nothing in this Section 8.6 shall be deemed to prohibit any Party from making any disclosure which it deems necessary or advisable, with the advice of counsel, in order to satisfy such Party’s disclosure obligations imposed by Law or the rules of NASDAQ.

8.7  Expenses. All costs and expenses incurred in connection with the transactions provided for in this Agreement, including without limitation, registration fees, printing fees, mailing fees, attorneys’ fees, accountants’ fees, other professional fees and costs related to expenses of officers and directors of VBI and the VBI Companies, shall be paid by the party incurring such costs and expenses; provided, however, without the consent of CBF, all such costs and expenses incurred by VBI and the VBI Companies following the date of this Agreement shall not exceed $150,000 in the aggregate, exclusive of the Advisory Fee, VBI’s expenses contemplated by Section 8.12 and 9.2(f) below, and the adjustments contemplated by Section 8.14 below. Each Party hereby agrees to and shall indemnify the other Party against any liability arising from any advisory fee or payment incurred by such Party. Nothing contained herein shall limit either Party’s rights under Article 10 to recover any damages arising out of a Party’s willful breach of any provision of this Agreement.

8.8  Failure to Close.

(a) CBF expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing.

(b) Subject to its rights and obligations upon receipt of an Acquisition Proposal as provided in Section 7.6 hereof, VBI expressly agrees to consummate the transactions provided for herein upon the completion of all conditions to Closing and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing.

8.9  Fairness Opinion. The VBI Board has engaged Austin Associates, LLC (the “VBI Financial Advisor”) to act as advisor to the VBI Board during the transaction and to opine separately as to the fairness from a financial point of view of the total consideration to be received by the VBI shareholders. VBI has received from the VBI Financial Advisor an opinion that, as of the date hereof, the total consideration to the VBI shareholders is fair to the shareholders of VBI from a financial point of view. VBI may elect to have the final fairness opinion updated immediately prior to the Effective Time in order to account for any Material Adverse Effect that may have occurred with regard to CBF.

8.10  Tax Treatment. Each of the Parties undertakes and agrees to use its commercially reasonable efforts to cause the Merger, and to take no action which would cause the Merger not to qualify as a “reorganization” within the meaning of Section 368(a) of the IRC for federal income tax purposes.

8.11  Agreement of Affiliates. VBI has disclosed on Schedule 8.11 each Person whom it reasonably believes is an “affiliate” of VBI for purposes of Rule 145 under the 1933 Act. VBI has caused each such Person to deliver to CBF as of the date of this Agreement a written agreement, substantially in the form of Exhibit C providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of VBI Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of CBF Common Stock to be received by such Person upon consummation of the Merger, except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder (and CBF shall be entitled to place restrictive legends upon certificates for shares of CBF Common Stock issued to affiliates of VBI pursuant to this Agreement to enforce the provisions of this Section 8.11). CBF shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of CBF Common Stock by such affiliates.

8.12  Environmental Audit; Title Policy; Survey.

(a) At the election of CBF, CBF may, at its expense, procure, with respect to each parcel of real property that any of the VBI Companies owns, leases, subleases or is obligated to purchase, within forty-five (45) days of the date hereof, whatever environmental audits CBF may deem necessary or appropriate, which audits shall be conducted by a firm reasonably acceptable to VBI.

(b) At the election of CBF, CBF may, at its expense, with respect to each parcel of real property that VBI or VBI Bank owns, leases, subleases or is obligated to purchase, procure, within forty-five (45) days of the date hereof, a commitment to issue title insurance in such amounts and by such insurance company reasonably acceptable to CBF, which commitment shall be free of all material Liens and exceptions to CBF’s reasonable satisfaction.

(c) At the election of CBF, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to subsection (b) above, CBF may, at its expense, procure, within forty-five (45) days of the date hereof, a survey of such real property, which survey shall be reasonably acceptable to CBF and shall be prepared by a licensed surveyor reasonably acceptable to CBF and VBI, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof. Such surveys shall not disclose any survey defect or encroachment from or onto such real property that has not been cured or insured over prior to the Effective Time. In addition, VBI shall deliver to CBF a complete legal description for each parcel of real estate or interest owned, leased or subleased by any VBI Company or in which any VBI Company has any ownership or leasehold interest.

(d) At the expiration of the forty-five day period set forth in subparagraphs 8.12(a), (b) and (c), CBF shall determine whether it has any objection to the environmental reports, title commitments or surveys so obtained. Unless CBF shall provide written notice to VBI of an objection in regard to any such environmental reports, title commitments or surveys within such forty-five (45) days, or if the estimated expense to remedy any such objection is less than $50,000, CBF shall be deemed to have waived any objection to such items. If CBF does provide written notice to VBI that it objects to the results of any such environmental reports, title commitments or surveys, and if the estimated expense to remedy any such objection is equal to or greater than $50,000, VBI shall have the right to cure any such objection. If VBI refuses, or has not been able, to cure any such objection within thirty (30) days’ of receipt of CBF’s notice of objection, CBF shall have the right, for a period of fifteen (15) days after such thirty (30) day period, to terminate this Agreement by providing to VBI written notice of such action. If CBF shall not have advised VBI of its decision to terminate this Agreement as a result of VBI’s failure to remedy any such objection as provided herein, CBF shall be deemed to have waived its rights to terminate this Agreement pursuant to this Section 8.12(d).

8.13  Compliance Matters. Prior to the Effective Time, VBI shall take, or cause to be taken, all commercially reasonable steps requested by CBF to cure any deficiencies in regulatory compliance by VBI or VBI Bank; provided, however, that CBF shall not be responsible for discovering such defects, shall not have any obligation to disclose the existence of such defects to VBI, and shall not have any liability resulting from such deficiencies or attempts to cure them.

8.14  Conforming Accounting and Reserve Policies. At the request of CBF, VBI shall immediately prior to Closing establish and take such charge offs, reserves and accruals as CBF reasonably shall request to conform VBI Bank’s loan, accrual, capital, reserve and other accounting policies to the policies of CBF (collectively, the “Conforming Adjustments”).

8.15  Notice of Deadlines. Schedule 8.15 lists the deadlines for extensions or terminations of any material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which VBI or VBI Bank is a party.

8.16  Fixed Asset Inventory. At CBF’s request, at least thirty (30) days prior to the Effective Time, VBI shall take, or shall cause to be taken, an inventory of all fixed assets of the VBI Companies to verify the presence of all items listed on their respective depreciation schedules, and VBI shall allow CBF’s representatives, at the election of CBF, to participate in or be present for such inventory and shall deliver to CBF copies of all records and reports produced in connection with such inventory.

8.17  Director’s and Officer’s Indemnification.

(a) After the Effective Time and for a period concurrent with the applicable statute of limitations, CBF shall indemnify each director and executive officer of VBI (an “Indemnified Party”) against all liabilities arising out of actions or omissions occurring upon or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the maximum extent permitted under the articles of incorporation and bylaws of VBI as in effect on the date of this Agreement, subject to (i) the limitations and requirements of such articles of incorporation and bylaws, (ii) applicable Law, including, without limitation, Section 607.0850 of the FBCA, and (iii) the terms and conditions of the Director Agreements.

(b) Any Indemnified Party wishing to claim indemnification under Section 8.17(a) above upon learning of any such liability or litigation shall promptly notify CBF thereof. In the event of any claim or litigation that may give rise to indemnity obligations on the part of CBF (whether arising before or after the Effective Time), (i) CBF shall have the right to assume the defense thereof, and CBF shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if CBF elects not to assume such defense, or if counsel for the Indemnified Party advises in good faith that there are substantive issues that raise conflicts of interest between CBF and the Indemnified Party under the rules of professional ethics, the Indemnified Party may retain counsel satisfactory to him or her, and CBF shall pay all reasonable fees and expenses of such counsel for the Indemnified Party; provided, that CBF shall be obligated to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction; (ii) all Indemnified Parties will cooperate in the defense of any such litigation; and (iii) CBF shall not be liable for any settlement effected without its prior written consent; and provided further, that CBF shall not have any obligation hereunder to the extent such arrangements are prohibited by applicable Law.

(c) CBF shall cause the persons serving as officers or directors of VBI or any VBI Subsidiary to be covered for a period from the Effective Time until April 21, 2010 by the directors’ and officers’ liability insurance policy currently maintained by VBI with respect to acts or omissions occurring prior to the Effective Time, provided that the total additional cost to be paid for such insurance shall not exceed $35,000. It is acknowledged by the Parties that VBI or VBI Bank has already fully paid for such director and officer liability insurance through April 21, 2008. CBF shall continue to provide indemnification, supported by a policy of directors’ and officers’ liability insurance, to such persons who continue after the Effective Time as officers and directors of VBI Bank to the same extent CBF provides such indemnification to the directors and officers of the CBF Companies.

(d) If CBF or any of its successors or assigns (i) shall consolidate with or merge into any corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of CBF shall assume the obligations set forth in this Section 8.17.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

9.1  Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.4 of this Agreement:

(a) Stockholder Approval. The stockholders of VBI shall have approved this Agreement by the requisite vote, and the consummation of the transactions provided for herein, as and to the extent required by Law and by the provisions of any governing instruments, and VBI shall have furnished to CBF certified copies of resolutions duly adopted by its stockholders evidencing same.

(b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all notice and waiting periods required by Law to have passed after receipt of such Consents shall have expired. No Consent obtained from any Regulatory Authority that is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner (including without limitation requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions provided for in this Agreement as to render inadvisable the consummation of the Merger.

(c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions provided for herein shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

(d) Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action that prohibits, restricts or makes illegal consummation of the transactions provided for in this Agreement. No action or proceeding shall have been instituted by any Person, and the Parties shall not have Knowledge of any threatened action or proceeding by any Person, which seeks to restrain the consummation of the transactions provided for in this Agreement which, in the opinion of the CBF Board or the VBI Board, renders it impossible or inadvisable to consummate the transactions provided for in this Agreement.

(e) Tax Opinion. VBI and CBF shall have received a written opinion from Hacker, Johnson & Smith, P.A. in form reasonably satisfactory to them (the “Tax Opinion”), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the IRC, (ii) the exchange in the Merger of VBI Common Stock for CBF Common Stock will not give rise to gain or loss to the stockholders of VBI with respect to such exchange (except to the extent of any cash received), and (iii) neither VBI nor CBF will recognize gain or loss as a consequence of the Merger (except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the IRC). In rendering such Tax Opinion, counsel for CBF shall be entitled to rely upon representations of officers of VBI and CBF reasonably satisfactory in form and substance to such counsel.

(f) S-4 Registration Statement Effective. The S-4 Registration Statement shall have been declared effective under the 1933 Act by the SEC and no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued and no action, suit, proceeding or investigation for that purpose shall have been initiated or threatened by the SEC. CBF shall have received all state securities Laws, or “blue sky” permits or other authorizations, or confirmations as to the availability of exemptions from registration requirements, as may be necessary to issue the CBF Common Stock pursuant to the terms of this Agreement.

9.2  Conditions to Obligations of CBF. The obligations of CBF to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by CBF pursuant to subsection 11.4(a) of this Agreement:

(a) Representations and Warranties. The representations and warranties of VBI set forth or referred to in this Agreement and in any certificate or document delivered pursuant to the provisions hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except as expressly contemplated by this Agreement.

(b) Performance of Obligations. Each and all of the agreements, obligations and covenants of VBI to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. VBI shall have delivered to CBF (i) a certificate, dated as of the Effective Time and signed on its behalf by its chairman and its chief executive officer, to the effect that the conditions to CBF’s obligations set forth in subsections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the VBI Board and the VBI stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions provided for herein, all in such reasonable detail as CBF and its counsel shall request.

(d) [Intentionally omitted].

(e) Net Worth and Capital Requirements. Immediately prior to the Effective Time, VBI and Subsidiaries shall have a minimum consolidated net worth of at least $15 million. For purposes of this Section 9.2(e), “net worth” shall mean, without regard to (i) the Conforming Adjustments, (ii) any unrealized gains or losses of securities classified as “Available for Sale,” (iii) any payments to be made to executives as provided in Sections 9.2(i) and 9.3(g), and (iv) any costs incurred by the Bank for any balance sheet only audit of VBI following December 31, 2006 (as may be requested by CBF pursuant to Section 9.2(f) below), the total consolidated shareholders’ equity of VBI as calculated in accordance with GAAP.

(f) Audits. CBF shall have received the audited financial statements of VBI on a consolidated basis as of and for the year ended December 31, 2006 containing an unqualified opinion thereon, from Cherry Bekaert & Holland, LLP, independent certified public accountants, and, if requested by CBF, a balance sheet only audit of VBI on a consolidated basis as of the end of the calendar month immediately preceding the Effective Time accompanied by the unqualified opinion thereon from Cherry Bekaert & Holland, LLP, independent certified public accountants.

(g) Conforming Adjustments. The Conforming Adjustments shall have been made to the satisfaction of CBF in its sole discretion.

(h) Matters Relating to 280G Taxes. CBF shall be satisfied in its reasonable discretion, either through mutually agreeable pre-Closing amendments or otherwise, that VBI shall have taken any and all reasonably necessary steps such that the Merger will not trigger any “excess parachute payment” (as defined in Section 280G of the IRC) under any Change in Control Agreements, Salary Continuation Agreements, VBI Benefit Plans, or similar arrangements between a VBI Company and any officers, directors, or employees thereof.

(i) Matters Relating to Compensation Matters. All Change in Control Agreements, Salary Continuation Agreements, Severance Agreements, and similar compensation agreements between any VBI Company and any individual shall be amended or terminated as of the Effective Time and each of Jerry L. Ball, Donald M. Weaver, Elizabeth A. Bravis, Michael Gottesman and Susan Radford-Butler shall have entered into amendments to their respective compensation agreements with VBI Bank substantially in the form agreed to as of the date hereof by such persons, VBI, VBI Bank and CBF.

(j) Regulatory Matters. No agency or department of federal, state or local government or any Regulatory Authority or the staff thereof shall have (i) asserted that any VBI Company is not in material compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, (ii) revoked any material Permits, or (iii) issued, or required any VBI Company to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or any board resolution or similar undertaking, that, in the reasonable estimation of CBF, restricts or impairs the conduct of such VBI Company’s business or future prospects.

(k) Absence of Adverse Facts. There shall have been no determination by CBF in good faith that any fact, litigation, claim, event or condition exists or has occurred that, in the reasonable judgment of CBF, (i) would have a Material Adverse Effect on, or which may be foreseen to have a Material Adverse Effect on, VBI or VBI Bank or the consummation of the transactions provided for in this Agreement, (ii) would be of such significance with respect to the business or economic benefits expected to be obtained by CBF pursuant to this Agreement as to render inadvisable the consummation of the transactions pursuant to this Agreement, (iii) would be materially adverse to the interests of CBF on a consolidated basis or (iv) would render the Merger or the other transactions provided for in this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

(l) Consents Under Agreements. VBI shall have obtained the consent or approval of each Person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to, or the continuation by VBI Bank or any other VBI Subsidiary of, as the case may be, any obligation, right or interest of VBI, VBI Bank or such VBI Subsidiary under any loan or credit agreement, note, mortgage, indenture, lease, license, Contract or other agreement or instrument, except those for which failure to obtain such consents and approvals would not in the reasonable opinion of CBF, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation and VBI Bank or the VBI Subsidiary at issue.

(m) Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the reasonable judgment of CBF, any material adverse requirement upon CBF or any CBF Subsidiary, including without limitation any requirement that CBF sell or dispose of any significant amount of the assets of VBI, VBI Bank and their respective subsidiaries, or any other CBF Subsidiary, provided that, except for any such requirement relating to the above-described sale or disposition of any significant assets of VBI or any CBF Subsidiary, no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority shall be deemed to be a material adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of banks, savings associations and bank and savings association holding companies under similar circumstances.

(n) Certification of Claims. VBI shall have delivered a certificate to CBF that VBI is not aware of any pending, threatened or potential claim against the directors or officers of VBI or VBI Bank or under the directors and officers insurance policy or the fidelity bond coverage of VBI or any VBI Company.

(o) Loan Portfolio. There shall not have been any material increase since the date of this Agreement in the Loans required to be described in Schedule 5.9(a)(iv).

(p) VBI 401(k) Plan. CBF shall have received such evidence and documentation as it shall have reasonably requested to effectuate the termination of the Valrico State Bank 401(k) Plan.

(q) Legal Proceedings. No action, proceeding or claim shall have been instituted by any Person, and the Parties shall not have Knowledge of any threatened action, claim or proceeding by any Person, against any VBI Company and/or their respective officers or directors.

9.3  Conditions to Obligations of VBI. The obligations of VBI to perform this Agreement and consummate the Merger and the other transactions provided for herein are subject to the satisfaction of the following conditions, unless waived by VBI pursuant to subsection 11.4(b) of this Agreement:

(a) Representations and Warranties. The representations and warranties of CBF set forth or referred to in this Agreement and in any certificate of document delivered pursuant to the provisions hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except as expressly contemplated by this Agreement.

(b) Performance of Obligations. Each and all of the agreements, obligations and covenants of CBF to be performed and complied with pursuant to this Agreement and the other agreements provided for herein prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) Certificates. CBF shall have delivered to VBI (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions to VBI’s obligations set forth in subsections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by the CBF Board evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions provided for herein, all in such reasonable detail as VBI and its counsel shall request.

(d) [Intentionally omitted]

(e) CBF Common Stock. The CBF Common Stock to be issued in the Merger shall have been qualified as a NASDAQ “national market system security” pursuant to Section 7.7 hereof.

(f) Regulatory Matters. No agency or department of federal, state or local government, or any Regulatory Authority or the staff thereof shall have (i) asserted that any CBF Company is not in material compliance with any of the Laws or Orders that such governmental authority or Regulatory Authority enforces, or (ii) issued, or required any CBF Company to consent to the issuance or adoption of, a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or any board resolution or similar undertaking that, in the reasonable estimation of VBI, restricts or impairs the conduct of such CBF Company’s business or future prospects.

(g) Matters Relating to Compensation Matters. All Change in Control Agreements, Salary Continuation Agreements, Severance Agreements, and similar compensation agreements between any VBI Company and any individual shall be amended or terminated as of the Effective Time and each of Jerry L. Ball, Donald M. Weaver, Elizabeth A. Bravis, Michael Gottesman and Susan Radford-Butler shall have entered into amendments to their respective compensation agreements with VBI Bank substantially in the form agreed to as of the date hereof by such persons, VBI, VBI Bank and CBF.

(h) Absence of Adverse Facts. There shall have been no determination by VBI in good faith that any fact, litigation, claim, event or condition exists or has occurred that, in the reasonable judgment of VBI, would have a Material Adverse Effect on, or which may be foreseen to have a Material Adverse Effect on, the CBF Companies, taken as a whole, or the consummation of the transactions provided for in this Agreement.

ARTICLE 10

TERMINATION

10.1  Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of BANK, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) by mutual written consent of the CBF Board and the VBI Board; or

(b) by the CBF Board or the VBI Board in the event of an inaccuracy of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching Party; or

(c) by the CBF Board or the VBI Board in the event of a material breach by the other Party of any covenant, agreement or other obligation contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

(d) by the CBF Board or the VBI Board (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, agreement or other obligation contained in this Agreement) if (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions provided for herein shall have been denied by final nonappealable action of such authority or if any action taken by such Authority is not appealed within the time limit for appeal, or (ii) the stockholders of VBI fail to vote their approval of this Agreement and the transactions provided for herein as required by applicable Law at its Stockholders’ Meeting where the transactions are presented to such VBI stockholders for approval and voted upon; or

(e) by the CBF Board, if, notwithstanding any disclosures in the Schedules attached hereto or otherwise, (i) there shall have occurred any Material Adverse Effect with respect to VBI, or (ii) any facts or circumstances shall develop or arise after the date of this Agreement which are reasonably likely to cause or result in any Material Adverse Effect with respect to VBI, and such Material Adverse Effect (or such facts or circumstances) shall not have been remedied within fifteen (15) days after receipt by VBI of notice in writing from CBF specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

(f) by the VBI Board, if (i) there shall have occurred any Material Adverse Effect with respect to CBF, or (ii) any facts or circumstances shall develop or arise after the date of this Agreement which are reasonably likely to cause or result in any Material Adverse Effect with respect to CBF, and such Material Adverse Effect (or such facts or circumstances) shall not have been remedied within fifteen (15) days after receipt by CBF of notice in writing from VBI specifying the nature of such Material Adverse Effect and requesting that it be remedied; or

(g) by the CBF Board or the VBI Board if the Merger shall not have been consummated by the 210th day subsequent to the date of this Agreement, if the failure to consummate the transactions provided for herein on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(g); or

(h) by the CBF Board or the VBI Board if any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(g) of this Agreement and such failure was not the fault of the terminating party; or

(i) by the CBF Board if the holders of in excess of five percent (5%) of the outstanding shares of VBI Common Stock properly assert their dissenters’ rights of appraisal pursuant to the Dissenter Provisions; or

(j) by the CBF Board if (i) the VBI Board shall have withdrawn, or adversely modified, or failed upon CBF’s request to reconfirm its recommendation of the Merger or this Agreement, (ii) the VBI Board shall have approved or recommended to the stockholders of VBI that they approve an Acquisition Proposal other than that contemplated by this Agreement, (iii) VBI fails to call the VBI Stockholders’ Meeting or otherwise breaches its obligations in Section 8.4 hereof, or (iv) any Person (other than VBI or an Affiliate of VBI) or group becomes the beneficial owner of 25% or more of the outstanding shares of VBI Common Stock; or

(k) by the VBI Board if (i) the VBI Board authorizes VBI, subject to complying with the terms of this Agreement, to enter into a definitive agreement concerning a transaction that constitutes a Superior Proposal and VBI notifies CBF in writing that it intends to enter into such an agreement, (ii) CBF does not make, within 7 business days of the receipt of VBI’s written notification of its intent to enter into a definitive agreement for a Superior Proposal, an offer that the VBI Board determines, in good faith after consultation with its financial advisors, is at least as favorable, in the aggregate, to the stockholders of VBI as the Superior Proposal, and (iii) makes the payment required by Section 10.2(b). VBI agrees (x) that it will not enter into a definitive agreement referred to in clause (i) above until at least the tenth business day after it has provided the notice to CBF required thereby, and (y) to notify CBF promptly in writing if its intention to enter into a definitive agreement referred to in its notification shall change at any time after giving such notification.

(l) by the CBF Board or the VBI Board pursuant to the provisions set forth in Section 8.12 hereof.

10.2  Effect of Termination.

(a) In the event of a termination of this Agreement by either the CBF Board or the VBI Board as provided in Section 10.1, this Agreement shall become void and there shall be no Liability or obligation on the part of CBF or VBI or their respective officers or directors, except that this Section 10.2 and Article 11 and Sections 8.2 and 8.7 of this Agreement shall survive any such termination; provided, however, that nothing herein shall relieve any breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, obligation or agreement giving rise to such termination.

(b) In the even that this Agreement is terminated (i) by the CBF Board pursuant to Section 10.1(j) or (ii) by the VBI Board pursuant to Section 10.1(k), then VBI shall, in the case of clause (i), one business day after the date of such termination or, in the case of clause (ii), on the date of such termination, pay to CBF, by wire transfer of immediately available funds, the amount of $1,500,000 (the “Termination Fee”).

(c) In the event that (i) after the date hereof an Acquisition Proposal shall have been publicly disclosed or any Person shall have publicly disclosed that, subject to the Merger being disapproved by VBI stockholders or otherwise rejected, it will make an Acquisition Proposal with respect to VBI and thereafter this Agreement is terminated by the CBF Board or the VBI Board pursuant to Section 10.1(d)(ii), and (ii) concurrently with such termination or within nine months of such termination VBI enters into a definitive agreement with respect to an Acquisition Proposal or consummates an Acquisition Proposal, then VBI shall, upon the earlier of entering into a definitive agreement with respect to an Acquisition Proposal or consummating an Acquisition Proposal, pay to CBF, by wire transfer of immediately available funds, the Termination Fee.

(d) VBI acknowledges that the agreements contained in Sections 10.2(b) and 10.2(c) are an integral part of the transactions provided for in this Agreement, and that, without these agreements, CBF would not enter into this Agreement; accordingly, if VBI fails to promptly pay the amount due pursuant to Section 10.2(b) or Section 10.2(c), as the case may be, and, in order to obtain such payment, CBF commences a suit which results in a judgment for any of the Termination Fee, VBI shall pay CBF its costs and expenses (including attorneys’ fees) in connection with such suit.

10.3  Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants and agreements of the Parties shall not survive the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

ARTICLE 11

MISCELLANEOUS

11.1  Definitions. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

“Acquisition Agreement” shall have the meaning provided in Section 7.6(a) of this Agreement.

“Acquisition Proposal,” with respect to VBI, means a tender or exchange offer, proposal for a merger, acquisition of all the stock or Assets of, consolidation or other business combination involving VBI or any of its Subsidiaries or any proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, Assets or deposits of, VBI or any of its Subsidiaries, including a plan of liquidation of VBI or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

“Act” shall mean the Federal Deposit Insurance Act.

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“Advisory Fee” shall have the meaning provided in Section 5.24 of this Agreement.

“Affiliate” of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall mean this Agreement and Plan of Merger, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference. References to “the date of this Agreement,” “the date hereof” and words of similar import shall refer to the date this Agreement was first executed, as indicated in the introductory paragraph on the first page hereof.

“Articles of Merger” shall mean the Articles of Merger to be signed by CBF and VBI and filed with the Secretary of State of Florida relating to the Merger as contemplated by Section 1.1 of this Agreement.

“Assets” of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended.

“Cash Consideration” shall have the meaning provided in Section 3.1(c) of this Agreement.

“Cash Election” shall have the meaning provided in Section 3.1(e)(i) of this Agreement.

“CBF” shall mean Centerstate Banks of Florida, Inc. of Florida, Inc., a Florida corporation.

“CBF Board” shall mean the Board of Directors of CBF.

“CBF Common Stock” shall mean the $.01 par value common stock of CBF.

“CBF Companies” shall mean, collectively, CBF and all CBF Subsidiaries.

“CBF Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of CBF as of December 31, 2005, 2004 and 2003, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, as delivered by CBF to VBI, and (ii) the unaudited consolidated balance sheets of CBF (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) delivered by CBF to VBI with respect to periods ended subsequent to December 31, 2005.

“CBF Subsidiaries” shall mean the Subsidiaries of CBF.

“Certificate of Objections” shall have the meaning provided in Section 8.5 of this Agreement.

“Closing” shall mean the closing of the Merger and the other transactions provided for herein, as described in Section 1.2 of this Agreement.

“Conforming Adjustments” shall have the meaning provided in Section 8.14 of this Agreement.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, debenture, instrument, trust agreement, guarantee, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Cutoff” shall have the meaning provided in Section 4.2 of this Agreement.

“Declaration of Trust” means that certain Amended and Restated Declaration of Trust of the Trust dated as of May 20, 2004.

“Default” shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“Designated Representative”

(a) with respect to VBI shall mean Jerry L. Ball and/or J.E. “Bob” McLean, III; and

(b) with respect to CBF shall mean Ernest S. Pinner and/or James J. Antal.

“Director Agreements” shall have the meaning provided in Section 1.4 of this Agreement.

“Dissenter Provisions” shall have the meaning provided in Section 3.4 of this Agreement.

“Effective Time” shall mean the date and time at which the Merger becomes effective as provided in Section 1.3 of this Agreement.

“Election Deadline” shall have the meaning provided in Section 3.1(f) of this Agreement.

“Election Form” shall have the meaning provided in Section 3.1(e) of this Agreement.

“Employment Laws” shall mean all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, unemployment wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing, including, but not limited to, 42 U.S.C. § 1981, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Americans with Disabilities Act, Workers’ Compensation, Uniformed Services Employment and Re-Employment Rights Act of 1994, Older Workers Benefit Protection Act, Pregnancy Discrimination Act and the Worker Adjustment and Retraining Notification Act.

“Environmental Laws” shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Agent” shall mean Continental Stock Transfer & Trust Company.

“Exchange Ratio” shall have the meaning given such term in Section 3.1(d) hereof.

“Exchange Schedule” shall have the meaning given such term in Section 3.6 hereof.

“FBCA” shall mean the Florida Business Corporation Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“FRB” or “Federal Reserve Board” shall mean Board of Governors of the Federal Reserve System.

“GAAP” shall mean generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., or any similar federal, state or local Law.

“Indemnified Party” shall have the meaning provided in Section 7.8(a) of this Agreement.

“Indenture” means certain indenture dated as of May 20, 2004, between VBI and Wells Fargo Bank, National Association, as Trustee.

“IRC” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” as used with respect to a Party shall mean the actual knowledge of the officers and directors of such Party and that knowledge that any director of the Party would have obtained upon a reasonable examination of the books, records and accounts of such Party and that knowledge that any officer of the Party would have obtained upon a reasonable examination of the books, records and accounts of such officer and such Party.

“Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including without limitation those promulgated, interpreted or enforced by any of the Regulatory Authorities.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including without limitation costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (ii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including without limitation Contracts related to it), or the transactions provided for in this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Litigation Reserve” shall have the meaning set forth in Section 5.9(a) of this Agreement.

“Loan Property” shall mean any property owned by a Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Loans” shall have the meaning set forth in Section 5.9(a) of this Agreement.

“Material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” on a Party shall mean an event, change or occurrence that, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, results of operations or business of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions provided for in this Agreement; provided that “material adverse impact” shall not be deemed to include the impact of (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts of governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies and (z) the Merger or the announcement of the Merger on the operating performance of the Parties.

“Merger” shall mean the merger of VBI with and into CBF referred to in the Preamble of this Agreement.

“NASD” shall mean the National Market System of the National Association of Securities Dealers, Inc.

“NASDAQ” shall mean the National Association of Securities Dealers Automated Quotations System.

“Non-Election” shall have the meaning provided in Section 3.1(e)(iii) of this Agreement.

“Order” shall mean any administrative decision or award, decrees, injunction, judgment, regulation, directive, consent agreement, memorandum of understanding, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“OREO Reserve” shall have the meaning set forth in Section 5.9(a) of this Agreement.

“Participation Facility” shall mean any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

“Party” shall mean either VBI or CBF, and “Parties” shall mean both VBI and CBF.

“Permit” shall mean any federal, state, local and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

“Person” shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert or any person acting in a representative capacity.

“Placement Agent” means Citigroup Global Markets Inc.

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 5.18 of this Agreement.

“Purchase Agreement” means that certain Purchase Agreement dated May 13, 2004, among the Placement Agent, the Company and the Trust.”Representative” shall have the meaning set forth in Section 3.1(e) of this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the FRB, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD and the SEC.

“Related Interest” shall have the meaning set forth in Section 5.15 of this Agreement.

“S-4 Registration Statement” shall have the meaning set forth in Section 5.18 of this Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940 as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, the Sarbanes-Oxley Act, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Stock Consideration Shortfall” shall have the meaning set forth in Section 3.1(j)(i) of this Agreement.

“Stock Conversion Number” shall have the meaning provided in Section 3.1(c) of this Agreement.

“Stock Election” shall have the meaning set forth in Section 3.1(e)(ii) of this Agreement.

“Stock Election Number” shall have the meaning set forth in Section 3.1(h) of this Agreement.

“Subsidiaries” shall mean all those corporations, banks, associations or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

“Superior Proposal” means a bona fide written Acquisition Proposal which the VBI Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, (1) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm, CBF agreeing that the VBI Financial Advisor is a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that for purposes of the definition of “Superior Proposal”, the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority” and the definition of Acquisition Proposal shall only refer to a transaction involving VBI and not its Subsidiaries.

“Surviving Corporation” shall mean CBF as the surviving corporation in the Merger.

“Takeover Laws” shall have the meaning set forth in Section 5.28 of this Agreement.

“Tax Opinion” shall have the meaning set forth in Section 9.1(e) of this Agreement.

“Taxes” shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

“Termination Fee” shall have the meaning set forth in Section 10.2(b) of this Agreement.

“Trust” shall mean Valrico Capital Trust, a Statutory Trust created under Delaware law.

“VBI” shall mean Valrico Bancorp, Inc., a Florida corporation.

“VBI Allowance” shall have the meaning provided for in Section 5.9(a) of this Agreement.

“VBI Bank” shall mean Valrico State Bank, a Florida banking corporation.

“VBI Benefit Plans” shall have the meaning set forth in Section 5.14(a) of this Agreement.

“VBI Board” shall mean the Board of Directors of VBI.

“VBI Call Reports” shall mean (i) the Reports of Income and Condition of VBI Bank for the years ended December 31, 2005 and 2004, as filed with the FDIC; (ii) the Reports of Income and Condition of VBI Bank delivered by VBI to CBF with respect to periods ended subsequent to December 31, 2005; (iii) the Consolidated Financial Statements for Bank Holding Companies, Form FRY 9C, of VBI for the year ended December 31, 2005; and (iv) the Consolidated Financial Statements for Bank Holding Companies, Form FRY 9C, of VBI with respect to periods ended subsequent to December 31, 2005.

“VBI Certificate” shall have the meaning provided in Section 4.2 of this Agreement.

“VBI Common Stock” shall mean the no par value common stock of VBI.

“VBI Companies” shall mean, collectively, VBI and all VBI Subsidiaries.

“VBI Contracts” shall have the meaning set forth in Section 5.15 of this Agreement.

“VBI ERISA Plans” shall have the meaning set forth in Section 5.14(a) of this Agreement.

“VBI Financial Advisor” shall have the meaning set forth in Section 8.9 of this Agreement.

“VBI Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of VBI as of December 31, 2005, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, together with the report thereon of Cherry Bekaert & Holland, LLP, independent certified public accountants, (ii) the unaudited consolidated balance sheets of VBI (including related notes and schedules, if any) and related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to December 31, 2005; and (iii) the audited consolidated balance sheets (including related notes and schedules, if any) of VBI Bank as of December 31, 2004 and 2003, and the related statements of income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) for the years then ended, together with the report thereon of Cherry Bekaert & Holland, LLP, independent certified public accountants, as to the consolidated financial statements as of and for the year ended December 31, 2004, and Rex Meighen & Company, LLC, independent certified public accountants, as to the financial statements as of and for the year ended December 31, 2003.

“VBI Option” shall have the meaning provided in Section 3.1(l) of this Agreement.

“VBI Pension Plan” shall have the meaning set forth in Section 5.14(a) of this Agreement.

“VBI Stock Option Plans” shall mean the Valrico Bancorp, Inc. Directors’ Stock Option Plan and the Valrico Bancorp, Inc. Officers’ and Employees’ Stock Option Plan.

“VBI Stockholders’ Meeting” shall mean the meeting of the stockholders of VBI to be held pursuant to Section 8.4 of this Agreement, including any adjournment or adjournments thereof.

“VBI Subsidiaries” shall mean the Subsidiaries of VBI, which shall include the VBI Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association or other organization acquired as a Subsidiary of VBI in the future and owned by VBI at the Effective Time.

11.2  Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions provided for herein and supersedes all prior arrangements or understandings with respect thereto, written or oral.

11.3  Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after approval of this Agreement by the holders of VBI Common Stock, there shall be made no amendment that pursuant to applicable Law requires further approval by the VBI stockholders without the further approval of the VBI stockholders.

11.4  Waivers.

(a) Prior to or at the Effective Time, CBF, acting through the CBF Board, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by VBI, to waive or extend the time for the compliance or fulfillment by VBI of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of CBF under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of CBF. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that CBF and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

(b) Prior to or at the Effective Time, VBI, acting through the VBI Board, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by CBF, to waive or extend the time for the compliance or fulfillment by CBF of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of VBI under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of VBI. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that VBI and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.

11.5  Assignment. Except as expressly provided for herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

11.6  Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

If to VBI, then to:	Valrico Bancorp, Inc.
1815 SR 60 East
Valrico, Florida 33594
Telecopy Number: (813) 643-7365

	Attention:	Jerry L. Ball,
President and Chief Executive Officer

with a copy to:	Shumaker, Loop & Kendrick, LLP
1000 Jackson Street
Toledo, Ohio 43604-5573
Telecopy Number: (419) 241-6894

	Attention:	Thomas C. Blank, Esq.

If to CBF, then to:	Centerstate Banks of Florida, Inc.
1101 First Street South
Suite 202
Winter Haven, Florida 33880
Telecopy Number: (863) 297-8152

	Attention:	Mr. Ernest S. Pinner,
Chairman, President and
Chief Executive Officer

with a copy to:	Smith Mackinnon, PA
Citrus Center, Suite 800
255 South Orange Avenue
Orlando, Florida 32801
Telecopy Number: (407) 843-2448

	Attention:	John P. Greeley, Esq.

11.7  Brokers and Finders. Except as provided in Section 5.24 as to VBI, and Hovde Financial LLC as to CBF, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions provided for herein. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by VBI or CBF, each of VBI and CBF, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability with respect to any such claim.

11.8  Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida without regard to any applicable conflicts of Laws, except to the extent federal law shall be applicable.

11.9  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

11.10  Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are for reference purposes only and are not part of this Agreement.

11.11  Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In any dispute or action between the Parties arising out of this Agreement, including any litigation, arbitration, and appellate proceedings (and efforts to enforce the judgment, award or other disposition of any of the same), the prevailing party shall be entitled to have and recover from the other Party all reasonable fees, costs and expenses incurred in connection with such dispute or action (including reasonable attorneys’ fees).

11.12  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

11.13  Construction of Terms. Where the context so requires or permits, the use of singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words “hereof,” “herein,” and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms “including,” “included,” “such as,” or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

11.14  Schedules. The disclosures in the Schedules to this Agreement, and those in any supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the covenants or statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the covenants and statements in the body of this Agreement will control.

11.15  Exhibits and Schedules. Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made. No Third Party Beneficiaries. Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the Parties or their respective successors, any right, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly contemplated by this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its respectively authorized officers as of the day and year first above written.

VALRICO BANCORP, INC.

By:	/s/ JERRY L. BALL
Jerry L. Ball
Its: President and Chief Executive Officer

CENTERSTATE BANKS OF FLORIDA, INC.

By:	/s/ ERNEST S. PINNER
Ernest S. Pinner
Its: Chairman, President and
Chief Executive Officer

Appendix B

November 14, 2006

Personal & Confidential

Board of Directors

Valrico Bancorp, Inc.

1815 SR 60 East

Valrico, FL 33594

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Valrico Bancorp, Inc. (“VBI”) and its shareholders, of the terms of the Agreement and Plan of Merger dated as of November 14, 2006 (the “Agreement”) by and between CenterState Banks of Florida, Inc. (“CBF”) and VBI. The terms of the Agreement provide that shareholders of VBI will elect to receive either $105.06 per share in cash or 5.25 shares of CBF, or a combination thereof, in exchange for each outstanding common share of VBI, subject to proration such that no less than 65 percent and no more than 70 percent of VBI’s outstanding common shares will receive CBF stock. The Agreement also provides that the current outstanding options to purchase VBI shares shall receive cash for the difference between $105.06 per share and the exercise price of the options. In our role as financial advisor to VBI we participated in negotiations of the Agreement.

Austin Associates, LLC (“Austin Associates”) as part of its investment banking practice is customarily engaged in advising and valuing financial institutions in connection with mergers and acquisitions and other corporate transactions. In connection with rendering our opinion set forth herein, we have among other things:

(i) Reviewed the audited financial statements of VBI and CBF for each of the years-ended December 31, 2003, 2004 and 2005;

(ii) Reviewed the unaudited financial statements of VBI and CBF for the nine-month period ending September 30, 2006;

(iii) Reviewed certain other internal information, primarily financial in nature, relating to the respective businesses, earnings and balance sheets of VBI and CBF provided to us or publicly available for purposes of our analysis;

(iv) Held discussions with management of VBI and CBF pertaining to the respective business strategies, prospects for the future, including expected financial results, and expectations relating to the proposed merger;

(v) Reviewed certain other nonpublic information of CBF as part of our due diligence process;

(vi) Reviewed the terms, to the extent publicly available, of certain other transactions, which we deemed relevant for purposes of this opinion; and

(vii) Reviewed the Agreement and related documents.

In our review and analysis, we relied upon and assumed the accuracy and completeness of the information provided to us or publicly available, and have not attempted to verify the same. As part of the due diligence process we made no independent verification as to the status and value of VBI’s or CBF’s assets, including the value of the loan portfolio and loan loss reserve, and have instead relied upon representations and information concerning the value of assets and the adequacy of reserves of both companies in the aggregate. In addition, we have assumed in the course of obtaining the necessary approvals for the transaction, no condition will be imposed that will have a material adverse effect on the contemplated benefits of the transaction to VBI and its shareholders.

B-1

Board of Directors

November 14, 2006

This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. This opinion is limited to the fairness, from a financial point of view, to shareholders of VBI of the terms of the Agreement, and does not address the underlying business decision by the Board of Directors to pursue the merger with CBF or any other party.

As part of its engagement, Austin Associates reserves the right to review any public disclosures describing our firm or this fairness opinion. Austin Associates will receive a contingent fee based on consummation of the transaction. In addition, VBI has agreed to indemnify Austin Associates against certain liabilities.

Based upon our analysis and subject to the qualifications described herein, we believe that as of the date of this letter, the terms of the Agreement are fair, from a financial point of view, to VBI and its shareholders.

Respectfully,

Austin Associates, LLC

B-2

Appendix C

607.1301 Appraisal rights; definitions.—The following definitions apply to ss. 607.1302-607.1333:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c) For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

History.—s. 118, ch. 89-154; s. 21, ch. 2003-283; s. 2, ch. 2005-267.

607.1302 Right of shareholders to appraisal.—

(1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(f) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.

History.—s. 119, ch. 89-154; s. 5, ch. 94-327; s. 31, ch. 97-102; s. 22, ch. 2003-283; s. 1, ch. 2004-378; s. 3, ch. 2005-267.

607.1303 Assertion of rights by nominees and beneficial owners.—

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

History.—s. 23, ch. 2003-283.

607.1320 Notice of appraisal rights.—

(1) If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3) If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

History.—s. 120, ch. 89-154; s. 35, ch. 93-281; s. 32, ch. 97-102; s. 24, ch. 2003-283.

607.1321 Notice of intent to demand payment.—

(1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

History.—s. 25, ch. 2003-283; s. 7, ch. 2004-378.

607.1322 Appraisal notice and form.—

(1) If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1. The shareholder’s name and address.

2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3. That the shareholder did not vote for the transaction.

4. Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5. If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b) State:

1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3. The corporation’s estimate of the fair value of the shares.

4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6. The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2. A copy of ss. 607.1301-607.1333.

History.—s. 26, ch. 2003-283.

607.1323 Perfection of rights; right to withdraw.—

(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

History.—s. 27, ch. 2003-283.

607.1324 Shareholder’s acceptance of corporation’s offer.—

(1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

History.—s. 28, ch. 2003-283.

607.1326 Procedure if shareholder is dissatisfied with offer.—

(1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

History.—s. 29, ch. 2003-283.

607.1330 Court action.—

(1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.

(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

History.—s. 2, ch. 2004-378.

607.1331 Court costs and counsel fees.—

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

History.—s. 30, ch. 2003-283; s. 98, ch. 2004-5.

607.1332 Disposition of acquired shares.—Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

History.—s. 31, ch. 2003-283.

607.1333 Limitation on corporate payment.—

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

History.—s. 32, ch. 2003-283.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 607.0850, Florida Statutes, grants a corporation the power to indemnify its directors, officers, employees, and agents for various expenses incurred resulting from various actions taken by its directors, officers, employees, or agents on behalf of the corporation. In general, if an individual acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the action was unlawful, then the corporation has the power to indemnify said individual who was or is a party to any proceeding (including, in the absence of an adjudication of liability (unless the court otherwise determines), any proceeding by or in the right of the corporation) against liability expenses, including counsel fees, incurred in connection with such proceeding, including any appeal thereof (and, as to actions by or in the right of the corporation, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof). To the extent that a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any proceeding, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. The term “proceeding” includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

Any indemnification in connection with the foregoing, unless pursuant to a determination by a court, shall be made by the corporation upon a determination that indemnification is proper in the circumstances because the individual has met the applicable standard of conduct. The determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding; (ii) by majority vote of a committee duly designated by the board of directors consisting solely of two or more directors not at the time parties to the proceeding; (iii) by independent legal counsel selected by the board of directors or such committee; or (iv) by the shareholders by a majority vote of a quorum consisting of shareholders who are not parties to such proceeding. Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, then the directors or the committee shall evaluate the reasonableness of expenses and may authorize indemnification. Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

Section 607.0850 also provides that the indemnification and advancement of expenses provided pursuant to that Section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses may not be made if a judgment or other final adjudication established that the individual’s actions, or omissions to act, were material to the cause of action so adjudicated and constitute (i) a violation of the criminal law (unless the individual had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful); (ii) a transaction from which the individual derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor in a proceeding by or in the right of a shareholder.

Indemnification and advancement of expenses shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person, unless otherwise provided when authorized or ratified.

Section 607.0850 further provides that unless the corporation’s articles of incorporation provide otherwise, then notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that (i) the individual is entitled to mandatory indemnification under Section 607.0850 (in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses); (ii) the individual is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power under Section 607.0850; or (iii) the individual is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether the person met the standard of conduct set forth in Section 607.0850. Further, a corporation is granted the power to purchase and maintain indemnification insurance.

Article VI of the Bylaws of the Company provides for indemnification of the Company’s officers and directors and advancement of expenses. The text of the indemnification provision contained in the such Bylaws is set forth in Exhibit 3.2 to this Registration Statement. Among other things, indemnification is granted to each person who is or was a director, officer or employee of the Company and each person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation to the full extent authorized by law. Article VI of the Company’s Bylaws also sets forth certain conditions in connection with any advancement of expenses and provision by the Company of any other indemnification rights and remedies. The Company also is authorized to purchase insurance on behalf of any person against liability asserted whether or not the Company would have the power to indemnify such person under the Bylaws.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

2.1	-	Agreement and Plan of Merger dated November 14, 2006 between Valrico Bancorp, Inc. and CenterState Banks of Florida, Inc. (attached as Appendix A to the proxy statement/prospectus)

Certain exhibits and schedules to the Agreement and Plan of Merger have been omitted. Such exhibits and schedules are described in the Agreement and Plan of Merger. CenterState Banks of Florida, Inc. hereby agrees to furnish to the Securities and Exchange Commission, upon its request, any or all of such omitted exhibits or schedules.

2.2	-	Stockholders Agreement dated as of November 14, 2006 between CenterState Banks of Florida, Inc. and each of the shareholders of Valrico Bancorp, Inc. listed as a party thereto.

3.1	-	Articles of Incorporation of CenterState Banks of Florida, Inc. *

3.2	-	Amendment to Articles of Incorporation of CenterState Banks of Florida, Inc. **

3.3	-	Bylaws of CenterState Banks of Florida, Inc. *

5.1	-	Legal Opinion of Smith Mackinnon, PA as to the validity of the Common Stock being offered hereby

8.1	-	Tax Opinion and consent of Hacker, Johnson & Smith, P.A.

23.1	-	Consent of KPMG LLP

23.2	-	Consent of Hacker, Johnson & Smith, P.A. (included in Exhibit 8.1)

23.3	-	Consent of Austin Associates, LLC

23.4	-	Consent of Smith Mackinnon, P.A. (included in Exhibit 5.1)

24	-	Power of Attorney (included with signature pages to this Registration Statement)

99.1	-	Form of Proxy to be used at Valrico Bancorp, Inc. Special Shareholders Meeting

*	Incorporated by reference to the same Exhibit number in the Registrant’s Registration Statement No. 333-95087
**	Incorporated by reference to Exhibit 99.1 in the Registrant’s Form 8-K dated April 25, 2006.

(b) Financial Statement Schedules:

Not applicable.

Schedules are omitted for the reason that they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

Item 22. Undertakings

The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona-fide offering thereof.

The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of the Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The undersigned Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Registration Statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed in its behalf by the undersigned, thereunto duly authorized, in Winter Haven, Florida, on January 16, 2007.

CENTERSTATE BANKS OF FLORIDA, INC.

/S/ ERNEST S. PINNER
Ernest S. Pinner
Chairman, President and Chief Executive Officer

/S/ JAMES J. ANTAL
James J. Antal
Senior Vice President and Chief Financial Officer
(Principal financial officer and principal accounting officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ernest S. Pinner and James J. Antal, for himself and not for one another, and each and either of them and his substitutes, a true and lawful attorney in his name, place and stead, in any and all capacities, to sign his name to any and all amendments to this Registration Statement, including post-effective amendments, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys and each of them full power of substitution and full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and each of the undersigned for himself hereby ratifies and confirms all that said attorneys or any one of them shall lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on January 16, 2007.

Signature	Title
/S/ ERNEST S. PINNER Ernest S. Pinner	Chairman, President and Chief Executive Officer and Director

/S/ JAMES H. BINGHAM	Director
James H. Bingham

/S/ G. ROBERT BLANCHARD, JR.	Director
G. Robert Blanchard, Jr.

/S/ TERRY W. DONLEY	Director
Terry W. Donley

/s/ FRANK M. FOSTER, JR.	Director
Frank M. Foster, Jr.

/S/ GAIL E. GREGG-STRIMENOS	Director
Gail E. Gregg-Strimenos

/S/ BRYAN W. JUDGE	Director
Bryan W. Judge

/S/ SAMUEL L. LUPFER, IV	Director
Samuel L. Lupfer, IV

/S/ LAWRENCE W. MAXWELL	Director
Lawrence W. Maxwell

/S/ RULON D. MUNNS	Director
Rulon D. Munns

/S/ GEORGE TIERSO NUNEZ, II	Director
George Tierso Nunez, II

/S/ THOMAS E. OAKLEY	Director
Thomas E. Oakley

/S/ J. THOMAS ROCKER	Director
J. Thomas Rocker

INDEX TO EXHIBITS

Exhibits

2.2	-	Stockholders Agreement dated as of November 14, 2006 between CenterState Banks of Florida, Inc. and each of the shareholders of Valrico Bancorp, Inc. listed as a party thereto.

5.1	-	Legal Opinion of Smith Mackinnon, PA with respect to the validity of the Common Stock being offered hereby

8.1	-	Tax Opinion and consent of Hacker, Johnson & Smith, P.A.

23.1	-	Consent of KPMG LLP

23.3	-	Consent of Austin Associates, LLC

99.1	-	Form of Proxy to be used at Valrico Bancorp, Inc. Special Shareholders Meeting